    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1999

                                                      REGISTRATION NO. 333-75523
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               MYPOINTS.COM, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           7311                          94-3255692
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                               MYPOINTS.COM, INC.
                        565 COMMERCIAL STREET, 4TH FLOOR
                          SAN FRANCISCO, CA 94111-3031
                                 (415) 676-3700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              STEVEN M. MARKOWITZ
                            CHIEF EXECUTIVE OFFICER
                               MYPOINTS.COM, INC.
                        565 COMMERCIAL STREET, 4TH FLOOR
                          SAN FRANCISCO, CA 94111-3031
                                 (415) 676-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                   COPIES TO:

             MARIO M. ROSATI, ESQ.                          LAIRD H. SIMONS III, ESQ.
         CHRISTOPHER D. MITCHELL, ESQ.                    KATHERINE TALLMAN SCHUDA, ESQ.
               ADAM D. LEVY, ESQ.                          CYNTHIA E. GARABEDIAN, ESQ.
     WILSON SONSINI GOODRICH & ROSATI, P.C.                     FENWICK & WEST LLP
               650 PAGE MILL ROAD                              TWO PALO ALTO SQUARE
              PALO ALTO, CA 94304                              PALO ALTO, CA 94306
                 (650) 493-9300                                   (650) 494-0600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS                   AMOUNT            PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
         OF SECURITIES TO                    TO BE              OFFERING PRICE     AGGREGATE OFFERING      REGISTRATION
          BE REGISTERED                    REGISTERED            PER SHARE(1)           PRICE(1)                FEE
---------------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value....    5,750,000 shares(2)            $8.00             $46,000,000         $12,788.00(3)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) Includes 750,000 shares subject to the underwriters' over-allotment option.

(3) Previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This registration statement contains two forms of prospectus: (1) one prospectus to be used in connection with an offering in the United States and Canada and (2) one prospectus to be used in connection with a concurrent offering outside of the United States and Canada. The U.S. prospectus and the international prospectus are identical in all respects except for the front cover page and the first two pages of the "Underwriting" section. The front cover page and the first two pages of the "Underwriting" section of the international prospectus are included immediately before the Exhibit Index of this registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1999


                                      LOGO

                                5,000,000 SHARES

                                  COMMON STOCK


     MyPoints.com, Inc. is offering 5,000,000 shares of common stock. This is MyPoints.com's initial public offering, and no public market currently exists for our shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "MYPT" upon notice of issuance. We anticipate that the initial public offering price will be $8.00 per share.


                           -------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                           -------------------------

                                                             PER SHARE           TOTAL
                                                             ---------           -----
Public Offering Price.....................................  $                 $
Underwriting Discounts and Commissions....................  $                 $
Proceeds to MyPoints.com, Inc.............................  $                 $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     MyPoints.com has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

                           -------------------------

BANCBOSTON ROBERTSON STEPHENS
                  BEAR, STEARNS & CO. INC.

                                    SALOMON SMITH BARNEY

                                                  WIT CAPITAL CORPORATION

           The date of this prospectus is                      , 1999

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO "MYPOINTS.COM," "WE," "US" AND "OUR" REFER TO MYPOINTS.COM, INC. AND ITS SUBSIDIARIES, AND REFERENCES TO "MYPOINTS" REFER TO THE BRAND NAME OF OUR PRODUCTS AND SERVICES.

     UNTIL              , 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                           -------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    4
Risk Factors................................................    7
Forward-Looking Statements..................................   16
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Consolidated Financial Data........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   32
Management..................................................   45
Transactions with Directors, Executive Officers and
  Principal Stockholders....................................   55
Principal Stockholders......................................   58
Description of Capital Stock................................   60
Shares Eligible For Future Sale.............................   63
Underwriting................................................   65
Legal Matters...............................................   67
Experts.....................................................   68
Where You Can Find Additional Information...................   68
Index to Financial Statements...............................  F-1

                           -------------------------

     MyPoints, BonusMail and Rew@rds are registered service marks, and MyPoints.com, the MyPoints logo, the MyPoints BonusMail logo, MyPoints Shopping!, Digital Loyalty Engine and Intellipost are trademarks, of MyPoints.com, Inc. Prodigy is a registered trademark, and Prodigy Internet, Prodigy Points and the Prodigy Internet logo are trademarks, of Prodigy Communications Corporation. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

                                    SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully.

                                  MYPOINTS.COM

     MyPoints.com is a leading provider of online direct marketing and loyalty programs. We integrate targeted email and web-based direct marketing offers with online loyalty programs to create valuable benefits for our advertising clients, consumer members and loyalty partners. Our approach gives internet consumers the opportunity to earn rewards by responding to online offers and provides web businesses with online customer acquisition and retention tools.

     When consumers enroll in the MyPoints program, they give us permission to send them targeted online offers, and they receive rewards points for completing a survey that provides us with demographic and behavioral information. MyPoints members earn additional points by responding to direct marketing offers and by providing us with additional demographic and behavioral data on a secure, confidential basis. Members may redeem points they earn online for products and services from our rewards providers. Our member profile database is continuously enriched with transactional data gathered through members' interactions with promotional offers, completion of surveys and redemption of points.

     We have built a member database containing more than three million consumer data profiles. We principally earn revenues by delivering online direct marketing offers to this membership base. We charge advertisers a fee based on offers delivered, qualified customer prospects generated or online transactions executed. We have relationships with more than 200 advertisers and rewards providers, including leading brands such as Barnes & Noble, Disney, eBay, Egghead.com, GTE, Hilton HHonors, Intuit, Macy's, Microsoft, Sprint and Tower Records.

                               MARKET OPPORTUNITY

     Businesses engage in various forms of offline and online direct marketing to generate sales of products or services. Traditional forms of offline direct marketing include catalog mailings, magazine inserts and telesales. Online direct marketing takes the form of email and web-based promotional offers. Online direct marketing allows advertisers to use technology-based tools to give them rapid feedback on campaigns, which can be used to tailor new messages and targeted offers.

     Advertisers are committing relatively more dollars to online direct marketing than to other forms of internet advertising, such as brand marketing using banner advertisements. Forrester Research, a leading internet research firm, projects internet advertising expenditures in the U.S. to increase from $1.3 billion in 1998 to $10.4 billion in 2002. Forrester estimates that direct marketing will account for 60% of total online advertising expenditures in the U.S. in 2002, up from 15% in 1998.

     In addition to the growing use of the internet as a direct marketing medium, as the number of internet users increases, the relative importance to businesses of customer retention is also increasing. A recent survey by the web research firm NFO Interactive found that approximately 53% of online customers would increase the amount they spend in online transactions if loyalty points were offered. As a result of these factors, leading online merchants and content providers are launching and testing programs aimed at retaining their most valuable customers. The challenges that these businesses face in establishing online loyalty programs include the costs of implementing and operating the programs and the ability to provide customers with sufficient opportunities to earn and redeem awards. We believe that these challenges will lead many companies to outsource this aspect of their customer retention programs to providers capable of delivering comprehensive loyalty management services.

     Because of continuing corporate interest in using the internet to acquire customers, and because of the need for online businesses to find effective ways to retain customers once they have attracted them, we believe there is a significant opportunity for a company that can overcome the barriers to direct marketing and loyalty on the internet, and bring cost-effective, integrated direct marketing and loyalty solutions to the online market.
                             CORPORATE INFORMATION
     MyPoints.com was incorporated in Delaware under the name Intellipost Corporation in November 1996. In March 1999, we changed our name to MyPoints.com, Inc. Our principal executive offices are located at 565 Commercial Street, 4th Floor, San Francisco, California 94111-3031. Our telephone number at this location is (415) 676-3700. Our corporate email address is info@mypoints.com.
                            ------------------------

                                  THE OFFERING

Common stock offered by MyPoints.com.........   5,000,000 shares

Common stock to be outstanding after the
offering.....................................   23,712,319 shares

Use of proceeds..............................   For general corporate purposes,
                                                including working capital,
                                                branding, membership expansion,
                                                advertising, increases in our
                                                sales and marketing operations,
                                                new technology and products,
                                                funding of points liability,
                                                expansion of network
                                                infrastructure and payment of a
                                                license fee. See "Use of
                                                Proceeds."

Proposed Nasdaq National Market symbol.......   MYPT

     Common stock to be outstanding after the offering is based on 18,712,319 shares of common stock outstanding as of June 30, 1999. It does not include:

     - 3,878,597 shares issuable upon exercise of stock options outstanding as of June 30, 1999;

     - 602,293 shares available for future grant or issuance under our stock option and stock purchase plans as of June 30, 1999; and

     - 1,534,028 shares issuable upon exercise of warrants outstanding as of June 30, 1999.

     Except as otherwise indicated, all of the information in this prospectus:

     - reflects the automatic conversion of each outstanding share of preferred stock into one share of common stock immediately prior to the closing of this offering; and

     - assumes no exercise of the underwriters' over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of weighted average shares used in computing per share data.

                                    NOVEMBER 7,
                                        1996                                     SIX MONTHS ENDED
                                   (INCEPTION) TO   YEARS ENDED DECEMBER 31,         JUNE 30,
                                    DECEMBER 31,    -------------------------   -------------------
                                        1996           1997          1998        1998        1999
                                   --------------   -----------   -----------   -------    --------
STATEMENT OF OPERATIONS DATA:
Revenues.........................     $    --         $   151       $ 1,286     $   306    $  3,938
Gross profit.....................          --              73           165          61       2,061
Total operating expenses.........          68           3,018         8,494       2,614      17,814
Operating loss...................         (68)         (2,945)       (8,329)     (2,553)    (15,753)
Net loss.........................         (67)         (2,889)       (8,266)     (2,508)    (15,785)
Net loss attributable to common
  stockholders...................     $   (67)        $(2,889)      $(8,266)    $(2,508)   $(25,585)
Net loss per share:
  Basic and diluted..............     $ (0.08)        $ (2.56)      $ (4.37)    $ (1.74)   $  (4.70)
  Weighted average
     shares -- basic and
     diluted.....................         891           1,127         1,890       1,443       5,441


     In the pro forma column, we have adjusted the actual balance sheet data to give effect to receipt of the net proceeds from the sale in this offering of 5,000,000 shares of common stock at an assumed initial public offering price of $8.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.



                                                                   JUNE 30, 1999
                                                              ------------------------
                                                               ACTUAL       PRO FORMA
                                                              ---------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  3,347      $ 39,547
Working capital (deficit)...................................    (3,672)       32,528
Total assets................................................    20,931        57,131
Long-term obligations, less current portion.................     2,618         2,618
Accumulated deficit.........................................   (36,807)      (36,807)
Total stockholders' equity..................................     5,923        42,123

                                  RISK FACTORS

     You should consider the risks described below before making an investment decision. Our business, results of operations and financial condition could be materially and adversely affected by any of the following risks. The trading price of our common stock could decline due to any of the following risks, and you might lose all or part of your investment.

WE HAVE ONLY A LIMITED OPERATING HISTORY THAT INVESTORS MAY USE TO ASSESS OUR FUTURE PROSPECTS

     We have only a limited operating history upon which you can evaluate our business. We commenced operations in November 1996 and did not begin to generate revenues until July 1997. We have not and may never generate sufficient revenues to achieve profitability. Although we have experienced revenue growth in recent periods, these growth rates may not be sustainable or indicative of our future growth. We have limited experience addressing challenges frequently encountered by early-stage companies in the electronic commerce and direct marketing industries. We may not be successful in addressing these risks, and our business strategy may not be successful. In addition, we have never operated during a general economic downturn in the United States, which typically adversely affects advertising and marketing expenditures and retail sales. Accordingly, our limited operating history does not provide investors with a meaningful basis for evaluating an investment in our common stock.

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES TO CONTINUE UNTIL AT LEAST 2001

     Our accumulated deficit as of June 30, 1999 was $36.8 million. We have never operated profitably and, given our planned level of operating expenses, we expect to continue to incur losses until at least 2001. We plan to increase our operating expenses as we continue to build infrastructure to support the expansion of our business. Our losses may increase in the future, and even if we achieve our revenue targets, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenues grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our losses could continue beyond our present expectations.

OUR PROSPECTS FOR OBTAINING ADDITIONAL FINANCING, IF REQUIRED, ARE UNCERTAIN AND FAILURE TO OBTAIN NEEDED FINANCING COULD AFFECT OUR ABILITY TO PURSUE FUTURE GROWTH

     We may need to raise additional funds to develop or enhance our services or products, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences or privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products, or otherwise respond to competitive pressures would be significantly limited.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO FLUCTUATIONS, WHICH COULD AFFECT OUR STOCK PRICE

     Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, some of which are outside of our control. As a result, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. The factors most likely to produce varied results include:

     - the advertising budget cycles of individual advertisers;

     - the number of reward points redeemed by members and the costs associated with these redemptions;

     - changes in marketing and advertising costs that we incur to attract and retain members;

     - changes in our pricing policies, the pricing policies of our competitors or the pricing policies for internet advertising generally; and

     - unexpected costs and delays relating to the expansion of our operations.

     Due to these factors, revenues and operating results are difficult to forecast and you should not rely on period to period comparisons of results of operations as an indication of our future performance.

OUR OPERATING RESULTS ARE SUBJECT TO SEASONAL FLUCTUATIONS THAT COULD IMPACT OUR GROWTH AND AFFECT OUR STOCK PRICE

     We believe that our revenues will be subject to seasonal fluctuations as a result of general patterns of retail advertising, which are typically higher during the fourth calendar quarter. In addition, expenditures by advertisers tend to be cyclical, reflecting general economic conditions and consumer buying patterns. The extent of these seasonal fluctuations in any period may be difficult to predict and, if the fluctuations are greater than our expectations, our growth rate would decline. In this event, the price of our common stock may fall.

WE MAY HAVE DIFFICULTIES INTEGRATING RECENT AND FUTURE ACQUISITIONS AND ANY FAILURE TO SUCCESSFULLY INTEGRATE ACQUIRED COMPANIES WOULD REDUCE OUR ABILITY TO REALIZE THE ANTICIPATED VALUE OF THE ACQUISITION

     We may pursue acquisitions in the future. Based on our experiences with our first acquisition, we expect to face numerous risks and uncertainties generally associated with acquisitions, including:

     - potentially adverse effects on our reported results of operations from acquisition-related charges and amortization of goodwill and purchased technology;

     - our ability to maintain customers or the reputation of the acquired businesses;

     - potential dilution to current stockholders from the issuance of additional equity securities;

     - difficulties integrating operations, personnel, technologies, products and information systems of the acquired businesses;

     - diversion of management's attention from other business concerns; and

     - potential loss of key employees of acquired businesses.

     In November and December 1998, through our acquisition of companies affiliated with Experian Information Solutions, Inc., we acquired internet and electronic commerce related assets and technologies to support a web-based rewards program known as MyPoints. We integrated MyPoints with our BonusMail email service during March and April 1999. This integration involved the combination of two different marketing programs and technology platforms, as well as operations in

San Francisco and Chicago. In connection with this integration, we incurred substantial costs. During the relaunch of the integrated MyPoints program, we encountered several unanticipated problems which resulted in significant periods of system downtime during April 1999. During these periods of downtime, our web site was not accessible by members. We believe that we have resolved the problems that caused this downtime; however, there can be no assurance that we will not encounter additional system-related problems.

     Our ability to meet the challenges associated with integrating acquired companies has not been established. As a result, we cannot assure you that we will be successful in generating additional sources of members and revenues from the recent acquisitions or any future acquisitions.

WE ARE GROWING RAPIDLY, AND THE FAILURE TO MANAGE OUR GROWTH COULD STRAIN OUR MANAGEMENT SYSTEMS AND RESOURCES

     As we continue to increase the scope of our operations, we may not have an effective planning and management process in place to implement our business plan successfully. We have grown from 24 employees on January 1, 1998 to 123 employees on June 30, 1999. Of these employees, 28 joined us in connection with our acquisitions in November and December 1998. We are continuing to integrate these individuals into our organization. We plan to continue the expansion of our technology, sales, marketing and administrative organizations. This growth will continue to strain our management systems and resources. We anticipate the need to continue to improve our financial and managerial controls and our reporting systems. In addition, we will need to expand, train and manage our rapidly growing work force.

IF THE ACCEPTANCE OF ONLINE ADVERTISING AND DIRECT MARKETING DOES NOT CONTINUE, OUR REVENUES WOULD DECLINE

     We expect to derive a substantial portion of our revenues from online advertising and direct marketing, including both email and web-based programs. If these services do not continue to achieve market acceptance, we cannot assure you that we will generate business at a sufficient level to support our continued operations. The internet has not existed long enough as an advertising medium to demonstrate its effectiveness relative to traditional advertising media. Advertisers and advertising agencies that have historically relied on traditional advertising may be reluctant or slow to adopt online advertising. Many potential advertisers have limited or no experience using email or the web as an advertising medium. They may have allocated only a limited portion of their advertising budgets to online advertising, or may find online advertising to be less effective for promoting their products and services than traditional advertising media. If the market for online advertising fails to develop or develops more slowly than we expect, our revenues would decline.

     The market for email advertising in general is vulnerable to the negative public perception associated with unsolicited email, known as "spam." We do not send unsolicited email. However, public perception, press reports or governmental action related to spam could reduce the overall demand for email advertising in general and our MyPoints BonusMail service in particular.

IF ONLINE REWARDS PROGRAMS ARE NOT WIDELY ACCEPTED BY BUSINESSES AND INTERNET USERS OUR BUSINESS MODEL WILL NOT SUCCEED

     Our success depends in large part on the continued growth and acceptance of online rewards programs. If online rewards programs are not widely accepted by advertisers and embraced by internet users, our business model will not succeed. Although loyalty and rewards programs have been used extensively in conventional marketing and sales channels, they have only recently begun to be used online. We cannot assure you that online programs will continue to be accepted by advertisers and that we can continue to offer advertisers attractive promotions and satisfied members. The success of our business model also will depend on our ability to attract and retain members. We cannot assure you that our marketing efforts and the quality of each member's experience, including the number and relevance of the direct marketing offers we provide and the perceived value of the rewards we offer, will generate sufficient satisfied members.

WE FACE INTENSE COMPETITION, AND THE FAILURE TO COMPETE EFFECTIVELY COULD ADVERSELY AFFECT OUR MARKET SHARE AND RESULTS OF OPERATIONS

     We face intense competition from both traditional and online advertising and direct marketing businesses. We expect competition to increase due to the lack of significant barriers to entry for online business generally. As we expand the scope of our product and service offerings, we may compete with a greater number of media companies across a wide range of advertising and direct marketing services. Our ability to generate significant revenue from advertisers and loyalty partners will depend on our ability to differentiate ourselves through the technology and services we provide and to obtain adequate participation from consumers in our online direct marketing and rewards programs. Rewards providers are also a critical element of our business. The attractiveness of our program to current and potential members and loyalty partners depends in large part on the attractiveness of the rewards and point redemption opportunities that we offer. Currently, several companies offer competitive online products or services, including CyberGold and Netcentives. We also expect to face competition from established online portals and community web sites that engage in direct marketing and loyalty point programs, as well as from traditional advertising agencies and direct marketing companies that may seek to offer online products or services.

     Many of our current competitors and potential new competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These advantages may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies, and make more attractive offers to potential employees, strategic partners and advertisers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective advertisers and advertising agency customers. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete effectively, and competitive pressures may result in price reductions, reduced gross margins and loss of our market share. See "Business -- Competition."

THE FAILURE TO ESTABLISH THE MYPOINTS BRAND WOULD IMPAIR OUR COMPETITIVE
POSITION

     We are highly dependent on establishing and maintaining our brand. Any event or circumstance that negatively impacts our brand could have a direct and material adverse effect on our business, results of operations and financial condition. As competitive pressures in the online direct marketing industry increase, we believe that brand strength will become increasingly important. The reputation of the MyPoints brand will depend on our ability to provide a high-quality member experience. We cannot assure you that we will be successful in delivering this experience. If members are not satisfied with the quality of their experience with the MyPoints program, their negative experiences might result in publicity that could damage our reputation. If we expend additional resources to build the MyPoints brand and do not generate a corresponding increase in revenues as a result of our branding efforts, or if we otherwise fail to promote our brand successfully, our competitive position would suffer.

THE FAILURE TO ACCURATELY ESTIMATE LEVELS OF POINT REDEMPTION WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND COULD LEAD TO THE RESTATEMENT OF HISTORICAL FINANCIAL RESULTS

     Our historical and forecasted financial statements reflect our assumptions as to the percentage of rewards points issued by us that will not be redeemed by members prior to expiration. This percentage of unredeemed points is known as "breakage." If our assumptions do not prove accurate, our financial statements may require restating, which could cause on our stock price to decline and damage our reputation. The breakage rates we have used in preparing our financial statements and forecasts are based primarily on our limited experience with our own program since its launch in May 1997. We have also reviewed breakage rates reported by other operators of loyalty and rewards programs, such as airlines. Although we believe that the breakage rates we have used are reasonable in light of our analysis and experience, we cannot assure you that our actual breakage rates will equal or exceed our assumed breakage rates. If our actual breakage rates are less than our assumed breakage rates, meaning that a greater number of points are actually redeemed than we had assumed would be redeemed, our results of operations could be materially and adversely affected. In addition, operators of loyalty programs have, from time to time, for competitive or other reasons, extended the expiration dates for points, miles or other rewards currencies. For example, we extended the expiration date for the points associated with the email portion of our program when we relaunched our email and web-based services. If it becomes necessary for us to extend the expiration date of a significant balance of outstanding points in the future, it is possible that our actual breakage rates would be lower than our assumed breakage rates, which could materially and adversely affect our results of operations. In addition, the timing of members' decisions to redeem points is at the discretion of members and cannot be controlled by us. Points typically have a four-year life and can be redeemed by members until their expiration date. To the extent that members redeem points at a rate that is more rapid than that anticipated by us, we would experience a need for increased working capital to fund these redemptions. Accordingly, the timing of points redemptions by members could materially and adversely affect our results of operations.

A SMALL NUMBER OF OUR ADVERTISING CUSTOMERS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES; THEREFORE THE LOSS OF PRINCIPAL CUSTOMERS COULD ADVERSELY AFFECT OUR REVENUES

     No single advertising customer accounted for more than 10% of our revenue in 1998. One advertiser accounted for 9.5% of revenues in the six months ended June 30, 1999. Our four largest advertising customers were responsible for approximately 30% of our revenues during 1998 and 23.7% of our revenues during the six months ended June 30, 1999. We do not have long-term contracts with most of our customers, and customers can generally terminate their relationships with us upon specified notice and without penalties. Thus, we may not be able to retain our principal customers. The loss of one or more of our principal customers could have a material adverse effect on our revenues.

WE DEPEND ON THE SERVICES OF OUR EXECUTIVE OFFICERS TO MANAGE OUR GROWTH, AND THERE IS NO ASSURANCE WE CAN RETAIN THEIR SERVICES

     Our future success depends on the continued service of our key senior management and technical and sales personnel. The loss of any of these persons could have a material adverse effect on our business. We do not have key-person insurance on any of our employees. Robert C. Hoyler, our President and Chief Operating Officer, Virgil Bistriceanu, our Senior Vice President, Technology, Steven E. Parker, our Senior Vice President, Marketing, and Frank J. Pirri, our Senior Vice President, Offline Commerce, joined us in December 1998 as the result of acquisition transactions that took place in the fourth quarter of 1998. Charles H. Berman, our Executive Vice President, Sales, also joined us in 1998. Thomas P. Caldwell, our Senior Vice President, Finance and Chief Financial Officer, joined us in April 1999. Our recently integrated management team has limited experience working together.

     Our success depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and we may experience similar difficulty in the future.

FAILURE TO SAFEGUARD OUR DATABASE AND MEMBER PRIVACY COULD AFFECT OUR REPUTATION AMONG CONSUMERS

     An important feature of the MyPoints program is our ability to develop and maintain individual member profiles. Security and privacy concerns may cause consumers to resist providing the personal data necessary to support this profiling capability. As a result of these security and privacy concerns, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. Usage of our MyPoints program could decline if any well-publicized compromise of security occurred. In addition, third parties could alter information in our database that would adversely affect our ability to target direct marketing offers to members. We could also be subject to legal claims from members. Any public perception that we engaged in unauthorized release of member information would adversely affect our ability to attract and retain members.

     As part of our point redemption services, we maintain a database containing information on our members' account balances. Our database may be subject to access by unauthorized users accessing our systems remotely. If we experience a security breach, the integrity of our points database could be affected. This breach could lead to financial losses through the unauthorized redemption of points.

WE ARE VULNERABLE TO SYSTEM FAILURES WHICH COULD CAUSE INTERRUPTIONS OR DISRUPTIONS IN OUR SERVICE

     The hardware infrastructure on which the MyPoints system operates is located at the Exodus Communications data center in Jersey City, New Jersey. In April 1999, we completed a transition to Exodus from a combination of internally maintained systems and systems maintained by another third-party service provider. We cannot assure you that we will be able to manage this relationship successfully to mitigate any risks associated with having our hardware infrastructure maintained by Exodus. Unexpected events such as natural disasters, power losses and vandalism could damage our systems. Telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could be required to make capital expenditures in the event of damage. We do not currently have fully redundant systems or a formal disaster recovery plan.

     Our web site must accommodate a high volume of traffic and deliver accurate, frequently updated information in a timely manner. Our web site has experienced in the past and may experience in the future, slower response times or decreased traffic for a variety of reasons. Periodically we experience unscheduled system downtime, which results in our web site being inaccessible to members. In particular, during the relaunch of the integrated MyPoints program in April 1999, we experienced significant periods of system downtime during which our web site was inaccessible. Although we did not suffer material losses during these downtimes, if these problems persist in the future, members and advertisers could lose confidence in our services.

TO REMAIN COMPETITIVE, WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES IN OUR INDUSTRY

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions, short development cycles and evolving industry standards. The recent growth of the internet and intense competition in our industry exacerbate these market characteristics. We must adapt to rapidly changing technologies by maintaining and improving the performance features and reliability of our services. We may experience technical difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, any new enhancements to our products and services must meet the requirements of our current and prospective users. We could incur substantial costs to modify our services or infrastructure to adapt to rapid technological change.

CONTINUED DEVELOPMENT AND USE OF THE INTERNET INFRASTRUCTURE IS CRITICAL TO OUR ABILITY TO OFFER OUR SERVICES

     Our members depend on internet service providers for access to our web site. Internet service providers and web sites have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. If outages or delays occur frequently in the future, internet usage, as well as electronic commerce and the usage of our products and services, could grow more slowly or decline.

     A number of factors may inhibit internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed service. If internet usage grows, the internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline.

OUR BUSINESS DEPENDS ON OUR ABILITY TO COLLECT MEMBER INFORMATION; FUTURE REGULATION OF THE INTERNET COULD RESTRICT OUR ACCESS TO THIS INFORMATION

     Laws and regulations that apply to the internet may become more prevalent in the future. The laws governing the internet and email services remain largely unsettled. There is no single governmental body overseeing our industry, and many state laws that have been enacted in recent years have different and sometimes inconsistent application to our business. In particular, our business model could be severely damaged if regulations were enacted that restricted our ability to collect or use information about our members.

     The governments of foreign countries may also attempt to regulate electronic commerce. New laws could dampen the growth in use of the internet generally and decrease the acceptance of the internet as a commercial medium. In addition, existing laws such as those governing intellectual property and privacy may be interpreted to apply to the internet. The federal government, state governments or other governmental authorities could also adopt or modify laws or regulations relating to the internet.

     In 1998, the United States government enacted a three-year moratorium prohibiting states and local governments from imposing new taxes on electronic commerce transactions. Upon expiration of this moratorium, if it is not extended, states or other governments might levy sales or use taxes on electronic commerce transactions. An increase in the taxation of electronic commerce transactions might also make the internet less attractive for consumers and businesses.

WE FACE RISKS ASSOCIATED WITH THIRD PARTY CLAIMS AND PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS, AND ANY LITIGATION RELATING TO INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS

     Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. We have received two claims of alleged infringement, one of which has been resolved through a license agreement. We are currently in the process of negotiating the settlement of a second claim, which was made by CyberGold, Inc. in May 1999. If this claim cannot be resolved through a license or similar arrangement, we could become a party to litigation with CyberGold. Litigation may also be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. An adverse determination in any litigation of this type could require us to make significant changes to the structure and operation of our online rewards program, attempt to design around a third party's patent, or license alternative technology from another party. Implementation of any of these alternatives could be costly and time consuming, and might not be possible. In addition, any intellectual property litigation, even if successfully defended, would result in substantial costs and diversion of resources and management attention.

     Our success and ability to compete depends on our internally developed technologies and trademarks, which we seek to protect through a combination of patent, copyright, trade secret and trademark laws. Despite actions we take to protect our proprietary rights, it may be possible for third parties to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. In addition, legal standards relating to the validity, enforceability and scope of protection of proprietary rights in internet-related businesses are uncertain and still evolving. We cannot give any assurance regarding the future viability or value of any of our proprietary rights. In addition, we cannot give any assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information. Any infringement or misappropriation, should it occur, could have a material adverse effect on any competitive advantage incident to our proprietary rights. See "Business -- Intellectual Property and Proprietary Rights."

PROBLEMS RELATED TO THE YEAR 2000 ISSUE COULD CAUSE SYSTEM OR OPERATIONAL
FAILURES

     The costs we have incurred and expect to incur related to Year 2000 compliance have not been material to our business, results of operations or financial condition. In the event that our assessment of our Year 2000 readiness is inaccurate, we could be required to expend substantial resources to remedy any unanticipated Year 2000 problems. Costs associated with unanticipated Year 2000 problems and difficulties in remedying these problems by year-end could have a negative impact on revenues.

     The most likely Year 2000 failure scenario attributable to a supplier or customer is a systemic failure beyond our control or the supplier's or customer's immediate control, such as a prolonged data communication, telecommunications or electrical failure. A failure of this sort could prevent members from accessing our web site and prevent us from operating our business. The primary business risks in the event of a failure of this type would include lost advertising revenues, increased operating expenses and loss of members.

SUBSTANTIAL CONTROL WILL REMAIN WITH OUR MANAGEMENT AND MAJOR STOCKHOLDERS AND THIS COULD DELAY OR PREVENT A CHANGE OF CONTROL

     We anticipate that our executive officers, our directors and entities affiliated with them and our 5% stockholders together will beneficially own approximately 59% of our outstanding common stock following the completion of this offering. These stockholders, if they vote together, will retain substantial control over matters requiring approval by our stockholders, such as the election of directors and approval of significant corporate transactions. This concentration of ownership might also have the effect of delaying or preventing a change in control. See "Principal Stockholders."

PROVISIONS OF OUR CORPORATE CHARTER DOCUMENTS COULD DELAY OR PREVENT A CHANGE OF CONTROL

     Various provisions of our Certificate of Incorporation and Bylaws could have the effect of delaying or preventing a change in control and make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. See "Description of Capital Stock."

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE THE PRICE OF OUR SHARES TO DECLINE

     Upon completion of this offering, we will have 23,712,319 shares of common stock outstanding. Of these shares, 5,000,000 will be transferable without restriction or registration under the Securities Act of 1933, or pursuant to the volume and other limitations of Rule 144 promulgated under the Securities Act. Following this offering, resales of a substantial number of shares of our common stock into the public market could cause its price to decline. This is particularly the case because a substantial portion of our outstanding shares of common stock are held by persons who purchased their shares at prices below the initial public offering price.

     Approximately 18,281,148 shares of common stock are subject to lock-up agreements between the holders of those shares and the representatives of the underwriters, under to which the holders have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of their common stock until 180 days after the date of this prospectus, subject to limited exceptions. BancBoston Robertson Stephens may release stockholders from the lockup agreement at any time and without notice. Following the expiration of this 180-day period, 16,594,028 shares subject to the lock-up agreements will become available for immediate resale in the public market subject, in some instances, to the volume and other limitations of Rule 144. See "Shares Eligible for Future Sale."

OUR SECURITIES HAVE NO PRIOR MARKET, AND WE CANNOT ASSURE YOU THAT AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK WILL DEVELOP

     There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our common stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting."

OUR STOCK PRICE COULD BE VOLATILE FOLLOWING THIS OFFERING AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT A PROFIT

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. In addition, our results of operations during future fiscal periods might fail to meet the expectations of stock market analysts and investors. This failure could lead the market price of our common stock to decline and cause us to become the subject of securities class action lawsuits.

YOU WILL EXPERIENCE AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF YOUR INVESTMENT


     The initial public offering price of our common stock is substantially higher than what the net tangible book value per share of the common stock will be immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $6.61 in the net tangible book value per share of our common stock from the price you pay for our common stock based upon an assumed initial public offering price of $8.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses. The exercise of outstanding options and warrants may result in further dilution. See "Dilution."


OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THIS OFFERING, AND WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY EXPEND THE PROCEEDS

     We intend to use the net proceeds from the sale of the common stock for general corporate purposes including working capital, branding, membership expansion, advertising, increases in our sales and marketing operations, new technology and products, funding of points liability, expansion of network infrastructure and payment of a license fee. We have allocated approximately $2.6 million of the net proceeds to the license fee payment to Experian, but have not determined how the remaining proceeds will be allocated among the other anticipated uses. Accordingly, our management will have significant flexibility and broad discretion in applying the net proceeds of this offering. Management may not apply these funds effectively. See "Use of Proceeds."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. We use the words "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of direct marketing and online loyalty programs. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS


     Our proceeds from the sale of the 5,000,000 shares of common stock we are offering are estimated to be $36.2 million ($41.8 million if the underwriters' over-allotment option is exercised in full) assuming an initial public offering price of $8.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.


     We intend to use approximately $2.6 million of the proceeds of the offering to complete the purchase of technology used in operating our loyalty and rewards program. We plan to use the remainder of the proceeds for general corporate purposes, including working capital, branding, membership expansion, advertising, increases in our sales and marketing operations, new technology and products, funding of points liability and expansion of network infrastructure. We may also use some of the proceeds to acquire other companies, technologies or products that complement our business, although we are not currently planning any of these transactions. Pending these uses, we will invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities.

     We are making the $2.6 million payment under a license agreement entered into in November 1998 in connection with our acquisition of internet and electronic commerce related assets from companies affiliated with Experian. For additional information regarding these transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisition Transactions" and "Transactions with Directors, Executive Officers and Principal Stockholders." Under the license agreement, the amount of the payment is based on the present value of a specified royalty amount discounted using a discount rate equal to the prime rate plus 2.0%. The $2.6 million estimate set forth above assumes this payment will be made in August 1999. The actual amount of this payment could vary depending upon the timing of the payment and fluctuations in interest rates. Once this license payment has been made, our rights under the license will be fully paid and we will not have any future royalty or other financial obligations under the license.

     The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock, to facilitate our future access to public equity markets and to provide increased visibility and credibility in a marketplace where many of our current and potential competitors are or are likely to become publicly held companies.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Covenants in our capital lease and equipment financing agreements prohibit the payment of cash dividends.

                                 CAPITALIZATION

     The following table sets forth:

     - the actual capitalization of MyPoints.com at June 30, 1999;

     - the pro forma capitalization of MyPoints.com after giving effect to the conversion of all outstanding shares of preferred stock into 12,388,315 shares of common stock immediately prior to the completion of this offering; and


     - the pro forma as adjusted capitalization, which gives effect to the sale in this offering of 5,000,000 shares of common stock at an assumed initial public offering price of $8.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses.



                                                                    JUNE 30, 1999
                                                          ---------------------------------
                                                                       PRO       PRO FORMA
                                                           ACTUAL     FORMA     AS ADJUSTED
                                                          --------   --------   -----------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term obligations, less current portion.............  $  2,618   $  2,618    $  2,618
Stockholders' equity:
  Preferred stock, $0.001 par value; 15,500,000 shares
     authorized, shares issued and outstanding:
     Actual: 12,388,315 shares
     Pro forma: 0 shares
     Pro forma as adjusted: 0 shares....................        12         --          --
  Common stock, $0.001 par value; 40,000,000 shares
     authorized, shares issued and outstanding:
     Actual: 6,324,004 shares
     Pro forma: 18,712,319 shares
     Pro forma as adjusted: 23,712,319 shares...........         7         19          24
  Additional paid-in capital............................    53,075     53,075      89,270
  Deferred compensation.................................   (10,364)   (10,364)    (10,364)
  Accumulated deficit...................................   (36,807)   (36,807)    (36,807)
                                                          --------   --------    --------
     Total stockholders' equity.........................     5,923      5,923      42,123
                                                          --------   --------    --------
          Total capitalization..........................  $  8,541   $  8,541    $ 44,741
                                                          ========   ========    ========


     This table excludes the following shares:

     - 3,878,597 shares issuable upon exercise of stock options outstanding as of June 30, 1999;

     - 602,293 shares available for future grant or issuance under our stock option and stock purchase plans as of June 30, 1999; and

     - 1,534,028 shares issuable upon exercise of warrants outstanding as of June 30, 1999.

     See Note 8 of Notes to Consolidated Financial Statements.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 1999 was approximately $(3.1) million, or approximately $(0.17) per share of common stock. Pro forma net tangible book value per share represents the amount of tangible assets less total liabilities, divided by the number of shares of common stock outstanding, assuming the conversion of all outstanding shares of preferred stock into common stock.


     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after the offering. After giving effect to our sale of 5,000,000 shares of common stock in this offering at an assumed initial public offering price of $8.00 per share and after deduction of the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 1999 would have been approximately $33.1 million, or $1.39 per share. This represents an immediate increase in pro forma net tangible book value of $1.56 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $6.61 per share to purchasers of common stock in this offering.



Assumed initial public offering price per share.............           $8.00
  Pro forma net tangible book value per share before
     offering...............................................  $(0.17)
  Increase per share attributable to new investors..........    1.56
                                                              ------
Pro forma net tangible book value per share after
  offering..................................................            1.39
                                                                       -----
Net tangible book value dilution per share to new
  investors.................................................           $6.61
                                                                       =====



     The following table sets forth as of June 30, 1999 the total consideration paid and the average price per share paid by our existing stockholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by MyPoints.com at an assumed initial public offering price of $8.00 per share.



                                 SHARES PURCHASED        TOTAL CONSIDERATION
                               ---------------------    ----------------------    AVERAGE PRICE
                                 NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                               ----------    -------    -----------    -------    -------------
Existing stockholders......    18,712,319      78.9%    $30,570,000      43.3%        $1.63
New investors..............     5,000,000      21.1%     40,000,000      56.7          8.00
                               ----------     -----     -----------     -----
          Total............    23,712,319     100.0%    $70,570,000     100.0%
                               ==========     =====     ===========     =====



     This table assumes that no options or warrants were exercised after June 30, 1999. As of June 30, 1999, there were outstanding options to purchase a total of 3,878,597 shares of common stock at a weighted average exercise price of approximately $7.20 per share; 1,534,028 shares of common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $4.36 per share; and 602,293 shares of common stock reserved for issuance under our stock plans. If all of these options and warrants had been exercised on June 30, 1999, our net tangible book value on that date would have been $67.7 million or $2.32 per share, the increase in net tangible book value attributable to new investors would have been $1.24 per share and the dilution in net tangible book value to new investors would have been $5.68 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from November 7, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 1996 are derived from unaudited financial statements that are not included in this prospectus. The unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for the entire year. The pro forma net loss per share data assume conversion of all outstanding shares of preferred stock into common stock. See Note 3 of Notes to Consolidated Financial Statements.

                                                                     YEAR ENDED         SIX MONTHS ENDED
                                            NOVEMBER 7, 1996        DECEMBER 31,            JUNE 30,
                                             (INCEPTION) TO      ------------------    -------------------
                                            DECEMBER 31, 1996     1997       1998       1998        1999
                                            -----------------    -------    -------    -------    --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..................................       $   --          $   151    $ 1,286    $   306    $  3,938
Cost of revenues..........................           --               78      1,121        245       1,877
                                                 ------          -------    -------    -------    --------
  Gross profit............................           --               73        165         61       2,061
Operating expenses:
  Technology costs........................           16              560      1,520        532       2,391
  Sales expenses..........................           --              204      1,355        590       1,854
  Marketing expenses......................           36            1,465      3,158        657       8,031
  General and administrative expenses.....           16              712      2,028        753       2,745
  Amortization of intangible assets.......           --               --        275         --       1,634
  Stock-based compensation................           --               77        158         82       1,159
                                                 ------          -------    -------    -------    --------
    Total operating expenses..............           68            3,018      8,494      2,614      17,814
                                                 ------          -------    -------    -------    --------
Operating loss............................          (68)          (2,945)    (8,329)    (2,553)    (15,753)
Interest and other income (expense),
  net.....................................            1               56         63         45         (32)
                                                 ------          -------    -------    -------    --------
  Net loss................................       $  (67)         $(2,889)   $(8,266)   $(2,508)   $(15,785)
                                                 ======          =======    =======    =======    ========
Net loss attributable to common
  stockholders............................       $  (67)         $(2,889)   $(8,266)   $(2,508)   $(25,585)
                                                 ======          =======    =======    =======    ========
Net loss per share:
  Basic and diluted.......................       $(0.08)         $ (2.56)   $ (4.37)   $ (1.74)   $  (4.70)
                                                 ======          =======    =======    =======    ========
  Weighted average shares -- basic and
    diluted...............................          891            1,127      1,890      1,443       5,441
                                                 ======          =======    =======    =======    ========
Pro forma net loss per share:
  Basic and diluted.......................                                  $ (0.96)
                                                                            =======
  Weighted average shares -- basic and
    diluted...............................                                    8,603
                                                                            =======

                                                                      DECEMBER 31,
                                                              -----------------------------    JUNE 30,
                                                               1996      1997        1998        1999
                                                              ------    -------    --------    --------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $1,118    $ 2,948    $  5,089    $  3,347
Working capital (deficit)...................................   1,099      2,381        (307)     (3,672)
Total assets................................................   1,205      3,474      18,306      20,931
Long-term obligations, less current portion.................      --         47       2,408       2,618
Accumulated deficit.........................................     (67)    (2,956)    (11,222)    (36,807)
Total stockholders' equity..................................   1,412      2,692       9,283       5,923

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions are included to identify forward-looking statements. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     MyPoints.com was founded as Intellipost Corporation in November 1996. In May 1997, we launched our email direct marketing and rewards program. In November and December 1998, through our acquisition of companies affiliated with Experian, we acquired internet and electronic commerce related assets and technologies through a series of related transactions. Through these transactions, we acquired a technology license for the operation of a web-based rewards program. In early March 1999, we changed our corporate name to MyPoints.com, Inc. in order to unify our corporate and brand identities. During March and April 1999, we integrated our email and web-based direct marketing and rewards programs under the MyPoints brand.

     We generate substantially all of our revenues by delivering email and web-based direct marketing offers for our advertising customers. In exchange for these services, we receive fees from our advertisers based on any or all of the following:

     - the number of offers delivered to members;

     - the number of qualified responses generated; and

     - the number of qualified purchases made.

For direct marketing services, we recognize revenues when an offer is delivered, when a qualified response is received or when a product or service is purchased, depending upon the pricing arrangement used. Pricing of our direct marketing services is not based on the issuance of points to our members.

     Our revenues depend on a number of factors. These include the number of advertisers engaging us to send direct marketing offers to our membership base, the size of our membership base, and the responsiveness of our members to these direct marketing offers. We believe that our revenues will be subject to seasonal fluctuations as a result of general patterns of retail advertising, which are typically higher during the fourth calendar quarter. In addition, expenditures by advertisers tend to be cyclical, reflecting overall economic conditions and consumer buying patterns.

     We also offer technology licensing arrangements to customers seeking to develop email or web-based direct marketing and loyalty programs. We entered into our first license agreement in December 1998 with Sweden Post, the Swedish postal service. Sweden Post is establishing a version of the MyPoints BonusMail program for the Swedish market. This license agreement provides for a licensing fee, technical support fees and royalties based on a percentage of revenues from the program site. We will initially recognize revenue under this agreement when the custom development work that we are performing is completed and accepted by Sweden Post. Once the program is operational, we will recognize royalty revenue as it is received from Sweden Post. We expect to enter into additional licensing arrangements, particularly for international markets.

     We incurred a net loss of $8.3 million in 1998, and $15.8 million in the six months ended June 30, 1999. We intend to implement our strategies by spending substantial amounts on member acquisition and retention, brand development, new product offerings, sales and marketing strategic relationships, and technology and operating infrastructure development. As a result, we expect increases in our net losses and negative cash flows for the next several quarters. We expect to incur net losses at least through 2001. Our limited operating history makes it difficult to forecast future operating results. Although we have experienced revenue growth in recent quarters, we cannot be certain that revenues will increase at a rate sufficient to achieve and maintain profitability. Even if we were to achieve profitability in any period, we might fail to sustain or increase that profitability on a quarterly or annual basis.

SIX MONTHS ENDED JUNE 30, 1999 RESULTS OF OPERATIONS

     We completed the acquisitions of internet and electronic commerce related assets from affiliates of Experian during November and December 1998. Accordingly, actual results of operations for the six months ended June 30, 1999 include results for the acquired businesses and actual results for the six months ended June 30, 1998 do not include results for the acquired businesses.

Revenues

     Revenues increased to $3.9 million during the six months ended June 30, 1999 compared to $306,000 during the six months ended June 30, 1998. Similar to the same period last year, direct marketing services represented substantially all of our revenues.

     The increase was a direct result of the growth in our membership base and an increase in the number of direct marketing offers delivered to our members. The number of revenue-generating direct marketing campaigns increased by over 1000%, and the number of members in our program grew by 700% from the same period last year.

Gross Profit

     Gross profit equals revenues less cost of revenues. Cost of revenues represents the cost of points awarded to our members for receiving, responding to and purchasing based on our direct marketing offers. Gross profit as a percentage of revenues increased to 52% in the six months ended June 30, 1999 compared to 20% in the six months ended June 30, 1998. The increase in gross profit as a percentage of revenues was due to a higher number of revenue-generating responses to direct marketing offers, as well as to elimination of points cost associated with receiving email direct marketing offers. This reduction in points cost resulted from us discontinuing our practice of giving out points to members for receiving our email direct marketing offers beginning in April, 1999.

Technology Costs

     Our technology expenses primarily consist of compensation for technology personnel, fees for outside technology consultants, and an allocation of fixed costs. We expense technology costs as they are incurred. Technology costs increased to $2.4 million in the six months ended June 30, 1999 compared to $532,000 in the six months ended June 30, 1998. The increase in technical personnel payroll, consulting expenses and computer hosting cost represented approximately 28%, 24% and 16% of the increase, respectively. Increased depreciation, telecommunication services, travel and entertainment expenses and other allocation of overhead make up the balance of the increase. We expect our technology costs to increase during the next several quarters, as we continue to improve and enhance our direct marketing technology and expand our membership program.

Sales Expenses

     Our sales expenses primarily represent compensation for sales and sales-related employee expenses for trade shows and other advertising and promotions directed toward the direct marketing advertising community and an allocation of fixed costs. Sales expenses increased to $1.9 million in the six months ended June 30, 1999 compared to $590,000 in the six months ended June 30, 1998. Growth in sales payroll expenses represented 28% of the increase, higher commission costs, as a result of an increase in revenues, represented 26% of the increase, and growth in travel and entertainment expenses associated with sales activities represented 15% of the increase. We expect our sales expenses to increase over the next several quarters as we continue to hire additional sales employees to augment our advertising sales capabilities.

Marketing Expenses

     Our marketing expenses primarily consist of member acquisition expenses, compensation for marketing personnel and an allocation of fixed costs. Member acquisition expenses consist primarily of online advertising and promotion costs to attract members to our email and web-based programs. Also included in member acquisition expenses was the cost of the points awarded to members for signing up and completing demographic and behavioral enrollment forms. Marketing expenses increased to $8.0 million in the six months ended June 30, 1999 compared to $657,000 in the six months ended June 30, 1998. The increase in member acquisition expenses represented 43% of the increase. Increased advertising, promotion and marketing payroll expenses represented 35% and 14% of the increase, respectively. We expect increases in marketing expenses to continue during the next several quarters, as we continue to spend more on member acquisition, advertising and promotions.

General and Administrative Expenses

     Our general and administrative expenses include compensation for administrative personnel, fees for outside professional advisors and an allocation of fixed costs. As a percentage of revenues, general and administrative expenses decreased during the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The absolute dollar increase during the six months ended June 30, 1999 was due to higher fees for professional services and an increase in the number of administrative personnel.

Income Taxes

     We recorded a net loss of $15.8 million for the six months ended June 30, 1999. Accordingly, no provision for income taxes was recorded in this quarter and no tax benefit has been recognized due to the uncertainty of realizing a future tax deduction for this loss.

ANNUAL RESULTS OF OPERATIONS

     We completed the acquisitions of internet and electronic commerce related assets from affiliates of Experian during November and December 1998. Accordingly, approximately one month of operations of the acquired businesses is included in our actual results of operations for the year ended December 31, 1998. The discussion below is based on the Statement of Operations Data set forth under "Selected Consolidated Financial Data."

Revenues

     Our revenues increased to $1.3 million in 1998 from $151,000 in 1997. We had no revenues and no material expenditures in 1996. Our email direct marketing and rewards program was launched in May 1997 and began generating revenues in July 1997. Our direct marketing program produced substantially all of our revenues in 1997 and 1998. The increase in revenues from 1997 to 1998 was due primarily to an increase in the number of direct marketing offers delivered to our members for advertisers, as well as to an increase in the size of our membership base.

Gross Profit

     Gross profit increased to $165,000 in 1998 from $73,000 in 1997. This increase was due primarily to an increase in the number of revenue-generating responses and purchases by members. In addition, during 1998, based on our experience with members who became inactive in the points program, we recognized an allowance for estimated points that are likely to expire prior to their redemption. This allowance was credited to cost of revenues during 1998.

Technology Costs

     Our technology costs increased to $1.5 million in 1998 from $560,000 in 1997. This increase was primarily due to increased hiring of technical employees and consultants during 1998.

Sales Expenses

     Our sales expenses increased to $1.4 million in 1998 from $204,000 in 1997. An increase in the number of sales and sales support employees led to higher payroll expenses. Increases in revenues led to higher sales commissions and, therefore, higher sales expenses. Also contributing to the increase in sales expenses were increases in travel, advertising and promotions, and other sales-related expenses.

Marketing Expenses

     Our marketing expenses increased to $3.2 million in 1998 from $1.5 million in 1997. This increase was primarily due to a large increase in member acquisition expenses, including online advertising and promotion expenditures as well as the cost of points awarded to members for enrollments and related activities. Marketing payroll expense also increased in 1998 as we hired additional marketing staff, including management staff.

General and Administrative Expenses

     Our general and administrative expenses increased to $2.0 million in 1998 from $712,000 in 1997. The increase resulted from higher professional fees and, to a lesser extent, occupancy costs relating to opening of sales offices and an increase in the size of our San Francisco headquarters facility. Payroll expenses associated with hiring administrative personnel also contributed to the increase.

Income Taxes

     We recorded a net loss of $2.9 million in 1997 and $8.3 million in 1998. Accordingly, no provision for income taxes was recorded in these years, and no tax benefit has been recognized due to the uncertainty of realizing future tax deductions for these losses.

     As of December 31, 1997 and 1998, we had net operating loss carryforwards of approximately $1.4 million and $7.8 million for federal and state income tax purposes. The federal and state net operating loss carryforwards begin to expire in the years 2011 and 2004, respectively. Our ability to utilize our net operating loss carryforwards to offset any future taxable income may be restricted as a result of equity transactions that give rise to changes in ownership under applicable federal and state income tax laws.

STOCK-BASED COMPENSATION

     As of December 31, 1998, we recorded aggregate deferred compensation totaling $2.2 million in connection with the grant of stock options to employees and consultants prior to December 31, 1998. This charge is being amortized over the vesting period of the options, which ranges from three to four years. In addition, during the six months ended June 30, 1999, we recorded an additional unearned compensation charge of approximately $9.5 million relating to options granted during this six month period. This charge will also be amortized over the vesting period of the options granted.

     Stock-based compensation of $63,000, $19,000, $43,000, $33,000, $449,000 and $710,000 was recognized in the quarters ended March 31, June 30, September 30, December 31, 1998, March 31 and June 30, 1999. We expect amortization of approximately $1.6 million for the remainder of 1999 and annual amortization of approximately $2.9 million in 2000, $2.7 million in 2001, $2.4 million in 2002 and $764,000 thereafter relating to these options. See Note 8 of Notes to Consolidated Financial Statements.

HISTORICAL QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth selected unaudited statement of operations data. The financial statements from which these data have been derived were prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we considered necessary for a fair presentation of our pro forma results of operations for each quarter. The quarterly statement of operations data include the same adjustments that are reflected in the financial statements included in this prospectus. Our results of operations for any quarter are not necessarily indicative of the results of operations to be expected in any future period.

                                                        QUARTER ENDED
                              -----------------------------------------------------------------
                              MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                1998        1998       1998        1998       1999       1999
                              ---------   --------   ---------   --------   --------   --------
                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................   $   150    $   156     $   268    $   712    $  1,275   $  2,663
Cost of revenues............       137        108         255        621         878        999
                               -------    -------     -------    -------    --------   --------
     Gross profit...........        13         48          13         91         397      1,664
                               -------    -------     -------    -------    --------   --------

Operating expenses:
  Technology costs..........       204        328         402        586         968      1,423
  Sales expenses............       224        366         320        445         802      1,052
  Marketing expenses........       163        494       1,175      1,326       1,762      6,269
  General and administrative
     expenses...............       452        301         467        808       1,074      1,671
  Amortization of
     intangibles............        --         --          --        275         832        802
  Stock-based
     compensation...........        63         19          43         33         449        710
                               -------    -------     -------    -------    --------   --------
     Total operating
       expenses.............     1,106      1,508       2,407      3,473       5,887     11,927
                               -------    -------     -------    -------    --------   --------

Operating loss..............    (1,093)    (1,460)     (2,394)    (3,382)     (5,490)   (10,263)
  Interest and other
     expense, net...........        23         22          --         18           9        (41)
                               -------    -------     -------    -------    --------   --------
Net loss....................   $(1,070)   $(1,438)    $(2,394)   $(3,364)   $ (5,481)  $(10,304)
                               =======    =======     =======    =======    ========   ========
Net loss attributable to
  common stockholders.......   $(1,070)   $(1,438)    $(2,394)   $(3,364)   $(15,281)  $(10,304)
                               =======    =======     =======    =======    ========   ========

Revenues

     Revenues increased sequentially in each of the last five quarters. These increases were a direct result of the growth in our membership base during 1998 and the first half of 1999 and an increase in the number of direct marketing offers delivered to our members. Direct marketing offers generated approximately 100% of the revenues in each quarter of 1998, as well as in the first half of 1999.

Gross Profit

     Gross profit as a percentage of revenues increased from the first quarter to the second quarter of 1998, decreased from the second to the third quarter, increased from the third to the fourth quarter and increased sequentially from the fourth quarter of 1998 to the second quarter of 1999. The increase in gross profit in the last two quarters was due to a higher number of revenue generating responses to the direct marketing offers. In addition, beginning in the second quarter of 1999, we discontinued awarding points for receipt of email direct marketing offers. The corresponding reduction in points cost increased our gross profit in the second quarter of 1999.

Technology Costs

     Technology costs increased from the first to the second quarter of 1998, increased from the second to the third quarter, remained relatively constant from the third to the fourth quarter, increased each quarter beginning with the fourth quarter of 1998 through the second quarter of 1999. The significant increase in the technology cost over the last five quarters is a result of increased hiring of technical employees and consultants.

Sales Expenses

     Sales expenses increased from the first to the second quarter of 1998, remained relatively constant from the second quarter to the fourth quarter of 1998, increased significantly in the first two quarters of 1999. The significant increase in sales expense was the result of an increase in sales commissions, sales personnel, travel, advertising and promotional expenses during the six months ended June 30, 1999.

Marketing Expenses

     Marketing expenses increased in the second and third quarters of 1998, remained relatively constant during the fourth quarter of 1998, increased during the first quarter of 1999 and increased during the second quarter of 1999. Online advertising and promotion expenditures and the cost of points awarded to members for signing up and completing enrollment forms increased significantly. These expenditures contributed to the significant growth of membership.

General and Administrative Expenses

     As a percentage of revenues, general and administrative expenses decreased during each quarter of 1998 and the first two quarters of 1999. The absolute dollar increase in the second half of 1998 and the first half of 1999 was due to higher fees for professional services and an increase in the number of administrative personnel.

ACQUISITION TRANSACTIONS

     In November and December 1998, we entered into a series of transactions to acquire internet and electronic commerce related assets from companies affiliated with Experian. These transactions were accounted for using the purchase method. The aggregate purchase price was $13.6 million, consisting of $9.1 million in stock and cash, and $4.5 million in liabilities assumed. The purchase price has been allocated to acquired tangible and intangible assets based on their estimated respective fair values as of the date of acquisition. Estimated fair values were determined using a combination of methods, including replacement cost estimates for acquired membership base and customer base, and a risk-adjusted income and cash flow approach for trademark and tradename and the acquired technology license agreement. The purchase price allocation and the schedule over which the value attributable to each acquired asset will be amortized are as follows:

                                                                       AMORTIZATION
                                                      AMOUNT              PERIOD
                                                  --------------   ---------------------
                                                  (IN THOUSANDS)
Tangible assets.................................     $ 2,400                  3 years
Trademark and tradename.........................       1,800                  5 years
Technology license agreement....................       7,300                  4 years
Membership base.................................         800         0.5 to 2.5 years
Customer base...................................         500           0.5 to 3 years
Employee workforce..............................         800                  2 years
                                                     -------
          Total.................................     $13,600
                                                     =======

     The amortization periods are based on our estimates of the useful lives of each acquired asset, as it existed at the time of the acquisition. Upon completion of the public offering of our capital stock we are obligated to purchase the licensed technology for a payment equivalent to the then present value of the future minimum royalty payments. We expect to pay approximately $2.6 million upon completion of the public offering, representing the net present value of the $4.2 million royalty obligation. See "Use of Proceeds."

LIQUIDITY AND CAPITAL RESOURCES

     Since incorporation, we have financed our operations primarily from the sale of equity securities to venture capital firms and other individual, institutional and strategic investors. We have also borrowed funds under long-term capital lease and equipment financing facilities.

     Net cash used in operating activities was $2.3 million in 1997, $5.5 million in 1998 and $10.6 million for the six months ended June 30, 1999. This increase in cash used in operating activities was due to our expanded operations and primarily resulted from an increase in technology costs, sales, marketing, and general and administrative expenses. In 1997, the net cash used by our $2.9 million net loss was partially offset by a $519,000 increase in points redemption liability, a $52,000 increase in accounts payable and other accrued liabilities, and non-cash charges of $70,000 for depreciation and amortization and $77,000 in stock-based compensation. In 1998, the net cash used by our $8.3 million net loss was partially offset by a $1.7 million increase in points redemption liability, an $878,000 increase in accounts payable and other accrued liabilities, and non-cash charges of $158,000 in stock-based compensation. For the six months ended June 30, 1999, the net cash used by our $15.8 million net loss was partially offset by a $2.9 million increase in points redemption liability, non-cash charges of $2.0 million for depreciation and amortization, and $1.2 million in stock-based compensation.

     Our working capital decreased from $2.4 million at December 31, 1997 to a deficit of $307,000 at December 31, 1998 and a deficit of $3.7 million at June 30, 1999. This decrease directly resulted from a substantial increase in points redemption liability. The points redemption liability is the estimated cost associated with our obligation to redeem points distributed to our member base.

     The total number of outstanding points issued to members as of December 31, 1997 and 1998 was 324.4 million and 1,407.4 million, respectively. In addition, we assumed outstanding point balances of 120.3 million as of December 31, 1998 in connection with our acquisition of the Experian-affiliated companies. The outstanding points issued by us and acquired with the Experian transactions represented a points redemption liability of $519,000 at December 31, 1997 and $2.7 million at December 31, 1998. In April 1999, we consolidated our program with the program run by the acquired Experian-affiliated companies. Our program points were converted 5 to 1 (five old program points for one new program point) into the new consolidated program points. Moreover, the points in the acquired Experian-affiliated companies' program were converted 1 to 1 into the new program points. Accordingly, the total number of outstanding points issued to members as of June 30, 1999 was 747.5 million points with a redemption liability of $5.6 million. This liability was calculated based on an assumption that 100% of outstanding points would be redeemed in 1997 and that 80% of points would be redeemed in 1998 and in the six months ended June 30, 1999. We use historical redemption activity and individual member account activity to determine our estimated redemption liability. The factors that are considered in our estimated redemption liability include points held by terminated and inactive members, as well as those members we believe will not respond to our direct marketing offers. This information is updated on a quarterly basis. The total number of points issued by us and redeemed by members was none in 1997, 22.5 million in 1998 and 22.6 million in the first quarter of 1999. In addition, the total number of points issued by the Experian-affiliated companies and redeemed by members was 4.7 million in 1998 and 4.5 million in the first quarter of 1999. The number of new consolidated program points redeemed during the second quarter of 1999 was 20.5 million.


     Points issued by us have a life of three to four years. Our current policy is that unredeemed points will expire on December 31 of the third calendar year following the calendar year in which such points are first deemed earned. Although we do not anticipate making changes to our current policy we reserve the right to alter point expiration terms at anytime. In the past, we have both extended as well as reduced expiration terms of points. Members may redeem points in their discretion at any time prior to the expiration of the points. We fund point redemptions through our working capital resources. Because we cannot control the timing of members' decisions to redeem points, should the rate of redemption of points exceed our estimates, it could be necessary for us to obtain additional working capital and our results of operations could be materially and adversely affected.

     Net cash used in investing activities was $353,000 in 1997, all of which was used to acquire property and equipment, primarily computer equipment and software. Net cash provided by investing activities was $1.4 million in 1998, most of which was provided by an affiliate of Experian in connection with the acquisition transactions. The net cash used in investing activities for the six months ended June 30, 1999 was $1.7 million, all of which was used to acquire property, equipment, leasehold improvements, primarily computer equipment and software.

     Net cash provided by financing activities was $4.2 million in 1997, $6.2 million in 1998 and $10.6 million in the six months ended June 30, 1999. These amounts included net proceeds of equity financings of $4.1 million in 1997 and $6.1 million in 1998, a $100,000 equipment term loan established in 1997 and a $400,000 equipment term loan established in 1998. The loans have floating interest rates of prime plus 1.5% for the 1997 loan and prime plus 0.5% for the 1998 loan. Both loans are secured by a pledge of our assets and require us to comply with certain financial covenants. During 1997 and 1998, we were in compliance with these covenants or were operating under appropriate waivers. Our current payment obligations under these loans are approximately $16,000 per month.

     In addition, in 1997, 1998 and 1999, we entered into various non-cancelable capital lease agreements for certain types of capital expenditures. As a result of these capital lease agreements, we have an outstanding lease payment obligation of $655,000 as of June 30, 1999. These capital lease agreements have terms ranging three to five years with interest rates ranging from 7.2% to 18.0%. Our current payment obligations under these leases are approximately $33,000 per month.

     At December 31, 1998 and June 30, 1999, we had cash and cash equivalents of $5.1 million and $3.3 million, respectively. In April 1999, we completed the sale of 2,000,000 shares of Series E preferred stock under a stock purchase agreement entered into in March 1999 raising approximately $10.0 million. Upon the completion of this offering, we will be obligated to make a payment of $2.6 million to acquire licensed technology from Experian. For additional information regarding this payment, see "Use of Proceeds." We estimate that we will make capital expenditures of approximately $4.0 million during the next 12 months.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements through the end of 2000. We may need to raise additional funds, however, to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If adequate funds are not available on acceptable terms, our business, results of operations and financial condition could be materially adversely affected.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 are effective for the year ended December 31, 1998. We have determined that we do not have any separately reportable business segments as of December 31, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of SOP No. 98-1 will have a material impact on our consolidated financial statements.

FACTORS AFFECTING OPERATING RESULTS

     Our results of operations have varied widely in the past and we expect that they will continue to vary significantly in the future due to number of factors, including those set forth under "Risk Factors." You should read the "Risk Factors" section of this prospectus carefully. Due to these factors, we believe that quarter-to-quarter or year-to-year comparisons of our results of operations are not a good indication of our future performance. Our results of operations in some future quarter may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to decline.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software products used by many companies may need to be upgraded to comply with these year 2000 requirements.

     We designed the software underlying our email and web-based programs as well as our web site and related technology infrastructure to be year 2000 compliant. However, we rely on third-party hardware

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

and software in the operation of our business. We believe we have identified all of the major information systems used in our internal operations and have substantially completed all modifications, upgrades or replacements to minimize the possibility of a material disruption of our business. The expenditures that we have incurred to date and the expenditures we expect to incur in this regard have not been and are not expected to be material to our business, results of operations and financial condition.

     We have also contacted the vendors of third-party hardware and software we use in order to gauge their year 2000 compliance. Based on these vendors' representations and the activities we have conducted, we believe that the third-party hardware and software we use are year 2000 compliant. We cannot assure you, however, that we will not experience unanticipated negative consequences, including material costs caused by undetected errors or defects in the technology used in our internal systems. If, in the future, it comes to our attention that the software underlying our email or web-based programs requires modification, or that any of our third-party hardware and software are not year 2000 compliant, then we will seek to make modifications to our systems. In this case, we expect these modifications to be made on a timely basis and we do not anticipate that the cost of these modifications will have a material effect on our results of operations. There can be no assurance, however, that we will be able to modify these systems in a timely and successful manner to comply with the year 2000 requirements. Any failure to do so could have a material adverse effect on our business, results of operations and financial condition.

     We are also vulnerable to prolonged data communications, telecommunications or electrical failures resulting from year 2000 problems. Failures of this type could prevent members from accessing our web site or prevent us from operating our business. As a result, we could experience lost advertising revenues, increased operating expenses and loss of members. These types of systemic and infrastructure failures that could prevent people from accessing our web site and prevent us from operating our business represent our worst case year 2000 scenario. We have not developed contingency plans for operation of our business in the event of major systemic or infrastructure failures nor do we believe that it is feasible for us to do so. Accordingly, the occurrence of major systemic and infrastructure failures due to year 2000 problems could have a material adverse effect on our business, results of operations and financial condition.

MARKET RISK

     Our exposure to market risk for changes in interest rates is limited to the exposure related to our debt instruments which are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to invest in high-credit quality securities.

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

                                    BUSINESS

     MyPoints.com is a leading provider of online direct marketing and loyalty programs. We integrate targeted email and web-based direct marketing offers with online loyalty programs to create valuable benefits for both our consumer members and our business partners. Our approach gives consumers the opportunity to earn rewards by responding to online offers and provides businesses with online customer acquisition and retention tools. According to Media Metrix, a web rating service, MyPoints.com was the seventh most popular shopping site on the internet in May 1999. PC Data, another web rating service, reported that MyPoints.com was the eighteenth most popular site on the internet overall in the same period.

INDUSTRY BACKGROUND

Growth of the Internet and Electronic Commerce

     The internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation (IDC), a leading technology research organization, estimates that the number of web users will grow from approximately 97 million worldwide at the end of 1998 to approximately 320 million worldwide by the end of 2002.

     The growing use of the web represents a significant opportunity for businesses to conduct commerce over the internet. According to IDC, transactions on the internet are expected to increase from approximately $32 billion worldwide at the end of 1998 to approximately $426 billion worldwide by the end of 2002. Businesses typically use the internet to offer products and services, such as software, books, home loans and airline tickets, that do not require the customer's physical presence to make a purchase decision. The internet allows these businesses to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, distribution networks and sales personnel.

Online Direct Marketing

     Businesses operating in the electronic commerce marketplace engage in various forms of online direct marketing to generate sales of products or services. Direct marketing is advertising that is intended to generate a specific response or action from a targeted group of consumers. Examples of traditional forms of direct marketing include catalog mailings, magazine inserts and telesales. According to the Direct Marketing Association, 1998 direct marketing advertising commitments totaled $163 billion in the United States. Online direct marketing can take the form of email or web-based promotional offers. Online direct marketing is particularly attractive because advertisers can use tools that are not available in traditional media, such as measurement of "click-through" rates and one-click response to email offers. These tools give advertisers rapid feedback on their marketing campaigns. This feedback can be used to tailor new messages and targeted offers.

     According to Jupiter Communications, a leading internet market research firm, online direct marketing programs offer other unique advantages to businesses, including:

     - an interactive advertising format that enables consumers to respond and purchase online, without the need for telephone calls or store visits;

     - high rates of response to direct marketing offers of between 5% and 15%, compared to the click-through rates of traditional internet advertising -- consisting of "banners" on web sites -- which have reportedly declined from 2.0% to 0.5% over the past two years;

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

     - low cost per email message of between $0.01 and $0.25, compared to $1.00 and $2.00 per piece of direct marketing material sent via postal mail; and

     - short campaign life cycles of between 48 and 72 hours, compared to six to eight weeks offline.

     Because of these advantages, advertisers are committing relatively more dollars to online direct marketing campaigns than to other forms of internet advertising, such as brand marketing using banner advertisements. Forrester Research projects internet advertising expenditures in the U.S. to increase from $1.3 billion in 1998 to $10.4 billion in 2002. Forrester estimates that direct marketing will account for 60% of total online advertising expenditures in the U.S. in 2002, up from 15% in 1998.

     Despite this trend, significant barriers to online direct marketing remain:

     - Inundation. According to Jupiter, the quantity of email messages per user sent in the United States will surpass the volume of pieces of postal mail per household in 1999. The sheer number of email messages leads to competition for the attention of consumers. According to Jupiter, 16% of email recipients immediately delete email from commercial sources, and another 17% delete email unless it is from a familiar source.

     - Spam. Unsolicited commercial email -- commonly known as "spam" -- is not an acceptable medium for major brands that value consumer opinion. Current and pending state and federal legislation places significant restrictions on the use of unsolicited commercial email.

     - Anonymity. Email addresses are largely anonymous. There is no easy way to correlate email addresses with users' demographic and behavioral data without their input. Effective targeting of messages online is difficult without this input.

Online Loyalty Programs

     Membership-based loyalty programs have long been a standard part of the retail product and service landscape. Consumer loyalty programs now operating in the United States serve businesses as diverse as supermarkets, telecommunication companies, airlines, and music and book sellers. As the number of internet users increases, the relative importance to online businesses of customer retention will also increase. As a result, leading online merchants and content providers are increasingly launching and testing programs aimed at retaining their most valuable customers. The challenges that their businesses face in establishing online loyalty programs include the cost of implementing and operating the program and the ability to provide consumers with sufficient opportunities to earn and redeem awards.

Market Opportunity

     Because of continuing corporate interest in using the internet to acquire customers, and because of the need for online businesses to find effective ways to retain customers once they have attracted them, we believe there is a significant opportunity for a company that can overcome the barriers to direct marketing and loyalty on the internet, and bring cost-effective, intergrated direct marketing and loyalty solutions to the online market.

THE MYPOINTS.COM SOLUTION

     MyPoints.com is a leading provider of online direct marketing and loyalty programs. In the internet marketing space, we believe that we are the first to combine targeted email and web-based direct marketing offers with a rewards program, called MyPoints, to provide our advertisers with an

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

online customer acquisition channel. By building our direct marketing service around the MyPoints program, we believe we have overcome the key barriers -- inundation, spam and anonymity -- to effective direct marketing on the internet. Our members opt into MyPoints and are willing to give us personal information because we reward them for doing so. They know we will use the information to tailor email offers to their interests, and they know they can earn additional points by reading and responding to those offers.

     We use our internet rewards technology and marketing expertise to create online customer retention programs for our loyalty partners. Consumers benefit from our direct marketing and loyalty programs through the ability to earn points by interacting with our advertisers and loyalty partners online.

Consumer Benefits

     The MyPoints program offers the following benefits to members:

     - Relevant Offers. The depth of our member database enables us to target advertisements to our members with a high degree of accuracy. This helps us to direct only the most relevant offers to each member and increases the likelihood that the member will view and respond to a given message.

     - Leading Brands. We increase the attractiveness of our program by providing our members with direct marketing offers from name brands such as Disney, eBay, Egghead.com, GTE, Intuit, Macy's, NextCard, Sprint and The Wall Street Journal.

     - Wide Variety of Rewards. We have designed our rewards programs to be broad-based. Rather than focusing on one particular type of consumer award, such as frequent flyer miles, we provide a range of redemption opportunities, including electronic gift certificates from name-brand retailers, credits in other popular rewards programs, long distance minutes and travel awards. A recent NFO Interactive survey found that only 18% of online consumers prefer to earn points in the form of airline miles. By contrast, 44% of online consumers prefer points redeemable for product or gift certificates.

     - Easily Attainable Rewards. Many of our reward opportunities are at point levels that are low enough to be earned in a matter of weeks by a typical active member. These easily attainable rewards include $10 gift certificates for major retailers such as Barnes & Noble and for restaurant chains such as The Olive Garden. We offer our members a variety of point earning opportunities that do not require a purchase, as well as the ability to earn points for offline activities including credit card and long distance telephone usage.

     - Attractive Member Experience. Our highly personalized, easy-to-use interface features one-click purchase and redemption capability. We provide personalized web interfaces that feature the member's name and current point balance. We also deliver email offers in rich-media (HTML-enhanced) format.

     - Privacy and Control. We assure members that we will not sell personal information to third parties without permission. We also give members a significant amount of control over their experience by allowing them to set their own daily message levels, screen out unwanted advertisement or award categories, or opt out of the MyPoints program.

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

Business Benefits

     MyPoints.com provides both our advertising clients, for whom we deliver direct marketing messages, and our loyalty partners, for whom we manage co-branded and private label online point programs, with a competitive advantage in the acquisition of new customers and the retention of existing customers:

     - Integrated Approach to Online Direct Marketing. We believe we are the only direct marketing provider that has integrated online direct marketing with an online rewards program. This enables our advertisers to increase consumer response rates by rewarding consumers who take advantage of their targeted offers. A recent survey by NFO Interactive found that approximately 53% of online customers would increase the amount they spend in online transactions if loyalty points were offered.

     - Access to Our Proprietary Member Database. Our member database consists of extensive demographic, behavioral and transactional information provided to us by consumers enrolled in our programs. We use these detailed member profiles to target offers, allowing our advertising clients to reach the most suitable audience for their promotions and increase consumer response rates.

     - Detailed Real-Time Reporting. Online direct marketing campaigns begin to generate results in two or three days compared to several weeks in offline campaigns. We employ sophisticated marketing analytics and real-time reporting technology to evaluate the initial results of a campaign and use that information to improve the overall results of the current and future campaigns of our advertisers.

     - High Return on Advertising Investment. We offer direct marketers the ability to target and reward consumers with online offers for approximately one-tenth the cost of typical offline direct marketing promotions. As a consequence of improved testing, targeting and rewarding capabilities, we expect online direct marketing response rates to be higher than other online and offline media. This combination of lower delivery costs and higher response rates generates returns on advertising investment that are higher than those achieved by competing direct response media.

     - Customized Loyalty Solutions. We offer a variety of cost-effective and customized solutions to our loyalty partners, including co-branded and private label versions of our MyPoints rewards program. The ability to reward consumers enrolled in co-branded or private label loyalty programs for responding to targeted email from our advertisers enables our loyalty partners to provide consumers with substantial earning opportunities while controlling the overall cost of the program. Our proprietary Digital Loyalty Engine technology enables our business partners to design and manage innovative and flexible online loyalty programs. We currently have agreements in place to provide loyalty solutions to the following companies: Excite@Home, Food.com, GTE, NextCard, Prodigy, Talk City, USA.NET and XOOM.com.

STRATEGY

     Our objective is to build leading online consumer membership services and to enable our advertising clients and loyalty partners to more easily and effectively acquire and retain customers online. Key elements of our strategy to achieve this objective are to:

Expand Our Proprietary Database

     To increase the size of our membership base, we plan to use a variety of approaches, including online advertising, referrals, and co-branded and private label loyalty partnerships. We increase the

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

depth of our database by rewarding consumers for joining our MyPoints program and for completing detailed surveys from which we collect demographic and behavioral data. We also increase the depth of our database by tracking the transaction activity of our members in the MyPoints program. We will continue to use our proprietary and third-party data sources to build more detailed profiles of our members.

Leverage Our Direct Marketing and Loyalty Program Expertise

     We will continue to use our experience in managing direct marketing and loyalty membership programs on the internet on behalf of our advertising clients and loyalty partners, to enable them to maximize response rates to their offers and increase customer retention. We have developed an in-house expertise in database marketing and provide our advertisers with needed support services, including the design and delivery of rich-media email and web-based offers.

Increase Awareness of Our Brand

     We seek to increase awareness of the MyPoints brand through extensive consumer and trade advertising campaigns, including national print and broadcast placements and strategic industry sponsorships. We have unified our corporate and consumer brand names to strengthen the MyPoints brand identity. We also plan to establish partnerships with high-profile internet brands. We will seek to further associate our brand with the strong brands of our advertisers and loyalty partners.

     We will also seek to leverage our loyalty partnerships to increase the reach of our direct marketing services across the internet. Reach is defined by Media Metrix as "the actual number of total users who visited a reported web site or online property at least once in the given month. All unique visitors are unduplicated (only counted once)." According to the May 1999 statistics from Media Metrix, the MyPoints program and the MyPoints Network partnerships, fully implemented, would have had a combined, unduplicated reach of 38.9% of the internet. We are still in the process of implementing some of these partnerships.

Maintain Our Technology Leadership

     The MyPoints Digital Loyalty Engine, which underlies our rewards programs, is a highly scalable platform designed to serve the needs of our members and business partners. The system currently supports more than three million member accounts working in proprietary, co-branded and private label loyalty environments, and serves more than one million email and web-based direct marketing offers daily. We plan to continue developing and improving our technology to meet the needs of a growing online marketplace. We also intend to leverage the technology and experience of Experian, a leading information services and database management company.

Pursue Strategic Acquisitions and Alliances

     We have made several acquisitions, license arrangements and strategic alliances to build our membership base and improve our level of services. In our principal acquisition transaction, we acquired internet and electronic commerce assets and technologies to support web-based rewards programs from companies affiliated with Experian. This acquisition enabled us to integrate email and web-based direct marketing and loyalty programs under the MyPoints name. Through this acquisition, we believe we have become a key element of Experian's long-term internet strategy. We intend to pursue additional strategic alliances and acquisitions aggressively to increase membership through co-branded and private label programs, offer new products and services, access new geographic markets and obtain proprietary technologies.

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

Expand Internationally

     We believe the anticipated international growth of internet usage has the potential to generate significant additional revenue opportunities for us. According to IDC, the number of web users outside the United States is projected to increase from approximately 46 million at the end of 1998 to approximately 184 million by the end of 2002. We currently have one international agreement in place with Sweden Post, the Swedish postal service, to license a localized version of MyPoints BonusMail for the Swedish market. Sweden Post operates one of Europe's leading electronic commerce web sites. Although we currently only have a single international arrangement in place, we are committed to pursuing opportunities for additional international strategic transactions.

MYPOINTS.COM PRODUCTS AND SERVICES

MyPoints and MyPoints BonusMail

     The MyPoints program serves two primary constituencies, our members and our advertising clients. Members enroll to earn rewards by responding to targeted offers on the web at the MyPoints web site and to targeted offers by email through MyPoints BonusMail. Advertising clients use MyPoints to reach a selected group of members with targeted offers and incentives. We believe that MyPoints is the internet's only direct marketing program that integrates electronic commerce by email and web-based offers with the infrastructure to reward consumers with points to respond to these offers.

     The MyPoints program begins with enrollment, where consumers receive rewards points for providing key demographic and behavioral information. This enrollment information is supplemented with transactional data gathered as our members interact with our services. Once enrolled, MyPoints members receive points for responding to targeted, personalized offers. Members may also earn points by filling out additional online surveys. After earning a sufficient number of points, MyPoints members may redeem their points online for products and services from our rewards partners, including long distance minutes, travel awards, points in other loyalty programs and electronic gift certificates. Members may also spend their points at participating catalog sites where merchandise prices are denominated in points for MyPoints members. Our rewards providers benefit from the MyPoints program through increased revenue and additional customers.

     The list of web-based point-earning opportunities presented to the member on the MyPoints "earn page" depends on the profile of the visiting member. Some of the information that determines the point-earning opportunities directed to a member include geographic location, leisure time interests, financial information and investment interests. The MyPoints program features a sophisticated online account maintenance area, where members may change their preferences and other personal information, access their earning history and account balance, contact a member care representative, and redeem points.

     We also place a high degree of importance on our commitment to maintaining the security of member information. We are members of both TRUSTe and the Online Better Business Bureau, and we adhere to the principles of these organizations.

MyPoints Shopping!

     In July 1999, we launched MyPoints Shopping!, a shopping network service that enables our MyPoints members to earn points by shopping online at a network of internet merchants. As of July 29, 1999, the following merchants were among those participating in the program: Cyberian Outpost, Hickory Farms, JC Penney and K-Tel.

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

MyPoints Network

     The MyPoints Network is a system of participating web sites which offer our members the opportunity to earn points at locations on the internet other than the MyPoints web site. We provide participating web sites with a supply of rewards points to distribute to their visitors as a loyalty and incentive tool in exchange for the opportunity to enroll their visitors in our service. These partnerships can be co-branded in cases where the partners commit to bring us a certain number of new members. In these partnerships, the currency always retains the MyPoints brand and we retain direct marketing rights to the members generated by the service. We currently have agreements with the following companies to participate in the MyPoints Network: Excite@Home, Food.com, GTE, Talk City, USA.NET and Wall Street Sports.

     We compensate loyalty partners with points for each new member the partner brings to the MyPoints program. We either manage the program externally or enable our partner to set point-earning opportunities without our direct involvement using our Digital Loyalty Engine. The Digital Loyalty Engine enables our partners to reward any action that requires a click on the site, such as clicking on a banner, registering for a service or purchasing a product. We also provide each partner with a supply of rewards points based on prospective membership growth, internal promotion to MyPoints members, and, in some cases, cooperative advertising to launch the new web site.

     Network partnerships create cost-effective membership growth. They also increase our brand awareness among new affinity groups. Our network partnership marketing group focuses on current rewards partners, electronic commerce alliances, major electronic commerce and entertainment sites, web-based email providers, and online community sites and portals.

Private Label Loyalty Programs

     We also build and operate fully customized, private label point programs based on the MyPoints technology. We currently operate private label programs on behalf of Prodigy (Prodigy Points) and NextCard Internet VISA (NextCard Rewards). We also have an agreement with XOOM.com to develop and implement a private label program, named XOOMPoints, on its behalf in the third quarter of 1999. Private label loyalty programs operate in a manner similar to the MyPoints Network program, except that the points are branded exclusively for our partners. We may still market to our partners' members; however, the marketing material we use is branded for our partners and the points issued as a response incentive are in the form of our partners' branded currencies. Our private label redemption options can also be adjusted to maximize support for our partners' brands. For instance, we may include a partner's own product line in the rewards chart, providing a set of redemption options highly relevant to the partner's own consumer base. At all levels, a private label loyalty program reinforces and builds loyalty to our partners' brands, while at the same time expanding our direct marketing membership base.

Licensing Programs

     We offer our technology for license to customers seeking to develop email or web-based direct marketing and loyalty programs. As part of our license agreement, we may receive a set-up fee and royalties based on a percentage of revenues derived from the licensed site. We currently have one licensing agreement in place with Sweden Post. This agreement establishes a version of the MyPoints BonusMail program for the Swedish market. Licensing is an attractive way for us to address most international market opportunities, which typically require a foreign language web site as well as advertising and points redemption opportunities relevant to the local market.

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SALES AND MARKETING

     Our advertising sales organization consisted of 38 employees located in San Francisco, New York, Los Angeles and Chicago as of June 30, 1999. This organization is dedicated to developing and maintaining relationships with leading advertisers and advertising agencies nationwide. We also seek to enter into relationships with third-party advertising sales representatives to augment the efforts of our direct sales personnel. For example, we recently entered into an agreement with a telesales firm specializing in email advertising sales.

     Our consumer marketing and business development organization consisted of 16 employees in San Francisco, New York and Chicago as of June 30, 1999. This organization is dedicated to acquiring members for our online direct marketing program. MyPoints consumer marketing group uses a variety of member acquisition strategies, including referrals by current members, banner bars and other online media placements, and affiliate programs. Affiliate programs include relationships in which partners bring new members to MyPoints by introducing the service to their own user bases in exchange for exposure of their own services to the MyPoints membership or a cash payment per member. We have a wide variety of affiliate programs in place, including one with Microsoft under which MyPoints BonusMail is listed as a preferred product in the download area for Microsoft's email product, Outlook Express. These products are complementary in that Outlook Express enables the user to read rich-media email and MyPoints BonusMail can deliver email in this format. The business development group uses loyalty partnerships to acquire members for our online direct marketing program. These partnerships can take various forms, including membership in the MyPoints Network and private label loyalty programs.

ADVERTISING CLIENTS AND REWARDS PROVIDERS

     Set forth below is a list of our largest advertising clients, based on the amount of revenues we generated during the second quarter of 1999:

Advertising Clients

BMG Entertainment        Cooking.com
eBay                     eToys
Fingerhut                Garden.com
Intuit                   Lifeminders
MyFamily.com             OnNow
Sprint                   Stockscape.com
Visto Corporation        Working Assets
XOOM.com                 ZineZone.com

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

     MyPoints largest rewards providers, based on frequency of points redemption, are as follows: Rewards Providers

American Red Cross       Artistic Greetings
Barnes & Noble           Blockbuster Video
Boston Market            Brinker International
Darden Restaurant        GAP
Macy's                   Magazine Mall
REI                      Spree.com
Sprint                   Target
Tower Records            Toys R Us

MEMBER CARE

     We have established a measurable member care process that is designed to provide superior service to all program participants.

Automated Inquiry System

     We have developed automated online support services for our members, such as online access to account information and transaction histories. Our new member inquiry interface is designed to answer member questions automatically. Through this member inquiry system, customers contact us via a web form that generates an email containing relevant customer account information for efficient handling by our member care staff.

24-hour/7-day Support

     We employ an internal staff dedicated to member care and a specialized customer support vendor, Brigade Solutions, to maximize coverage and minimize cost and turnaround time. Through this combination, we are able to provide 24-hour, 7-day coverage with immediate automated responses for all online inquiries and a turnaround time of less than 24 hours for more than 95% of basic member inquiries. We intend to continue to enhance our member care services through increased availability of online member self-support and improved customer reporting systems.

TECHNOLOGY AND INFRASTRUCTURE

     We have developed an expandable, secure and reliable technology infrastructure to support our online direct marketing and loyalty rewards programs. The principal element of our proprietary technology is our Digital Loyalty Engine. The Digital Loyalty Engine enables our loyalty partners to set the parameters of point-earning transactions without our direct involvement. Customizable elements include the number of times in a given period an award may be earned, the number of points per transaction, the maximum number of transactions per member and the maximum aggregate numbers of points that can be awarded in a given campaign. Partners can use the Digital Loyalty Engine to take advantage of market opportunities on a real-time basis by establishing new point-earning opportunities or altering the parameters of existing opportunities.

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Expandability

     Our technology is designed to support tens of millions of users. To date, we have demonstrated that our architecture is capable of rapid expansion as more than three million consumers have enrolled in our direct marketing and loyalty programs. Our systems are also designed to capture a large amount of data from our members, which is critical to the creation of a successful online loyalty rewards program. In addition, our systems can be integrated with our partners' own databases, thereby enhancing data exchange and data mining for marketing purposes.

Security

     We incorporate a variety of encryption techniques meant to protect the privacy of consumer information and the integrity of client transactions. We also employ a variety of automated fraud detection procedures to identify patterns of abuse and potential fraudulent use of the system. Our fraud detection systems can automatically disable accounts in which fraud is suspected. The data center where our system is located provides 24-hour/7-day security management.

Reliability

     Our software system architecture uses industry standard technologies to maximize reliability. We use Secure Socket Layer for secure transactions, Oracle databases, the UNIX operating system and the Netscape web server within our infrastructure. All of these platforms have demonstrated a high degree of reliability. Our databases are also distributed among clients and among functions. In particular, each Digital Loyalty Engine, where transactions are recorded, is separate from the main database of account records. As a result, a database failure would typically affect only a particular client or function and would not adversely impact our entire system. We back up our Oracle databases to long-term tape storage on a daily basis.

     Our network servers are housed separately at Exodus Communications' data center in Jersey City, New Jersey. The Exodus data center provides redundant network connections, redundant connections to power grids, diesel generators for emergency power, air conditioning and 24-hour/ 7-day engineering support. Our infrastructure is built to maximize reliability through the use of multiple central processor units and redundant power supplies, networking and input/output controllers.

COMPETITION

     We face intense competition from both traditional and online advertising and direct marketing businesses. We expect competition to increase due to the lack of significant barriers to entry in the online advertising market. As we expand the scope of our product and service offerings, we may compete with a greater number of media companies across a wide range of advertising and direct marketing services. Currently, several companies offer competitive online products or services, including CyberGold and Netcentives. We also expect to face competition from established online portals and community web sites that engage in direct marketing, as well as from traditional advertising agencies and direct marketing companies that may seek to offer online products or services. Therefore, although we believe we are the only company that currently offers online direct marketing integrated with an online rewards program, we may face additional competition from companies engaged in online direct marketing that introduce rewards programs and from online rewards program providers that begin offering direct marketing services.

     Our ability to compete depends upon many factors, including:

     - the timing and market acceptance of new products and services developed either by us or our competitors;

     - our ability to demonstrate the effectiveness of our service to advertisers;

     - our ability to increase the number of members who participate in our online programs;

     - our ability to increase the depth of information in our database regarding our members by capturing demographic, behavioral and transactional data;

     - our ability to increase awareness of our brand;

     - the capacity of our technology infrastructure to meet the needs of our members, advertisers and loyalty partners; and

     - sales and marketing efforts by us or our competitors.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     Our success and ability to compete are substantially dependent on our internally developed technologies and trademarks, which we seek to protect through a combination of patent, copyright, trade secret and trademark laws. We have filed three patent applications in the United States. For some of these applications, we also plan to file corresponding international patent applications. We have entered into confidentiality or license agreements with our employees and consultants, and corporate and strategic partners and generally seek to control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for third parties to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We pursue the registration of our trade and service marks in the United States and internationally. We have registered trademarks for "MyPoints," "BonusMail" and "Rew@rds" in the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the internet, and policing unauthorized use of our proprietary information is difficult.

     Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in internet-related businesses are uncertain and still evolving. We cannot give any assurance as to the future viability or value of any of our proprietary rights. In addition, we cannot give any assurance as to the future viability or value, if any, of our proprietary rights. In addition, we cannot give any assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information. Any infringement or misappropriation, should it occur, could have a material adverse effect on our business, results of operations and financial condition.

     Our business activities may infringe upon the proprietary rights of others, and other parties may assert infringement claims against us. We have received two claims of alleged infringement, one of which has been resolved through a license agreement. We are currently in the process of negotiating a settlement of the second claim, which was made by CyberGold, Inc. in May 1999. If this claim cannot be resolved through a license or similar arrangement, we could become a party to litigation with CyberGold. Litigation may also be necessary to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. An adverse determination in any litigation of this type could require us to make significant changes to the structure and operation of our online rewards program, attempt to design around a third party's patent, or license alternative technology from another party. Implementation of any of these alternatives could be costly and time consuming, and might not be possible. Accordingly, an adverse determination in any litigation that might ensue between a third party and us could have a material adverse effect on our business, results of operations and financial condition. In addition, any intellectual property litigation, even if successfully defended, would result in substantial costs and diversion of resources and management attention and could therefore have a material adverse effect on our business, results of operations and financial condition.

     We have licensed, and may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, they may take actions that could materially and adversely affect the value of our proprietary rights or reputation.

PRODUCT AND SERVICE WARRANTIES

     When members purchase products in response to direct marketing offers that we send them or redeem points for products and services, we pass on to these members the warranties made by the manufacturers of products or providers of services. We do not provide separate additional warranties.

EMPLOYEES

     As of June 30, 1999, we employed 123 people, including 54 in sales and marketing, 52 in technology and production and 17 in support, administration, finance, management and human resources. We believe that we maintain good relations with our employees.

FACILITIES

     We are currently leasing approximately 7,878 square feet of office space in San Francisco, California, approximately 11,000 square feet of office space in Schaumburg, Illinois and approximately 4,500 square feet of office space in New York, New York. Our sales, marketing, finance and administration functions are based in San Francisco. Our technology and production groups are based in Schaumburg. We have also expanded our Schaumburg facility to approximately 18,750 square feet through a lease of new space in the same office complex as our current space. We also currently plan to increase our office space in San Francisco during 1999. We do not have any commitments for this additional space, but we believe we can obtain additional space on commercially reasonable terms. We believe that our Schaumburg space and the additional space we intend to lease in San Francisco will meet our space requirements for the next several years. The lease for the San Francisco facility expires in November 1999, with an option to extend the lease for one additional three-year term. The Schaumburg facility is currently leased under a lease which expires in March 2001 and two month-to-month leases. These leases will automatically convert into a 60-month lease upon completion of improvements to our new Schaumburg facility.

DIRECT MARKETING BOARD OF ADVISORS

     We have assembled a board of advisors with significant experience in the direct marketing industry. Our board of advisors consists of:

        Steve Carbone
        President, Grey Direct e.marketing

        G. Steven Dapper
        Chief Executive Officer of Hawkeye Media
        Former Chairman and Chief Executive Officer, Rapp Collins Worldwide

        Rashi Glazer
        Editor-in-Chief, Interactive Marketing Journal
        Professor of Marketing, Haas School of Business, University of California at Berkeley

        Worthington Linen
        Chairman and Chief Executive Officer, The Signature Group
        Former President and Chief Executive Officer, BMG Direct

        George S. Wiedemann
        Chairman and Chief Executive Officer, Grey Direct Marketing Group Chairman of the Direct Marketing Association

        Lester Wunderman
        Founder and former Chairman, Wunderman Cato Johnson

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth, as of June 30, 1999, certain information concerning our executive officers and directors:

                NAME                   AGE                         POSITION
                ----                   ---                         --------
Steven M. Markowitz..................  28    Chief Executive Officer and Chairman of the Board
Robert C. Hoyler.....................  48    President, Chief Operating Officer and Director
Thomas P. Caldwell...................  40    Senior Vice President, Finance and Chief Financial
                                             Officer
Charles H. Berman....................  47    Executive Vice President, Sales
Virgil Bistriceanu...................  40    Senior Vice President, Technology
Steven E. Parker.....................  36    Senior Vice President, Marketing
Frank J. Pirri.......................  58    Senior Vice President, Offline Commerce
Layton S. Han........................  33    Vice President, Business Development
Howard L. Morgan.....................  53    Director
Thomas Newkirk.......................  53    Director
Lawrence E. Phillips.................  33    Director
Mario M. Rosati......................  52    Director
Lester Wunderman.....................  79    Director

     Steven M. Markowitz is a founder of MyPoints.com and has served as our Chief Executive Officer and Chairman of the Board since November 1996. Mr. Markowitz also served as our President from November 1996 until December 1998. From May 1995 to August 1996, Mr. Markowitz was a securities analyst with Fidelity Management & Research (Far East), a unit of Fidelity Investments. Mr. Markowitz is also the founder of a specialty catalog for the Japanese software market and has acted as an advisor to that company since 1992. From 1992 to 1994, Mr. Markowitz was a Tokyo-based correspondent for Dow Jones & Co., Inc., a business and financial news publishing company. Mr. Markowitz holds an A.B. from the University of California at Berkeley and an M.B.A. from the Haas School of Business, University of California at Berkeley.

     Robert C. Hoyler has served as our President and Chief Operating Officer since December 1998 and has served as one of our directors since January 1999. Prior to joining MyPoints.com, Mr. Hoyler had served as Chief Executive Officer of MotivationNet since July 1996. From July 1993 to March 1996, Mr. Hoyler served as Senior Vice President of Diversified Businesses at Keebler, a leading consumer products company, where he was responsible for sales, marketing and manufacturing for Keebler's Diversified Businesses unit. Mr. Hoyler holds a B.A. from Loyola University and a Master of Management from J.L. Kellogg Graduate School of Management, Northwestern University.

     Thomas P. Caldwell joined us as our Senior Vice President, Finance and Chief Financial Officer in April 1999. Prior to joining MyPoints.com, Mr. Caldwell served as Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary of Dynamic Circuits, Inc., a printed circuit board manufacturer, since November 1996. In July 1998, Dynamic Circuits, Inc. was acquired by Dynamic Details, Inc., and at that time Mr. Caldwell was also appointed to the position of Vice President, Strategic Development of Dynamic Details, Inc. From May 1996 to November 1996, Mr. Caldwell served as Director, Corporate Finance in the San Francisco office of Coopers & Lybrand L.L.P., an accounting firm, where he provided financial consulting services. From February 1993 to May 1996, Mr. Caldwell served as a Vice President of Houlihan, Lokey, Howard & Zukin, Inc., an investment banking firm. Mr. Caldwell holds a B.S. from Santa Clara University and an M.B.A. from the University of Chicago, Graduate School of Business.

     Charles H. Berman has served as our Executive Vice President, Sales since October 1998. From September 1998 to October 1998, Mr. Berman served as our Director of Business Development. From February 1998 to September 1998, Mr. Berman served as our Director of Consumer Marketing, where he was responsible for all membership acquisition. From July 1994 to December 1997, Mr. Berman served as President of Goodstuffs, a gourmet food and wine company. From 1988 to June 1994, Mr. Berman served as President of WineWrights, a wine membership organization company, where he managed the company from inception. Mr. Berman holds a B.A. from Case Western Reserve University and an M.B.A. from San Francisco State University.

     Virgil Bistriceanu has served as our Senior Vice President, Technology since November 1998. Since August 1994, Mr. Bistriceanu has also been an instructor in the Computer Science Department of the Illinois Institute of Technology. From May 1997 to November 1998, Mr. Bistriceanu served as Chief Technology Officer of MotivationNet, where he designed the architecture and managed implementation of its rewards program. Mr. Bistriceanu holds an M.S. in Electrical Engineering from the Polytechnic Institute of Bucharest, Romania.

     Steven E. Parker has served as our Senior Vice President, Marketing since July 1999. From November 1998 to July 1999, Mr. Parker served as our Vice President, Product and Trade Marketing. From September 1997 to November 1998, Mr. Parker served as Vice President, Marketing, for MotivationNet. From December 1995 to September 1997, Mr. Parker served as President of Select Brands, Inc. From May 1990 to December 1995, Mr. Parker held several positions with Keebler Company, most recently Director of Category Management and New Product Development in Keebler's Diversified Businesses unit. Mr. Parker holds a B.S. in Commerce from the McIntire School at the University of Virginia and an M.B.A. from Loyola University.

     Frank J. Pirri has served as our Senior Vice President, Offline Commerce since December 1998. From May 1997 to November 1998, Mr. Pirri served as Executive Vice President of MotivationNet. From January 1994 to May 1997, Mr. Pirri served as the President and Chief Executive Officer of Life Facts, Inc., a medical information products company. From January 1993 to January 1994, Mr. Pirri served as the Vice Chairman of S&H Citadel, Inc., an incentives marketing services company, following its merger with S&H Motivation and Citadel Motivation. From 1987 to January 1993, Mr. Pirri served as President and Chief Executive Officer of S&H Motivation, a consumer and business-to-business performance improvement company. Prior to S&H Motivation, Mr. Pirri held numerous positions over a 24-year period at The Sperry & Hutchinson Company (S&H Green Stamps). Mr. Pirri holds a B.B.A. from Pace University and a Master of Management from J.L. Kellogg Graduate School of Management, Northwestern University.

     Layton S. Han has served as our Vice President, Business Development since April 1999. From November 1996 to April 1999, Mr. Han served as our Vice President, Finance and Chief Financial Officer. From May 1996 to August 1996, Mr. Han served with the strategy and business development group of US West Media Group, a telecommunication company. From 1989 to January 1996, Mr. Han served as an Account Executive of Travelers Insurance Company where he underwrote insurance and risk financing products for corporate clients. Mr. Han holds a B.S. from the University of California, Davis and an M.B.A. from the Haas School of Business, University of California at Berkeley.

     Howard L. Morgan has served as one of our directors since November 1996. Since 1989, Dr. Morgan has been President of the Arca Group, Inc., a consulting and investment management firm specializing in the areas of computer and communications technologies. Dr. Morgan has also served as a General Partner of Idealab! Corporation, an incubator of internet and e-commerce companies, since January 1999. In addition, Dr. Morgan served as Chief Executive Officer of Franklin Electronic Publishers, Inc. in early 1998. Dr. Morgan was Professor of Decision Sciences at the Wharton School of Business of the University of Pennsylvania from 1972 through 1986. Dr. Morgan serves as director for a number of public companies, including Cylink Corp., Franklin Electronic Publishers, Inc., Infonautics Corporation, Kentek Information Systems, Inc., MetaCreations Corporation, Segue Software, Inc. and Unitronix Corp. Dr. Morgan holds a B.S. from City College of New York and a Ph.D. from Cornell University.

     Thomas Newkirk has served as one of our directors since January 1999. Mr. Newkirk has served as the Chairman of Experian Marketing Solutions, a subsidiary of the information services company Experian, since 1998. Mr. Newkirk founded Direct Marketing Technology, a wholly-owned subsidiary of Experian, in 1981 and has served as its Chairman since 1990. Mr. Newkirk holds a B.S. from Massachusetts Institute of Technology.

     Lawrence E. Phillips has served as one of our directors since December 1998. In April 1998, Mr. Phillips formed and presently serves as Managing Director of Primedia Ventures, a venture capital fund of Primedia, a media and publishing company, where he directs investing activities in early-stage internet software, commerce and advertising companies. From February 1995 to April 1998, Mr. Phillips founded and managed an internet division for Primedia's Magazine Group, where he had general management responsibilities for the launch and operation of several web sites. From September 1992 to February 1995, Mr. Phillips was a Vice President at Unterberg Harris, an investment banking firm. Mr. Phillips holds an A.B. from Cornell University and an M.B.A. from Harvard Business School.

     Mario M. Rosati has served as one of our directors since November 1996. Mr. Rosati has been with the Palo Alto, California law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1971, first as an associate and then as a member since 1975. Mr. Rosati also serves as a director of Sanmina Corporation, Ross Systems, Inc., Vivus, Inc., Meridian Data, Inc., Genus, Inc. and Aehr Test Systems. Mr. Rosati holds a B.A. from the University of California, Los Angeles and a J.D. from the University of California at Berkeley, Boalt Hall School of Law.

     Lester Wunderman has served as one of our directors since January 1999 and is also a member of our board of advisors. Through December 1998, Mr. Wunderman served as Chairman of Wunderman Cato Johnson, a world-wide direct marketing agency, which he founded in 1958. Mr. Wunderman is also Visiting Professor of Direct Marketing at the School for Continuing Education of New York University. He has served as Chairman of the Executive Committee of the Center for Direct Marketing at New York University and is a Trustee of the Children's Television Workshop. Mr. Wunderman serves as a director of Infonautics Corporation. Mr. Wunderman holds an honorary doctorate from City University of New York.

BOARD COMPOSITION

     Our bylaws currently authorize seven directors. Our certificate of incorporation and bylaws that become effective upon the completion of this offering provide that our board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors, Messrs. Markowitz, Morgan and Rosati, will stand for reelection at the 2000 annual meeting of stockholders. The Class II directors, Messrs. Hoyler and Phillips, will stand for reelection at the 2001 annual meeting of stockholders. The Class III directors, Messrs. Newkirk and Wunderman, will stand for reelection at the 2002 annual meeting of stockholders. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control or management. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     The board of directors has a compensation committee and an audit committee.

     Our compensation committee consists of Messrs. Morgan, Newkirk and Phillips. The compensation committee makes recommendations regarding our various incentive compensation and benefit plans and determines salaries for our executive officers and incentive compensation for our employees and consultants.

     Our audit committee consists of Messrs. Phillips and Wunderman. The audit committee makes recommendations to the board of directors regarding the selection of our independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee was, at any time since our formation, an officer or employee of MyPoints.com. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. See "Transactions with Directors, Executive Officers and Principal Stockholders" for a description of transactions between MyPoints.com and entities affiliated with members of our compensation committee.

DIRECTOR COMPENSATION

     We do not currently pay any cash compensation to our directors for their services as members of the board of directors, although we reimburse them for reasonable expenses in connection with attending our board and committee meetings. We do not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, we have granted our outside directors options to purchase shares of our common stock under the 1996 stock plan or the 1999 stock plan. In January 1997, we granted Mr. Morgan an option to purchase 133,333 shares at a per share exercise price of $0.05. In September 1997, we granted Mr. Rosati an option to purchase 113,333 shares at a per share exercise price of $0.10. In February 1998, we granted Mr. Rosati an option to purchase 20,000 shares at a per share exercise price of $0.10 and Mr. Wunderman, then in his capacity as a member of our board of advisors, an option to purchase 10,000 shares at a per share exercise price of $0.05. In January 1999, we granted Mr. Newkirk an option to purchase 25,000 shares, Mr. Phillips an option to purchase 25,000 shares and Mr. Wunderman an option to purchase 50,000 shares, all at a per share exercise price of $1.00.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by us during 1998 to our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                              COMPENSATION
                                                                              ------------
                                                                                 AWARDS
                                                                 ANNUAL       ------------
                                                              COMPENSATION     SECURITIES
                                                              ------------     UNDERLYING
                NAME AND PRINCIPAL POSITIONS                   SALARY($)       OPTIONS(#)
                ----------------------------                  ------------    ------------
Steven M. Markowitz.........................................    $100,000             --
  Chief Executive Officer and Chairman of the Board of
  Directors
Robert C. Hoyler............................................     139,682             --
  President and Chief Operating Officer
Virgil Bistriceanu..........................................     108,184         96,675
  Senior Vice President, Technology
Frank J. Pirri..............................................     109,384             --
  Senior Vice President, Offline Commerce

     Messrs. Hoyler's, Bistriceanu's and Pirri's salaries include amounts earned at MotivationNet before its acquisition by MyPoints.com. Thomas P. Caldwell joined MyPoints.com in April 1999 at an annual salary of $150,000.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information relating to stock options granted during 1998 to our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000. All of these options were awarded under our 1996 stock plan or our 1999 stock plan and have a term of ten years from the date of grant.

                                                                                                     POTENTIAL
                                                                                                    REALIZABLE
                                                       INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                  ------------------------------------------------------------    ANNUAL RATES OF
                                    NUMBER OF      PERCENT OF                                       STOCK PRICE
                                   SECURITIES     TOTAL OPTIONS                                    APPRECIATION
                                   UNDERLYING        GRANTED                                      FOR OPTION TERM
                                     OPTIONS        IN FISCAL        EXERCISE       EXPIRATION   -----------------
              NAME                 GRANTED(#)         1998         PRICE($/SH.)        DATE       5%($)    10%($)
              ----                -------------   -------------   ---------------   ----------   -------   -------
Steven M. Markowitz.............          --            --                --                --        --        --
Robert C. Hoyler................          --            --                --                --        --        --
Virgil Bistriceanu..............      96,675           9.0%            $0.26        12/23/2008   $15,808   $40,060
Frank J. Pirri..................          --            --                --                --        --        --

     In 1998, we granted options to purchase an aggregate of 1,079,562 shares of common stock to our employees, directors and consultants. Generally, we grant options at an exercise price equal to the fair market value of the underlying common stock on the date of grant, as determined by our board of directors, and the options vest over four years from the date of grant. In determining the fair market value of our common stock, our board of directors considers valuations of comparable companies, valuations at which we have issued preferred stock, valuation reports and analyses prepared by third parties, the relative rights and preferences of our preferred stock as compared to our common stock, and the lack of liquidity of our securities. Once we become a publicly-held company, the fair market value of our stock will equal its trading market price. Mr. Bistriceanu's option vests over three years beginning on May 1, 1997.

     In accordance with the rules of the Securities and Exchange Commission, the above table sets forth the potential realizable value over the ten-year period from the grant date to the expiration date, assuming rates of stock appreciation of 5% and 10%, compounded annually. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of our common stock.

     In addition, in January 1999, we granted Mr. Markowitz an option to purchase 350,000 shares, Mr. Hoyler an option to purchase 250,000 shares and Mr. Bistriceanu options to purchase 138,595 shares of common stock. These options were granted under our 1999 stock plan with an exercise price of $1.00 per share.

     In April 1999, we granted Messrs. Markowitz, Hoyler, Bistriceanu and Pirri each an option to purchase 90,000 shares of common stock in connection with our senior management incentive plan. Additionally, in May 1999, we granted Mr. Caldwell options to purchase an aggregate of 220,000 shares of common stock. All of these options were granted under our 1999 stock plan with an exercise price of $8.00 per share. In connection with the option grant to Mr. Caldwell, we have agreed to accelerate the vesting of 40,000 of the options in the event the price of our common stock 30 days after the effective date of this offering is greater than $12.00 per share.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for our Chief Executive Officer and our other executive officers who received salary compensation of more than $100,000 in 1998, relating to the number and value of securities underlying exercisable and unexercisable options held at December 31, 1998. These executive officers did not exercise any options during 1998.

                                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                       UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                                   OPTIONS AT DECEMBER 31, 1998(#)        DECEMBER 31, 1998($)
                                   -------------------------------    ----------------------------
              NAME                 EXERCISABLE       UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              ----                 -----------       -------------    -----------    -------------
Steven M. Markowitz..............        --                  --           --                --
Robert C. Hoyler.................        --                  --           --                --
Virgil Bistriceanu...............    62,435              34,240           --                --
Frank J. Pirri...................        --                  --           --                --

     The value of unexercised in-the-money options at December 31, 1998 above is based on a value of $0.26 per share, the fair market value of our common stock as of December 23, 1998, as determined by our board of directors, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option. All options were granted under our 1996 stock plan or our 1999 stock plan.

STOCK PLANS

     1999 Stock Plan. Our 1999 stock plan was adopted by the board of directors in November 1998. In March 1999, our board of directors amended the 1999 stock plan to increase the number of shares reserved for issuance to a total of 2,966,962 shares. As of June 30, 1999, options to purchase an aggregate of 3,310,752 shares were outstanding, 79,321 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights, and 359,927 shares were available for future grant. In May 1999, our board of directors amended the 1999 stock plan to increase the number of shares reserved for issuance to a total of 3,750,000 shares. In July 1999, our Board of Directors approved an amendment to the 1999 stock plan to increase the number of shares of common stock reserved for issuance thereunder by 1,250,000 shares for a new total of 5,000,000 shares. These amendments have been approved by our stockholders.


     The 1999 stock plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code, to employees and nonstatutory stock options, stock purchase rights and stock bonus rights to employees, directors and consultants. The 1999 stock plan may be administered by different committees authorizing grants to different groups of service providers. Options granted as performance-based compensation within the meaning of Section 162(m) are administered by a committee of two or more outside directors. Option administration committees may make final and binding determinations regarding the terms and conditions of the awards granted, including the exercise prices, the numbers of shares subject to the awards and the exercisability of the awards, forms of agreement for use under the plan and interpretations of plan terms.

     The exercise price of incentive stock options granted under the 1999 stock plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, including the stock of any parent or subsidiary of MyPoints.com, the exercise price must be no less than 110% of the fair market value and, for any service provider, the exercise price must be no less than 85% of the fair market value. The exercise price of nonstatutory stock options is set by the administrator of the 1999 stock plan. The maximum term of options granted under the 1999 stock plan is ten years. The maximum term of options granted to holders of at least 10% of our stock is five years.

     An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options in the three-month period following this cessation, or any other period of time determined by the administrator, unless these options terminate or expire sooner or, for nonstatutory stock options, later, by their terms. The three-month period is extended to 12 months for terminations due to death or total and permanent disability. In the event of a merger, sale or reorganization of MyPoints.com into another corporation that results in a change of control of us, options that would have become vested within 18 months after the closing date of the merger transaction will accelerate and become fully vested upon the closing of the transaction. In the event of a change of control transaction, either outstanding options that are not accelerated would be assumed by the successor company or an equivalent option would be substituted by the successor company. If any of these options are not assumed or substituted, they would terminate.

     None of our employees may be granted options to purchase more than 500,000 shares in any fiscal year. The 1999 stock plan will terminate in November 2008, unless sooner terminated by the board of directors.

     The board of directors may also grant stock purchase rights to employees, directors and consultants under the 1999 stock plan. These grants would be made pursuant to restricted stock purchase agreements, and the price to be paid for the shares granted is determined by the administrator. We are generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with us for any reason, including death or disability. The repurchase price must be the original purchase price paid by the purchaser. The repurchase option lapses at a rate determined by the administrator. Once the stock purchase right has been exercised, the purchaser will have rights equivalent to those of a stockholder.

     1996 Stock Plan. Our 1996 stock plan was adopted by the board of directors in November 1996. In November 1998, the 1996 stock plan was amended to decrease the number of shares of common stock reserved for issuance to 935,833 shares. As of June 30, 1999, options to purchase an aggregate of 567,845 shares were outstanding, 325,622 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 42,366 shares were available for future grant.

     The 1996 stock plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code, to employees and nonstatutory stock options, stock purchase rights and stock bonus rights to employees, directors and consultants. The 1996 stock plan may be administered by the board of directors or a committee appointed by the board. The option administration committee may make final and binding determinations regarding the terms and conditions of the awards granted, including the exercise prices, the numbers of shares subject to the awards and the exercisability of the awards, forms of agreement for use under the plan and interpretations of plan terms.

     The exercise price of incentive stock options granted under the 1996 stock plan must be at least equal to the fair market value of our common stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of our stock, the exercise price must be no less than 110% of the fair market value. The exercise price of nonstatutory stock options is as follows: for any person holding more than 10% of the voting power of all classes of our stock including the stock of any parent or subsidiary of MyPoints.com, the exercise price must be no less than 110% of the fair market value and, for any service provider, the exercise price must be no less than 85% of the fair market value. The maximum term of options granted under the 1996 stock plan is generally ten years. The maximum term of options granted to holders of at least 10% of our stock is five years.

     An optionee whose relationship with us or any related corporation ceases for any reason, other than death or total and permanent disability, may exercise options in the three-month period following this cessation, or any other period of time determined by the administrator, unless these options terminate or expire sooner or, for nonstatutory stock options, later, by their terms. The three-month period is extended to 12 months for terminations due to death or total and permanent disability. In the event of a merger, sale or reorganization of MyPoints.com into another corporation that results in a change of control of us, options that would have become vested within 18 months after the closing date of the merger transaction will accelerate and become fully vested upon the closing of the transaction. In the event of a change of control transaction, either outstanding options that are not accelerated would be assumed by the successor company or an equivalent option would be substituted by the successor company. If any these options are not assumed or substituted, they would terminate. The 1996 stock plan will terminate in November 2006, unless sooner terminated by the board of directors.

     The board of directors may also grant stock purchase rights to employees, directors and consultants under the 1996 stock plan. These grants are made pursuant to restricted stock purchase agreements, and the price to be paid for the shares granted is determined by the administrator. We are generally granted a repurchase option exercisable on the voluntary or involuntary termination of the purchaser's employment with us for any reason, including death or disability. The repurchase price must be the original purchase price paid by the purchaser. The repurchase option lapses at a rate determined by the administrator. Once the stock purchase right has been exercised, the purchaser will have rights equivalent to those of a stockholder.

     1999 Employee Stock Purchase Plan. Our 1999 employee stock purchase plan provides employees of MyPoints.com with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 200,000 shares of common stock has been reserved for issuance under the purchase plan, none of which has been issued. The purchase plan will be administered by our board of directors or by a committee appointed by the board. The purchase plan permits eligible employees to purchase common stock through payroll deductions of up to 15.0% of an employee's compensation, up to a maximum of $25,000, determined by the fair market value of the shares at the time the stock is purchased, for all purchases ending within the same calendar year. Employees are eligible to participate if they are customarily employed by us for at least 20 hours per week and more than five months in any calendar year. Unless the board of directors or its committee determines otherwise, each offering period will run for six months. The first offering period will commence on the date of this prospectus and will terminate on December 31, 1999. Thereafter, new six-month offering periods will begin on January 1 and July 1 of each year. In the event of an acquisition of MyPoints.com, the offering period then in progress will be shortened and all rights automatically exercised if the purchase rights are not assumed or substituted by the successor corporation. The price at which common stock will be purchased under the purchase plan is equal to 85.0% of the fair market value of the common stock on the first day of the offering period or the last day of the offering period, whichever is lower. Employees may end their participation in an offering period at any time, and participation automatically ends on termination of employment. The board may amend, modify or terminate the purchase plan at any time as long as the amendment, modification or termination does not impair vesting rights of plan participants. The purchase plan will terminate in March 2009, unless terminated earlier in accordance with its provisions.

     Senior Management Incentive Plan. In 1999, we adopted a senior management incentive plan under which our executive officers may receive grants of options upon our achievement of various revenue and cash flow targets. The plan sets quarterly, semi-annual and annual targets.

401(k) PLAN

     In February 1997, we adopted a 401(k) plan covering our full-time employees located in the United States. The 401(k) plan is intended to qualify under
Section 401(k) of the Internal Revenue Code, so that contributions to the 401(k) plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan, and so that we can deduct our contributions, if any, when made. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($10,000 in 1999) and to have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan permits, but does not require, that we provide additional matching contributions to the 40l(k) plan on behalf of all participants in the 401(k) plan. To date, we have not made any contributions to the 401(k) plan.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether the bylaws would permit indemnification. We have purchased directors and officers liability insurance, which provides coverage against specified liabilities.

     We have entered into indemnification agreements with our directors and executive officers that provide for indemnification beyond what is provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us arising out of their services as directors or executive officers of MyPoints.com, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
                           AND PRINCIPAL STOCKHOLDERS

MYPOINTS.COM TRANSACTIONS WITH EXPERIAN AND RELATED ENTITIES

     In November 1998 and December 1998, we entered into a series of transactions to acquire internet and electronic commerce related assets from companies affiliated with Experian. As part of these transactions, Experian acquired shares of our common stock equal to 19.9% of our then outstanding shares of common stock. These transactions involved the following principal elements:

     - The merger of a subsidiary of MyPoints.com with and into Enhanced Response Technologies, Inc., an affiliate of Experian, where the outstanding shares and options of Enhanced Response Technologies were exchanged for 1,435,946 shares of our common stock and options to purchase 402,818 shares of our common stock;

     - The acquisition from two subsidiaries of Experian of all of the outstanding ownership interests of MotivationNet, LLC in exchange for 1,213,592 shares of our Series D preferred stock and 2,164,535 shares of our common stock;

     - The acquisition from Metromail Corporation, an affiliate of Experian, of certain assets relating to the "Direct Value to You" internet sponsorship product, a targeted, web-based coupon program with a complementary membership base, for $400,000 in cash, payable over 30 months;

     - A services agreement between Direct Marketing Technology, Inc., a wholly-owned subsidiary of Experian, and MyPoints.com in which Direct Marketing Technology agreed to continue to provide demographic data and other list processing services that are required for MyPoints.com to operate and administer its programs; and

     - A license agreement between Direct Marketing Technology, Inc. and MyPoints.com that grants us the right to use certain intellectual property rights associated with the MyPoints program, in exchange for royalties specified in the license agreement.


     The license agreement provides for an aggregate royalty payment of $4.2 million, payable in monthly installments equal to the greater of $35,000 or 3.0% of our monthly revenues generated through the operation of the MyPoints program. The license agreement also provides that, in the event of our initial public offering, we must prepay the royalty by making a payment equal to the present value of the $4.2 million royalty amount, less any monthly royalties previously paid, discounted using a rate equal to the prime rate, as published in The Wall Street Journal, plus 2.0%. MyPoints estimates that this prepayment will equal approximately $2.6 million upon the completion of this offering. This estimate assumes this payment will be made in August 1999. The actual amount of this payment could vary depending upon the timing of the payment and fluctuations in interest rates. Once we have made this license payment, our obligations under the license will be fully satisfied and we will have no future royalty or other financial obligations under the license.


OUR FORMATION

     In connection with our incorporation in November 1996, we issued 843,775 shares of common stock to Steven M. Markowitz, 593,750 shares to Mark S. Smith, 593,750 shares to Noah J. Doyle, 250,000 shares to Layton S. Han and 150,000 shares to Daniel K. Kihanya, at a purchase price of $.001 per share, paid in cash. These founders' shares are subject to a right of repurchase by us at the original purchase of $.001 per share. This repurchase right lapsed as to one-third of the shares upon issuance and lapses as to the remaining shares on a cumulative monthly basis over a period of 48 months from the date of issuance of the shares.

PREFERRED STOCK FINANCINGS

     In November and December 1996, MyPoints.com issued to various investors a total of 3,000,000 shares of Series A preferred stock at a purchase price of $0.50 per share. In several transactions from October 1997 through April 1998, MyPoints.com issued to various investors a total of 2,926,666 shares of Series C preferred stock at a purchase price of $1.50 per share. In November 1998, we issued to various investors a total of 3,961,649 shares of Series D preferred stock and warrants to purchase 1,374,028 additional shares of Series D preferred stock at a purchase price of $2.06 per share. In March 1999, we issued to various investors a total of 2,000,000 shares of Series E preferred stock at a purchase price of $5.00 per share.

     All shares shown below for Direct Marketing Technology represent shares issued in exchange for the acquisition of MotivationNet, L.L.C. The shares of Series D preferred stock shown below include shares issuable upon exercise of warrants as follows:

     - S-7 Associates, L.L.C., 133,495 shares;

     - Primedia Ventures, 388,350 shares;

     - Auber Investments Limited, 145,631 shares;

     - Applewood Associates, L.P., 145,631 shares;

     - Howard L. Morgan, 12,136 shares; and

     - Lester Wunderman, 12,136 shares.

     Investors in our preferred stock include, among others, the following directors and holders of more than 5% of our outstanding stock:

                                                             PREFERRED STOCK
                                            -------------------------------------------------
          PREFERRED STOCKHOLDER             SERIES A     SERIES C    SERIES D      SERIES E
          ---------------------             ---------    --------    ---------    -----------
HOLDERS OF MORE THAN 5%:
  Direct Marketing Technology, Inc., a
     wholly owned subsidiary of
     Experian.............................         --         --     1,213,592      296,229
  S-7 Associates, L.L.C...................    866,667    300,000       400,485      160,447
  Long Island Venture Fund, L.P...........  1,000,000    333,333            --           --
  Harold M. Brierley......................  1,000,000    200,000            --           --
  Primedia Ventures.......................         --         --     1,165,049       68,109
  Auber Investments Limited...............         --    666,667       436,893      132,622
  Applewood Associates, L.P...............         --    666,666       436,893       84,001
DIRECTORS:
  Thomas Newkirk..........................         --         --     1,213,592      296,229
  Lawrence E. Phillips....................         --         --     1,165,049       68,109
  Howard L. Morgan........................    133,333     33,333        36,408       16,743
  Lester Wunderman........................         --     16,667        36,408        4,986

     Thomas Newkirk is chairman of Direct Marketing Technology, a wholly-owned subsidiary of Experian.

     Holders of our preferred stock are entitled to registration rights with respect to the shares of common stock that they will hold following this offering. See "Description of Capital Stock -- Registration Rights."

OTHER TRANSACTIONS

     Harold M. Brierley, a former member of our board of directors and a holder of more than 5% of our stock, founded Targeted Marketing Systems, Inc., a service provider that we engaged for creative services to assist in the development of our marketing program and web site. We made total payments to Targeted Marketing Systems of $223,000 in 1997 and none in 1996 or 1998. As of December 31, 1997 and 1998, we owed no amounts to Targeted Marketing Systems. While a member of our board, Mr. Brierley received an option to purchase 75,000 shares of our common stock. On June 4, 1998, Mr. Brierley exercised this option.

     Mario M. Rosati, one of our directors, is also a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which has served as our outside corporate counsel since our formation. From our inception through June 30, 1999, we have accrued a total of $616,389 in fees to Mr. Rosati's law firm.

POLICY REGARDING TRANSACTIONS WITH AFFILIATES

     It is our policy that future transactions with affiliates, including any loans we make to our officers, directors, principal stockholders or other affiliates will be on terms no less favorable to us than we could have obtained from unaffiliated third parties. These transactions will be approved by a majority of our board of directors, including a majority of the independent and disinterested members or, if required by law, a majority of our disinterested stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock, as of June 30, 1999, by the following individuals or groups:

     - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

     - each of our executive officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder on this table is c/o MyPoints.com, Inc., 565 Commercial Street, 4th Floor, San Francisco, California 94111. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power for all of the shares of common stock held by them.

     This table lists applicable percentage ownership based on 18,712,319 shares of common stock outstanding as of June 30, 1999, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the closing of this offering, and also lists applicable percentage ownership based on 23,712,319 shares of common stock outstanding after completion of this offering. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of June 30, 1999 are deemed to be beneficially owned by the persons holding these options or warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Shares underlying options and warrants that are deemed beneficially owned are listed in this table separately in the column labeled "Shares Subject to Options and Warrants." These shares are included in the number of shares listed in the column labeled "Total Number."

                                                        SHARES BENEFICIALLY OWNED
                                    -----------------------------------------------------------------
                                                       SHARES
                                      TOTAL          SUBJECT TO        PERCENT BEFORE   PERCENT AFTER
         BENEFICIAL OWNER            NUMBER     OPTIONS AND WARRANTS      OFFERING        OFFERING
         ----------------           ---------   --------------------   --------------   -------------
Direct Marketing Technology,
  Inc.............................  3,674,356              --               19.6%           15.5%
  505 City Parkway West, 10th
     Floor
  Orange, CA 92868
S-7 Associates, L.L.C.............  1,727,599         133,495                9.2             7.2
  800 Third Avenue, 33rd Floor
  New York, NY 10022
Long Island Venture Fund, L.P. ...  1,333,333              --                7.1             5.6
  145 Hofstra University, Suite
     213
  Business Development Center
  Hempstead, NY 11550-1090
Harold M. Brierley(1).............  1,275,000              --                6.8             5.4
  1201 Main Street, Suite 2500
  Dallas, TX 75202
Primedia Ventures.................  1,233,158         388,350                6.5             5.1
  745 Fifth Avenue, 24th Floor
  New York, NY 10022
Auber Investments Limited.........  1,236,182         145,631                6.6             5.2
  505 Park Avenue
  New York, NY 10022

                                                        SHARES BENEFICIALLY OWNED
                                    -----------------------------------------------------------------
                                                       SHARES
                                      TOTAL          SUBJECT TO        PERCENT BEFORE   PERCENT AFTER
         BENEFICIAL OWNER            NUMBER     OPTIONS AND WARRANTS      OFFERING        OFFERING
         ----------------           ---------   --------------------   --------------   -------------
Applewood Associates, L.P.........  1,187,560         145,631                6.3             5.0
  767 Fifth Avenue
  45th Floor
  New York, NY 10153
Steven M. Markowitz...............    990,025         146,250                5.2             4.1
Robert C. Hoyler..................    547,492         108,750                2.9             2.3
Layton S. Han.....................    283,750          33,750                1.5             1.2
Virgil Bistriceanu................    140,476         121,673                  *               *
Frank J. Pirri....................    127,819          15,000                  *               *
Steve Parker......................     34,738          16,692                  *               *
Charles H. Berman.................     13,862           7,427                  *               *
Thomas P. Caldwell................         --              --                  *               *
Thomas Newkirk(2).................  3,674,356              --               19.6            15.5
Lawrence E. Phillips(3)...........  1,233,158              --                6.5             5.1
Howard L. Morgan..................    339,261         131,580                1.8             1.4
Mario M. Rosati(4)................    138,610           5,556                  *               *
Lester Wunderman..................     64,103          18,178                  *               *
All directors and executive
  officers as a group (13 persons)
  ................................  7,552,912         993,206               38.3%           30.6%

-------------------------
 *  Less than 1% of the outstanding shares of common stock.

(1) Includes 200,000 shares held by Targeted Marketing Systems, Inc. Mr. Brierley, President of Targeted Marketing Systems, disclaims beneficial ownership of the shares held by that entity, except to the extent of his proportionate pecuniary interest therein based upon his beneficial ownership of the capital stock of Targeted Marketing Systems.

(2) Represents 3,674,356 shares held by Direct Marketing Technology. Mr. Newkirk, the Chairman of Direct Marketing Technology, disclaims beneficial ownership of the shares held by that entity, except to the extent of his proportionate pecuniary interest therein based upon his beneficial ownership of the capital stock of Direct Marketing Technology. Mr. Newkirk is a member of our board of directors.

(3) Represents 844,808 shares held by Primedia Ventures and 388,350 shares issuable pursuant to a warrant held by Primedia Ventures exercisable within 60 days of June 30, 1999. Mr. Phillips, Managing Director of Primedia, disclaims beneficial ownership of the shares and warrant held by Primedia, except to the extent of his proportionate pecuniary interest therein. Mr. Phillips is a member of our board of directors.

(4) Includes 22,500 shares held by WS Investment Company 96B, 87,125 shares held by WS Investment Company 97B and 10,124 shares held by WS Investment Company 98A. Mr. Rosati is a general partner of each of these entities and disclaims beneficial ownership of the shares held by those entities, except to the extent of his proportionate partnership interest therein. Mr. Rosati is a member of our board of directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of 100,000,000 shares of common stock, $.001 par value, and authorizes the issuance of 10,000,000 shares of undesignated preferred stock, no par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of June 30, 1999, 18,712,319 shares of common stock were issued and outstanding and held by 99 stockholders, options to purchase 3,878,597 shares of common stock were issued and outstanding and held by 128 optionholders, and warrants to purchase 1,534,028 shares of common stock were issued and outstanding and held by 25 warrantholders.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of MyPoints.com, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of MyPoints.com without further action by the stockholders.

     Upon the closing of this offering, no shares of preferred stock will be outstanding, and MyPoints.com has no present plans to issue any shares of preferred stock.

WARRANTS AND OTHER OBLIGATIONS TO ISSUE CAPITAL STOCK

     As of June 30, 1999, we had outstanding warrants to purchase an aggregate of 1,374,028 shares of Series D preferred stock at an exercise price of $2.06 per share. These warrants are currently exercisable in full and will expire in 2003. We also had outstanding a warrant to purchase

10,000 shares of Series C preferred stock at an exercise price of $1.50 per share. This warrant is currently exercisable in full and will expire in 2008. Upon the closing of this offering, all of these warrants will become exercisable for a like number of shares of common stock. As of June 30, 1999, we also had outstanding two warrants to purchase an aggregate of 150,000 shares of common stock. One of these warrants is for the purchase of 50,000 shares at an exercise price equal to the initial public offering price of our stock. The other warrant is for the purchase of 100,000 shares at an exercise price equal to the lower of $8.00 per share or the initial public offering price of our stock. These warrants are currently exercisable and will expire in 2000.

REGISTRATION RIGHTS

     After this offering, holders of 15,418,432 shares of common stock and 1,384,028 shares of common stock issuable upon exercise of outstanding warrants (the "registrable securities") or their transferees will have rights to request the registration of their shares under the Securities Act. These rights are provided under the terms of an agreement between MyPoints.com and the holders of the registrable securities. Beginning 180 days after the date of this prospectus, holders of at least 20% of the registrable securities may require, on two occasions, that we use our best efforts to register the registrable securities for public resale. MyPoints.com is obligated to register these shares only if the outstanding registrable securities have an anticipated public offering price of at least $5,000,000. Also, holders of 10.0% of the registrable securities may require, no more than once during any six-month period, that MyPoints.com register their shares for public resale on Form S-3 or a similar short-form registration if the value of the securities to be registered is at least $500,000. Furthermore, in the event MyPoints.com elects to register any of its shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but MyPoints.com may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived with respect to this offering. MyPoints.com will bear all expenses in connection with any registration, other than underwriting discounts and commissions. All registration rights will terminate five years following the consummation of this offering or, for each individual holder of registrable securities, at any time the holder is able to sell all of its shares in a 90-day period under Rule 144 of the Securities Act.

ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS

     Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of MyPoints.com by means of a tender offer;

     - the acquisition of MyPoints.com by means of a proxy contest or otherwise; or

     - the removal of MyPoints.com's incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of MyPoints.com to negotiate first with MyPoints.com's board. MyPoints.com believes that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure MyPoints.com outweigh the disadvantages of discouraging these proposals because negotiation of any proposals of this type could result in an improvement of their terms.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with MyPoints.com's stockholders electing one class each year. See
"Management -- Board Composition." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of MyPoints.com, because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board or the president may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     Delaware Antitakeover Law. MyPoints.com is subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner specified in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect by discouraging takeover attempts not approved in advance by the board of directors, that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of MyPoints.com. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of MyPoints.com.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66.7% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Norwest Bank Minnesota, N.A.

LISTING

     Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "MYPT" upon notice of issuance.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual resale restrictions contained in agreements between us and our stockholders.

     Upon completion of this offering, we will have outstanding 23,712,319 shares of common stock based upon shares outstanding as of June 30, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants prior to completion of this offering. Of these shares, the 5,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. Of the remaining 18,712,319 shares of common stock, 18,281,148 shares held by existing stockholders are subject to lock-up agreements with the underwriters providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights to, any shares of common stock or any securities that are convertible into common stock, owned as of the date of this prospectus or subsequently acquired, for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701 under the Securities Act, none of these shares will be resellable until 181 days after the date of this prospectus. BancBoston Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements.

     Beginning 181 days after the date of this prospectus, approximately 16,594,028 shares will be eligible for sale in the public market. All of these shares will be subject to volume limitations under Rule 144, except 6,916,471 shares eligible for sale under Rule 144(k) and 241,282 shares eligible for sale under Rule 701. In some cases, these shares are subject to repurchase rights of MyPoints.com.

     In addition, as of June 30, 1999, there were outstanding warrants to purchase 1,384,028 shares of preferred stock convertible into a like number of shares of common stock, some of which may be exercised prior to this offering. All of the shares issuable pursuant to these warrants are subject to lock-up agreements. There were also outstanding warrants to purchase 150,000 shares of common stock.

     In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year including the holding period of any prior owner except an affiliate would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1.0% of the number of shares of common stock then outstanding, which will equal approximately 237,123 shares immediately after this offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about MyPoints.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of MyPoints.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to MyPoints.com who purchased shares pursuant to a written compensatory plan or contact may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their Rule 701 shares. However, all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or the receipt of the written consent of BancBoston Robertson Stephens more than 90 days after the date of this prospectus.

     After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our employee benefit plans. As of June 30, 1999, options to purchase a total of 3,878,597 shares were outstanding, 402,293 shares were reserved for future issuance under our stock plans and 200,000 were reserved for issuance under our employee stock purchase plan. Common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates, will be available for immediate resale in the open market following expiration of the 180-day lock-up agreements.

     Also beginning six months after the date of this offering, holders of 15,418,432 restricted shares and holders of warrants to purchase preferred stock convertible into 1,384,028 shares of common stock will be entitled to registration rights on these shares for sale in the public market. See "Description of Capital Stock -- Registration Rights." Registration of these shares under the Securities Act would result in their becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., Salomon Smith Barney Inc. and Wit Capital Corporation, have each separately agreed with MyPoints.com, subject to the terms and conditions of the underwriting agreement, to purchase from MyPoints.com the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for these shares if any are purchased.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
BancBoston Robertson Stephens Inc...........................
Bear, Stearns & Co. Inc.....................................
Salomon Smith Barney Inc....................................
Wit Capital Corporation.....................................

                                                              --------
  Total.....................................................  5,000,000
                                                              ========

     The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to
dealers at this price less a concession of not in excess of $     per share, of
which $          may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction of this type will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. BancBoston Robertson Stephens Inc.
expects to deliver the shares of common stock to purchasers on              ,
1999.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Internet Distribution. The underwriters, at the request of MyPoints.com, have reserved for sale at the initial public offering price up to 300,000 shares of common stock to members and visitors to Wit Capital's services or web site who express an interest in purchasing these shares. Of these shares, up to 200,000 shares will be reserved for sale to MyPoints members who express an interest in purchasing shares in this offering. The sale of these shares will be made by Wit Capital. Purchases of the reserved shares will be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. Any of these reserved shares not purchased by visitors to and users of Wit Capital's services or web site or MyPoints members will be offered by the underwriters to the public on the same terms as the other shares.

     Internet Prospectus. A prospectus in electronic format is being made available on a web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering, the e-Dealers, similarly have agreed to make a prospectus in electronic format available on the web sites that they maintain.


     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase from us. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by the underwriter shown in the table above bears to the total number of the shares shown in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, under the terms of the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock in this offering. If the option is exercised in full, the total public offering price will be $46,000,000, the total underwriting discounts and commissions will be $3,220,000 and the total proceeds to us will be $42,780,000. The expenses of this offering are estimated at $1,000,000 and are payable entirely by MyPoints.com.


     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and MyPoints.com against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. All of our executive officers and directors, and a substantial number of our stockholders, optionholders and warrantholders have agreed, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights to, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or subsequently acquired directly by the holders or to which they have or subsequently acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc., in some instances together with MyPoints.com, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after the date of this prospectus.

     Future Sales. In addition, we have agreed that during the period of 180 days after the date of this prospectus, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of outstanding options or warrants and the grant of options to purchase shares of common stock under existing employee stock option or stock purchase plans. See "Shares Eligible For Future Sale."

     Reserved Shares. At our request, some of the underwriters have reserved up to 7.0% of the shares of common stock for sale at the initial public offering price to our directors, officers or employees, and to persons who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase shares in the offering. In addition, the underwriters may reserve, at the initial public offering price, up to $3.0 million of common stock offered in this offering for entities affiliated with Technology Crossover Ventures, all of which are existing stockholders. As a result, the number of shares of common stock available for sale to the general public in the offering will be reduced to the extent of sales of shares to any of the persons for whom they have been reserved. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock in the offering. We have agreed to indemnify those underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of these reserved shares.

     Share Purchase. In March 1999, Bayview Investors Ltd., an affiliate of BancBoston Robertson Stephens Inc., purchased 50,000 shares of Series E preferred stock at a price of $5.00 per share. If the purchase of these shares is deemed by the National Association of Securities Dealers, Inc., to constitute underwriting compensation in connection with this offering, these shares cannot be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year after the effective date of this prospectus, except to officers or partners of the underwriters or members of the selling group and their officers or partners.

     No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock sold in this offering will be determined through negotiations between us and the representatives. Among the factors to be considered in these negotiations are prevailing market conditions, certain of our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the present state of our development.

     Stabilization. The representatives have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is a bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that transactions of these types may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the common stock sold in this offering for MyPoints.com. Fenwick & West LLP, Palo Alto, California will pass upon certain legal matters in connection with this offering for the underwriters. As of June 30, 1999, investment partnerships and a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, beneficially owned an aggregate of 138,610 shares of common stock of MyPoints.com. Mario M. Rosati, one of our directors and our secretary, is a member of Wilson Sonsini Goodrich & Rosati. Of these shares, 5,556 are issuable upon exercise of options held by Mr. Rosati, which options have an exercise price of $0.10 per share. From our inception through June 30, 1999, MyPoints.com, Inc. has accrued a total of $616,389 in fees to Wilson Sonsini Goodrich & Rosati.

                                    EXPERTS

     The consolidated financial statements of MyPoints.com, Inc. at December 31, 1997 and 1998, and for the period from November 7, 1996 (inception) to December 31, 1996, and for each of the two years in the period ended December 31, 1998 appearing in this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Enhanced Response Technologies, Inc. at December 31, 1997, and for the period from June 25, 1996 (inception) to December 31, 1996 and the year ended December 31, 1997, appearing in this prospectus and registration statement have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     MyPoints.com has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedule. For further information about MyPoints.com and our common stock, we refer you to the registration statement and the accompanying exhibits and schedule. Statements contained in this prospectus regarding the contents of any contract or any other document to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedule, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., or obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MYPOINTS.COM, INC. -- CONSOLIDATED FINANCIAL STATEMENTS
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7
MYPOINTS.COM, INC. -- PRO FORMA CONSOLIDATED FINANCIAL
  INFORMATION
Overview....................................................  F-24
Pro Forma Consolidated Statement of Operations..............  F-25
Notes to Pro Forma Consolidated Statements of Operations....  F-26
ENHANCED RESPONSE TECHNOLOGIES, INC. COMBINED -- FINANCIAL
  STATEMENTS
Report of PricewaterhouseCoopers LLP, Independent
  Accountants...............................................  F-27
Combined Balance Sheets.....................................  F-28
Combined Statements of Operations...........................  F-29
Combined Statements of Shareholders' Deficiency.............  F-30
Combined Statements of Cash Flows...........................  F-31
Notes to Combined Financial Statements......................  F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
MyPoints.com, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of MyPoints.com, Inc. (formerly Intellipost Corporation) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from November 7, 1996 (inception) to December 31, 1996, and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            /s/ PricewaterhouseCoopers LLP

March 26, 1999, except for Note 13
as to which the date is March 30, 1999
San Francisco, California

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                                              PRO FORMA
                                                                                            STOCKHOLDERS'
                                                            DECEMBER 31,                      EQUITY AT
                                                         ------------------    JUNE 30,       JUNE 30,
                                                          1997       1998        1999           1999
                                                         -------   --------   -----------   -------------
                                                                              (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents............................  $ 2,948   $  5,089    $  3,347
  Accounts receivable, net.............................      116        586       3,486
  Unbilled receivables, net............................       --        413          51
  Deposits and prepaid expenses........................       52        220       1,834
                                                         -------   --------    --------
     Total current assets..............................    3,116      6,308       8,718
Intangible assets......................................       --     10,888       9,064
Property and equipment, net............................      345      1,041       2,349
Other assets...........................................       13         69         800
                                                         -------   --------    --------
     Total assets......................................  $ 3,474   $ 18,306    $ 20,931
                                                         =======   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.............  $   106   $  1,702    $  4,462
  Bank overdraft.......................................       54         --          --
  Notes payable, current portion.......................       50        143         115
  Obligations under capital leases, current portion....        6         91         202
  Other current liabilities............................       --        852         170
  Deferred revenue.....................................       --        258       1,165
  Software license liability, current portion..........       --        842         640
  Points redemption liability..........................      519      2,727       5,636
                                                         -------   --------    --------
     Total current liabilities.........................      735      6,615      12,390
Notes payable, less current portion....................       32        179         151
Long-term debt.........................................       --        240         240
Obligations under capital leases, less current
  portion..............................................       15        207         453
Software license liability, less current portion.......       --      1,782       1,774
                                                         -------   --------    --------
                                                             782      9,023      15,008
                                                         -------   --------    --------
Commitments and contingencies (Note 10)
Stockholders' equity:
  Convertible preferred stock, $0.001 par value;
     15,500,000 shares authorized; 5,900,000,
     10,388,315 and 12,388,315 shares issued and
     outstanding at December 31, 1997 and 1998 and June
     30, 1999 (unaudited) respectively, aggregate
     liquidation preference $14,552....................        6         10          12              --
  Common stock, $0.001 par value; 40,000,000 shares
     authorized; 2,500,000, 6,015,727 and 6,324,004
     (unaudited) shares issued and outstanding at
     December 31, 1997 and 1998 and June 30, 1999
     (unaudited), respectively.........................        3          6           7              19
  Additional paid-in capital...........................    6,027     22,851      53,075          53,075
  Stock subscription receivable........................       --       (350)         --              --
  Deferred compensation................................     (388)    (2,012)    (10,364)        (10,364)
  Accumulated deficit..................................   (2,956)   (11,222)    (36,807)        (36,807)
                                                         -------   --------    --------        --------
     Total stockholders' equity........................    2,692      9,283    $  5,923        $  5,923
                                                         -------   --------    ========        ========
          Total liabilities and stockholders' equity...  $ 3,474   $ 18,306    $ 20,931
                                                         =======   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             YEARS ENDED          SIX MONTHS ENDED
                                     NOVEMBER 7, 1996       DECEMBER 31,              JUNE 30,
                                      (INCEPTION) TO      -----------------   -------------------------
                                    DECEMBER 31, 1996      1997      1998        1998          1999
                                   --------------------   -------   -------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
Revenues.........................         $   --          $   151   $ 1,286     $   306      $  3,938
Cost of revenues.................             --               78     1,121         245         1,877
                                          ------          -------   -------     -------      --------
  Gross profit...................             --               73       165          61         2,061
                                          ------          -------   -------     -------      --------
Operating expenses:
  Technology costs...............             16              560     1,520         532         2,391
  Sales expenses.................             --              204     1,355         590         1,854
  Marketing expenses.............             36            1,465     3,158         657         8,031
  General and administrative
     expenses....................             16              712     2,028         753         2,745
  Amortization of intangible
     assets......................             --               --       275          --         1,634
  Stock-based compensation.......             --               77       158          82         1,159
                                          ------          -------   -------     -------      --------
     Total operating expenses....             68            3,018     8,494       2,614        17,814
                                          ------          -------   -------     -------      --------
Operating loss...................            (68)          (2,945)   (8,329)     (2,553)      (15,753)
Interest income..................              1               64        87          54            10
Interest expense.................             --               (7)      (31)         --           (41)
Other (expense) income...........             --               (1)        7          (9)           (1)
                                          ------          -------   -------     -------      --------
     Net loss....................            (67)          (2,889)   (8,266)     (2,508)      (15,785)
Dividend related to beneficial
  conversion feature of preferred
  stock..........................             --               --        --          --        (9,800)
                                          ------          -------   -------     -------      --------
     Net loss attributable to
       common stockholders.......         $  (67)         $(2,889)  $(8,266)    $(2,508)     $(25,585)
                                          ======          =======   =======     =======      ========
Net loss per share:
  Basic and diluted..............         $(0.08)         $ (2.56)  $ (4.37)    $ (1.74)     $  (4.70)
                                          ======          =======   =======     =======      ========
  Weighted average shares --basic
     and diluted.................            891            1,127     1,890       1,443         5,441
                                          ======          =======   =======     =======      ========
Pro forma net loss per share
  (unaudited):
  Basic and diluted..............                                   $ (0.96)    $ (0.33)     $  (1.52)
                                                                    =======     =======      ========
  Weighted average shares --basic
     and diluted.................                                     8,603       7,652        16,824
                                                                    =======     =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE PERIOD FROM NOVEMBER 7, 1996 (INCEPTION) TO
     DECEMBER 31, 1996, AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                                 (IN THOUSANDS)

                                             PREFERRED STOCK
                                               CONVERTIBLE        COMMON STOCK     ADDITIONAL      STOCK
                                             ----------------   ----------------    PAID-IN     SUBSCRIPTION     DEFERRED
                                             SHARES   AMOUNT    SHARES   AMOUNT     CAPITAL      RECEIVABLE    COMPENSATION
                                             ------   -------   ------   -------   ----------   ------------   ------------
Issuance of common stock to founders.......      --   $    --   2,500    $     3    $     --      $    (2)       $     --
Issuance of Series A preferred stock for
  cash, net of issuance costs of $21.......   3,000         3                          1,475
Net loss...................................
                                             ------   -------   -----    -------    --------      -------        --------
BALANCE, DECEMBER 31, 1996.................   3,000         3   2,500          3       1,475           (2)             --
Issuance of Series B preferred stock for
  cash, net of issuance costs of $4........     500         1                            496
Receipt of subscription receivable from
  common stock.............................                                                             2
Issuance of Series C preferred stock for
  cash, net of issuance costs of $7........   2,400         2                          3,591
Deferred compensation......................                                              465                         (388)
Net loss...................................
                                             ------   -------   -----    -------    --------      -------        --------
BALANCE, DECEMBER 31, 1997.................   5,900         6   2,500          3       6,027           --            (388)
Issuance of Series C preferred stock for
  cash, net of issuance costs of $6........     527                                      784
Issuance of common stock upon exercise of
  stock options............................                        96                      9
Issuance of stock options to
  non-employees for services...............                                               13
Issuance of warrants to non-employees......                                               12
Issuance of Series D preferred stock for
  cash, net of issuance costs of $12.......   2,748         3                          5,646         (350)
Issuance of Series D preferred stock, net
  of issuance costs of $28, pursuant to an
  acquisition..............................   1,214         1                          2,939
Issuance of common stock pursuant to an
  acquisition..............................                     3,600          3       5,375
Issuance of stock options pursuant to an
  acquisition..............................                                              264
Deferred compensation......................                                            1,782                       (1,624)
Net loss...................................
Repurchase of common stock.................                      (181)
                                             ------   -------   -----    -------    --------      -------        --------
BALANCE, DECEMBER 31, 1998.................  10,389        10   6,015          6      22,851         (350)         (2,012)
Receipt of subscription receivable from
  Series D.................................                                                           350
Issuance of Series E preferred stock, net
  of issuance costs of $50.................   2,000         2                          9,948       (9,950)
Issuance of warrants.......................                                              807
Receipt of subscription receivable from
  Series E investors.......................                                                         9,950
Beneficial conversion feature related to
  issuance of preferred stock..............            (9,800)                         9,800
Dividend related to beneficial conversion
  feature of preferred stock...............             9,800
Issuance of common stock upon exercise of
  stock options............................                       309          1         158
Deferred compensation......................                                            9,511                       (8,352)
Net loss...................................
                                             ------   -------   -----    -------    --------      -------        --------
BALANCE, JUNE 30, 1999 (UNAUDITED).........  12,389   $    12   6,324    $     7    $ 53,075      $    --        $(10,364)
                                             ======   =======   =====    =======    ========      =======        ========


                                             ACCUMULATED
                                               DEFICIT      TOTAL
                                             -----------   --------
Issuance of common stock to founders.......   $     --     $      1
Issuance of Series A preferred stock for
  cash, net of issuance costs of $21.......                   1,478
Net loss...................................        (67)         (67)
                                              --------     --------
BALANCE, DECEMBER 31, 1996.................        (67)       1,412
Issuance of Series B preferred stock for
  cash, net of issuance costs of $4........                     497
Receipt of subscription receivable from
  common stock.............................                       2
Issuance of Series C preferred stock for
  cash, net of issuance costs of $7........                   3,593
Deferred compensation......................                      77
Net loss...................................     (2,889)      (2,889)
                                              --------     --------
BALANCE, DECEMBER 31, 1997.................     (2,956)       2,692
Issuance of Series C preferred stock for
  cash, net of issuance costs of $6........                     784
Issuance of common stock upon exercise of
  stock options............................                       9
Issuance of stock options to
  non-employees for services...............                      13
Issuance of warrants to non-employees......                      12
Issuance of Series D preferred stock for
  cash, net of issuance costs of $12.......                   5,299
Issuance of Series D preferred stock, net
  of issuance costs of $28, pursuant to an
  acquisition..............................                   2,940
Issuance of common stock pursuant to an
  acquisition..............................                   5,378
Issuance of stock options pursuant to an
  acquisition..............................                     264
Deferred compensation......................                     158
Net loss...................................     (8,266)      (8,266)
Repurchase of common stock.................                      --
                                              --------     --------
BALANCE, DECEMBER 31, 1998.................    (11,222)       9,283
Receipt of subscription receivable from
  Series D.................................                     350
Issuance of Series E preferred stock, net
  of issuance costs of $50.................
Issuance of warrants.......................                     807
Receipt of subscription receivable from
  Series E investors.......................                   9,950
Beneficial conversion feature related to
  issuance of preferred stock..............
Dividend related to beneficial conversion
  feature of preferred stock...............     (9,800)
Issuance of common stock upon exercise of
  stock options............................                     159
Deferred compensation......................                   1,159
Net loss...................................    (15,785)     (15,785)
                                              --------     --------
BALANCE, JUNE 30, 1999 (UNAUDITED).........   $(36,807)    $  5,923
                                              ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   SIX MONTHS
                                                    NOVEMBER 7, 1996      YEARS ENDED                 ENDED
                                                     (INCEPTION) TO       DECEMBER 31,              JUNE 30,
                                                      DECEMBER 31,     ------------------   -------------------------
                                                          1996          1997       1998        1998          1999
                                                    ----------------   -------    -------   -----------   -----------
                                                                                            (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................       $  (67)       $(2,889)   $(8,266)    $(2,508)     $(15,785)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization.................            1             70        555          99         1,983
    Provision for bad debts.......................           --             --         60          26           285
    Points redemption liability...................           --            519      1,732         393         2,909
    Barter revenues, net..........................           --            (20)       (59)         --            67
    Issuance of stock options to non-employees for
      services....................................           --             --         15          15            --
    Stock-based compensation......................           --             77        158          82         1,159
    Changes in operating assets and liabilities:
      Accounts receivable and unbilled
        receivables...............................           (1)          (116)      (639)        (90)       (2,823)
      Deposits and prepaid expenses...............          (33)             2       (138)         (4)       (1,608)
      Other assets................................           --             --        (28)         (7)          (11)
      Accounts payable, accrued and other
        liabilities...............................           54             52        878         143         2,282
      Deferred revenue............................           --             --        258          --           907
                                                         ------        -------    -------     -------      --------
        Net cash used in operating activities.....          (46)        (2,305)    (5,474)     (1,851)      (10,635)
                                                         ------        -------    -------     -------      --------
Cash flows from investing activities:
  Purchase of property and equipment..............          (40)          (353)      (358)       (126)       (1,657)
  Organization costs..............................          (14)            --         --          --            --
  Proceeds received pursuant to acquisition.......           --             --      1,747          --            --
                                                         ------        -------    -------     -------      --------
        Net cash (used in) provided by investing
           activities.............................          (54)          (353)     1,389        (126)       (1,657)
                                                         ------        -------    -------     -------      --------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net
    of issuance costs.............................        1,478          4,090      6,084         785        10,300
  Proceeds from issuance of common stock..........           --              2         --          --            --
  Bank overdraft..................................           --             54        (54)        (54)           --
  Borrowings under line of credit.................           --            100        400         205            --
  Repayments of borrowings........................           --            (18)      (160)        (23)          (56)
  Repayments of software license..................           --             --         --          --          (210)
  Principal payments under capital lease
    obligations...................................           --             --        (53)         (6)          (62)
  Borrowings under capital lease line.............           --             --         --          --           419
  Exercise of stock options.......................           --             --          9          --           159
                                                         ------        -------    -------     -------      --------
        Net cash provided by financing
           activities.............................        1,478          4,228      6,226         907        10,550
                                                         ------        -------    -------     -------      --------
        Net increase in cash and cash
           equivalents............................        1,378          1,570      2,141      (1,070)       (1,742)
Cash and cash equivalents, beginning of period....           --          1,378      2,948       2,948         5,089
                                                         ------        -------    -------     -------      --------
Cash and cash equivalents, end of period..........       $1,378        $ 2,948    $ 5,089     $ 1,878      $  3,347
                                                         ======        =======    =======     =======      ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest........       $   --        $    12    $    34     $    --      $     41
                                                         ======        =======    =======     =======      ========
Noncash transactions:
  Equipment acquired under capital leases.........       $   --        $    22    $   329     $   222      $     --
                                                         ======        =======    =======     =======      ========
  Exchange of advertising services................       $   --        $    20    $   128     $    --      $     85
                                                         ======        =======    =======     =======      ========
  Issuance of capital stock for business
    acquisition...................................       $   --        $    --    $(8,582)    $    --      $     --
                                                         ======        =======    =======     =======      ========
  Stock subscription receivable...................       $   --        $    --    $   350     $    --      $     --
                                                         ======        =======    =======     =======      ========
  Stock options issued to non-employees...........       $   --        $    --    $   277     $    --      $     --
                                                         ======        =======    =======     =======      ========
  Warrants issued to non-employeees...............       $   --        $    --    $    12     $    --      $    807
                                                         ======        =======    =======     =======      ========
  Deferred stock compensation from issuance of
    options.......................................       $   --        $   465    $ 1,782     $    68      $  9,511
                                                         ======        =======    =======     =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

     MyPoints.com, Inc. (formerly Intellipost Corporation) and its wholly owned subsidiaries (together, the "Company") was founded in November 1996. The Company offers advertisers the ability to target internet users enrolled as members of its direct marketing and loyalty programs. The Company's programs award enrolled members reward points for responding to advertisements. Rewards points may be redeemed by members for promotional awards provided by the Company.

2. LIQUIDITY

     The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or to obtain additional funding through public or private equity financing, collaborative or other arrangements with corporate sources, or other sources. Management is seeking to increase revenues through continued marketing of its services while controlling costs to meet working capital needs; however, additional financing will be required (see Note 13 -- Subsequent Events for financing commitments obtained in 1999).

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The financial statements as of December 31, 1998 and for the year then ended are consolidated and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidation process.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The accompanying interim consolidated financial statements as of June 30, 1998 and 1999 and the six months then ended together with the related notes are unaudited but include all adjustments, consisting of only normal recurring adjustments, which management considers necessary to present fairly, in all material respects, the consolidated financial position, and consolidated results of operations and cash flows for the six month periods ended June 30, 1998 and 1999. Results for the six months ended June 30, 1999 are not necessarily indicative of results for the entire year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates include the levels of valuation allowances for doubtful accounts receivable, deferred taxes, points redemption liability and the value of the Company's capital stock. Actual results could differ from those estimates, and such differences could be material.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over their respective estimated useful lives, which range from three to five years. Maintenance and repairs

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the consolidated statement of operations for the period in which it is realized.

INTANGIBLE ASSETS

     Intangible assets resulting from the acquisition of Enhanced Response Technologies, Inc. ("ERT") and MotivationNet LLC ("MNet") were estimated by management to be primarily associated with the acquired trademark and trade name, customer base, membership base, technology license agreement and other intangible assets. Intangible assets are amortized on a straight-line basis over the estimated periods of benefit which, because of the rapid technological changes occurring in the internet industry and the intense competition for qualified internet professionals, range from six to 60 months (see Note
4 -- Acquisition).

INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. A provision for income tax expense is recognized for income taxes payable for the current period, plus the net changes in deferred tax amounts.

POINTS REDEMPTION LIABILITY

     Points redemption liability represents the estimated costs associated with the Company's obligation to redeem outstanding points, less an allowance for points expected to expire prior to redemption, which may be converted by enrolled members into various third party gift certificates, airline frequent flyer miles, coupons and other items. Points are awarded to members when they receive and read direct marketing offers delivered by the Company, or purchase goods from the advertisers. The Company is liable for purchasing the rewards provided to members. The cost of points is determined by the weighted average cost of gift and awards that may be redeemed. Under the current program, points are valid through December 31st of the third calendar year following the date they are awarded to a member and may be redeemed at any time prior to expiration. The Company bases its estimate of points that will not be redeemed on an analysis of historical redemption activity and individual member accounts. This analysis is updated quarterly. At December 31, 1997, 1998 and June 30, 1999, the allowance for unredeemed points was $0, $563,000 and $1,345,000 (unaudited), respectively. As of June 30, 1999 the unaudited gross points redemption liability is $6,981,000.

     Membership development costs include the cost of points awarded to members upon initial enrollment and subsequently for responding to surveys conducted by the Company. Costs are charged to marketing expense as incurred, and amounted to $442,000, $764,000 and $1,083,000 (unaudited) for the periods ended December 31, 1997, 1998 and June 30, 1999.

REVENUE RECOGNITION

     The Company earns revenues from corporate advertisers by charging fees for sending targeted email to its members. Under the terms of advertising contracts, the Company earns revenues

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

generally based on three components: (1) transmission of email advertisements to enrolled members, (2) receipt of qualified responses to email sent and (3) actual purchases of goods by members over the internet. It is the Company's policy to recognize revenues when email are transmitted to members, when responses are received and when the Company is notified of purchases. Each of these activities are discrete, independent activities, which generally are specified in the advertising sales agreement entered into with the customer. As the earning activities take place, activity measurement data e.g., number of e-mails sent, and number of responses received is accumulated and the related revenues and unbilled receivables are recorded. Thus, unbilled receivables are recorded as the earning activities for a campaign are being performed.

     Under certain advertising contracts entered into by the Company's subsidiary prior to acquisition, the Company sold points to advertisers for use in the advertisers' web-based campaigns. The Company is responsible for redeeming points upon request by the recipients of points. Revenues under these contracts are deferred until the time points are redeemed and an award is provided by the Company. The Company expects that sales of points will likely represent a decreasing percentage of its business in the future but expects to continue to participate in the sale of points business.

     On December 23, 1998, the Company entered into a license agreement to grant a third party a limited exclusivity license to use certain software technology developed by the Company. Under the agreement the Company is required to perform significant customization of the software. If the Company has not delivered the software by the stipulated delivery date, or the Company is unable to provide corrections for errors uncovered during the testing phase, then the third party may be entitled to recover a portion of the contract price.

     The Company accounts for the entire agreement under Accounting Research Bulletin No. 45, Long Term Construction-Type Contracts, using the completed-contract method. Income is recognized upon the third party's acceptance of the software, and all costs and related revenue are reported as deferred items in the balance sheet until that time. For the year ended December 31, 1998 and the six months ended June 30, 1999 (unaudited), no revenues have been recognized by the Company under this agreement.

BARTER TRANSACTIONS

     The Company trades advertisements on its web sites for advertisements on the web sites of other companies. Barter revenues and expenses are recorded at the fair market value of the services provided or received, whichever is more determinable in the circumstances. Revenues from barter transactions are recognized as income when the Company delivers advertisements for other companies on its web site. Barter expense is recognized when the Company's advertisements are delivered on the web sites of other companies, which is typically in the same period as that when the barter revenues are recognized. Advertising barter revenues were approximately $0, $20,000 and $128,000 for the period ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively. There were $18,000 (unaudited) in barter revenues for the period ended June 30, 1999. The Company expects that barter revenues will represent a smaller percentage of its revenues in the future.

TECHNOLOGY COSTS

     Product development costs and costs of enhancing existing products are charged to technology costs as incurred. Software development costs are required to be capitalized beginning when a product's technological feasibility has been established by completion of a working model of the

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

product, and ending when the product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since these costs have not been significant.

BUSINESS RISK AND CONCENTRATION OF CREDIT RISK

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by web consumers and/or advertisers and the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. Failure to address these risks successfully may have a material adverse impact on the Company's operations and financial position.

     Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments, including money market mutual fund accounts, and accounts receivable. The Company deposits its temporary cash investments with two financial institutions and these deposits exceed insured amounts. The Company does not require collateral for accounts receivable, but does evaluate customer creditworthiness and establish allowances as necessary based on management estimates of collectibility.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock.

NET LOSS PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share, and SEC Staff Accounting Bulletin ("SAB") No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic net income per share is computed by dividing the net income available to common stockholders for the period by the weighted average number of vested common shares outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of vested common and common equivalent shares outstanding during the period. However, as the Company generated net losses in all periods presented, common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A, Series B, Series C, Series D and Series E convertible preferred stock, are not included in diluted net loss per share because such shares are anti-dilutive.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except per share amounts):

                                      NOVEMBER 7, 1996      YEARS ENDED          SIX MONTHS ENDED
                                       (INCEPTION) TO      DECEMBER 31,              JUNE 30,
                                        DECEMBER 31,     -----------------   -------------------------
                                            1996          1997      1998        1998          1999
                                      ----------------   -------   -------   -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
Numerator:
  Net loss..........................       $  (67)       $(2,889)  $(8,266)    $(2,508)     $(15,785)
  Dividend related to beneficial
     conversion feature of preferred
     stock..........................           --             --        --          --        (9,800)
  Net loss available to common
     stockholders...................       $  (67)       $(2,889)  $(8,266)    $(2,508)     $(25,585)
                                           ======        =======   =======     =======      ========
Denominator:
  Weighted average shares...........        2,500          2,500     2,856       2,511         6,102
  Weighted average unvested common
     shares subject to repurchase
     agreements.....................       (1,609)        (1,373)     (966)     (1,068)         (661)
                                           ------        -------   -------     -------      --------
  Denominator for basic
     calculation....................          891          1,127     1,890       1,443         5,441
  Weighted average effect of
     dilutive securities:
     Net effect of dilutive stock
       options......................           --             --        --          --            --
     Net effect of dilutive stock
       warrants.....................           --             --        --          --            --
                                           ------        -------   -------     -------      --------
  Denominator for diluted
     calculation....................          891          1,127     1,890       1,443         5,441
                                           ======        =======   =======     =======      ========
Net loss per share:
  Basic.............................       $(0.08)       $ (2.56)  $ (4.37)    $ (1.74)     $  (4.70)
                                           ======        =======   =======     =======      ========
  Diluted...........................       $(0.08)       $ (2.56)  $ (4.37)    $ (1.74)     $  (4.70)
                                           ======        =======   =======     =======      ========

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B, Series C, Series D, and Series E preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering (see Note 13 -- Subsequent Events) as if such conversion occurred on January 1, 1998, or at the date of original issuance, if later. The resulting pro forma adjustment results in an increase in the weighted average shares used to compute basic and diluted net loss per share of 6,713,000 shares for the year ended December 31, 1998. Pro forma common equivalent shares, composed of unvested restricted common stock and incremental common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share because they would be anti-dilutive.

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED)

     Effective upon the closing of the Company's initial public offering, the outstanding shares of Series A, Series B, Series C, Series D, and Series E preferred stock will automatically convert into 3,000,000, 500,000, 2,926,667, 3,961,649, and 2,000,000 shares of common stock, respectively. The

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma consolidated balance sheet at June 30, 1999 (see Note 13 -- Subsequent Events).

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 are effective for the year ended December 31, 1998. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its consolidated financial statements.

4. ACQUISITION

     Effective November 30, 1998, the Company agreed to acquire all the outstanding shares of MotivationNet, LLC, and Enhanced Response Technologies, Inc., two companies operating as affiliates under common management. The acquisition has been accounted for using the purchase method of accounting and accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their relative fair values on the acquisition date. The fair value of intangible assets was determined using a combination of the income approach and the cost approach.

     The total purchase price of approximately $13.6 million consisted of 3,600,481 shares of the Company's common stock with an estimated fair value of approximately $5.4 million, 1,213,592 shares of the Company's Series D preferred stock with an estimated fair value of approximately $3.0 million, 189,115 vested and 213,703 unvested shares of the Company's stock options, the vested options having an estimated fair value of approximately $264,000, $400,000 in cash and $4.5 million of assumed liabilities. The fair value of the common and preferred stock was estimated by referring to (i) market capitalization ratios of companies with comparable operations and (ii) the most recent independent sales of the Company's stock. All vested common stock options of the acquired companies were exchanged for 189,115 vested common stock options of the Company and have been included in the purchase price based on their fair value. The fair value of the vested common stock options was estimated using the Black-Scholes model with the following weighted average assumptions, deemed fair value of the underlying common stock of $1.49, risk-free interest rate of 4.59%, expected life of 5 years, expected dividend rate of 0%, and volatility rate of 109%. The

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

213,703 unvested shares of common stock options were included in the Company's 1999 Stock Plan and accounted for in accordance with APB No. 25 and related interpretations. Of the total purchase price, $2.4 million was allocated to tangible assets and $11.2 million to intangible assets, including a technology license agreement of $7.3 million, purchased trademark and trade name of $1.8 million, membership base of $0.8 million, customer base of $0.5 million and workforce of $0.8 million. The intangible assets will be amortized over their estimated useful lives of six to 60 months.

     Among the liabilities assumed in the acquisition is an obligation under a software license agreement. According to the terms of the agreement, the Company is to pay the licensor a royalty, payable in monthly installments of the greater of 3.0% of monthly revenues, or $35,000, up to a maximum cumulative royalty of $4.2 million. The Company has recorded the obligation at its estimated fair value as determined by estimated future cash payments, discounted at a market interest rate. The Company has an option to purchase the licensed software at the conclusion of the ten-year license term. Under the agreement, upon the completion of an initial public offering of the Company's stock, the Company is obligated to purchase the rights to the software. The purchase price in this event would be the then existing present value of future required minimum payments.

     Certain portions of the acquisition were structured as a tax-free exchange of stock. Therefore, the differences between the recognized fair values of certain acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes.

     The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended December 31, 1997 and 1998, as if the acquisition had occurred on January 1, 1997, after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only, do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1997, and may not be indicative of future operating results (in thousands, except per share amounts):

                                                    1997           1998
                                                 -----------    -----------
                                                        (UNAUDITED)
Revenues.......................................    $   151       $  1,316
Operating loss.................................     (6,899)       (17,826)
Net loss.......................................     (6,968)       (17,970)
Net loss per share:
  Basic and diluted............................    $ (1.49)      $  (3.47)
  Weighted average shares - basic and
     diluted...................................      4,677          5,185

5. RELATED PARTY TRANSACTIONS

     A former member of the Company's Board of Directors founded Targeted Marketing Systems, Inc., a service provider that the Company engaged for creative services to assist in the development of the Company's marketing program and web site. Total payments made to Targeted Marketing Systems amounted to $223,000 in 1997 and none in 1996 or 1998. As of December 31, 1997 and 1998 and June 30, 1999, there were no amounts due to Targeted Marketing Systems.

     One of the Company's directors is also a member of the law firm that has served as the Company's corporate counsel since its inception. From inception through December 31, 1998 and June 30, 1999 the Company had accrued a total of $227,737 and $616,389 (unaudited), respectively, in fees to the law firm.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The Company has entered into a two-year services agreement with Direct Marketing Technology, Inc., a wholly owned subsidiary of Experian, a stockholder of the Company, in which Direct Marketing Technology agreed to provide demographic data and other market research services for the Company. Through December 31, 1998, no expenses have been incurred under this agreement.

     During the year ended December 31, 1998, the Company repurchased 181,420 shares of common stock at $0.001 per share from one of its founders as a result of his resignation.

6. PROPERTY AND EQUIPMENT

     Property and equipment are summarized as follows (in thousands):

                                              DECEMBER 31,      JUNE 30,
                                             --------------    -----------
                                             1997     1998        1999
                                             ----    ------    -----------
                                                               (UNAUDITED)
Computer equipment and software............  $359    $1,493      $3,155
Furniture and fixtures.....................    24       152         145
Leasehold improvements.....................    15        22          25
                                             ----    ------      ------
                                              398     1,667       3,325
Accumulated depreciation...................   (53)     (626)       (976)
                                             ----    ------      ------
                                             $345    $1,041      $2,349
                                             ====    ======      ======

     Depreciation expense amounted to $632, $49,000, $265,000 and $350,000 (unaudited) for the period ended December 31, 1996 the years ended December 31, 1997 and 1998 and six months ended June 30, 1999, respectively.

7. NOTES PAYABLE

     On January 27, 1997, the Company entered into a promissory note with a bank to borrow $100,000 at an interest rate of prime plus 1.5% (initial rate of 9.75%). The Company was required to make monthly payments of accrued interest beginning in February 1997 and principal payments in 24 equal installments beginning on July 31, 1997. The loan agreement contains certain negative covenants including financial covenants related to minimum liquidity coverage ratios. The loan is collateralized by all of the assets and property of the Company.

     On December 19, 1997, the Company entered into a promissory note with a bank to borrow $400,000 at an interest rate of prime plus 0.5% (initial rate of 8.50%). The Company was required to make 36 equal payments from July 31, 1998 through June 30, 2001. The agreement contains certain negative covenants including financial covenants related to a minimum liquidity coverage ratio and monthly minimum points redemption liability. During 1998, the Company was in default on the monthly minimum points redemption liability balance and the liquidity covenant contained in the agreement. The Company obtained waivers of the earlier violations and was in compliance with these covenants as of June 30, 1999 (unaudited).

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     Annual maturities of notes payable are as follows (in thousands):

                   YEAR ENDING
                  DECEMBER 31,
                  ------------
1999.............................................  $143
2000.............................................   115
2001.............................................    64
                                                   ----
                                                   $322
                                                   ====

8. CAPITAL STRUCTURE

     The Company is authorized to issue 40,000,000 shares of $0.001 par value common stock and 15,500,000 shares of $0.001 par value preferred stock. The Board of Directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

PREFERRED STOCK

     The Company is authorized to issue 15,500,000 shares of preferred stock of which 4,000,000 are designated as Series A preferred stock, 1,000,000 are designated as Series B preferred stock, 3,000,000 are designated as Series C preferred stock, 5,500,000 are designated as Series D preferred stock, and 2,000,000 are designated as Series E preferred stock.

DIVIDENDS

     The holders of Series E preferred stock are entitled to receive dividends in preference to any dividend on common stock or other series of preferred stock, at an annual rate of 6.0% of the original issue price, whenever funds are legally available and when and if declared by the Company's Board of Directors. The holders of all other series of preferred stock are entitled to receive annual dividends, in preference to any dividends issued on common stock, at a rate of 6.0% or 7.0% of the original issuance price, whenever funds are legally available and when and if declared by the Company's Board of Directors. The right to dividends is not cumulative except in the event of liquidation. No dividends have been declared or paid to date.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company either voluntary or involuntary, the holders of Series E preferred stock will be entitled to receive, in preference to the holders of common stock or other series of preferred stock, an amount equal to the original issue price of the Series E preferred stock plus any declared and unpaid dividends. Thereafter, the holders of the other series of preferred stock will be entitled to receive, in preference to the holders of common stock, an amount equal to the original issue price of their respective series of preferred stock, plus any declared and unpaid dividends. Holders of Series D preferred stock are entitled to receive a cumulative dividend, only in the event of liquidation, accrued at an annual rate of 7.0%. Series A, B, C and E preferred stock are entitled to receive a cumulative dividend, only in the event of liquidation, accrued at an annual rate of 6.0%. Thereafter, holders of common stock are entitled to receive on a pro-rata basis assets and funds of the Company in proportion to the number of shares held by them.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CONVERSION RIGHTS

     Each share of preferred stock is convertible at the option of the holder, at any time, into shares of common stock. The number of shares of common stock into which each share of preferred stock may be converted is equal to the original purchase price of the preferred stock divided by the conversion price of $0.50, $1.00, $1.50, $2.06 and $5.00 for Series A, Series B, Series C, Series D and Series E preferred stock, respectively, subject to certain adjustments as provided in the Company's Restated Certificate of Incorporation. Preferred stock will automatically convert into common stock, at the then applicable conversion rate, (i) in the event of the closing of an underwritten public offering of the Company's common stock pursuant to the Securities Act of 1933 where the public offering price is $5.00 per share or more and the proceeds are at least $20,000,000, or (ii) upon the election of the holders of at least a majority of the outstanding shares of Series A, Series B, Series C, and Series D preferred stock, or (iii) upon the election of the holders of at least 75% of the outstanding shares of Series E preferred stock. The preferred stock also has provisions that protect the holders of these securities from dilution caused by capital reorganizations, stock splits or other similar capital changes.

VOTING RIGHTS

     The holders of preferred stock are entitled to vote on all matters and are entitled to a number of votes equal to the number of shares of common stock into which their preferred stock could be converted pursuant to the conversion rights. Except as otherwise required by law, the holders of preferred stock have voting rights equal to those of the common stock holders. The holders of the preferred stock are entitled to directly elect two of the Company's directors. This right terminates upon the closing of the Company's initial public offering.

WARRANTS

     During the year ended December 31, 1998, the Company issued a warrant to purchase 10,000 shares of Series C preferred stock with an exercise price of $1.50 to an equipment leasing company in connection with an equipment lease. The warrant is exercisable until the later of ten years from its issuance date or five years from the initial public offering of the Company's common stock. The fair value of the warrant of $9,500 was estimated using the Black-Scholes model with the following weighted average assumptions, risk-free interest rate of 4.59%, expected life of 5 years, expected dividend rate of 0%, and volatility rate of 109%. The estimated fair value of the warrant is accounted for as a deferred asset and is amortized over the lease term of 42 months. In connection with the issuance of Series D preferred stock, the Company issued warrants to the holders of Series D preferred stock to purchase 1,374,028 additional shares of Series D preferred stock with an exercise price of $2.06 per share. The warrants became exercisable three months from the closing date of the Stock Purchase Warrant Agreement and are exercisable for a period up to five years. The Company determined that the fair value of the warrants approximated $1.5 million on the date of grant. The fair value of the warrants was estimated using the Black-Scholes model with the following weighted average assumptions, risk-free interest rate of 4.59%, expected life of 5 years, expected dividend rate of 0%, and volatility rate of 109%. The estimated fair value of the warrants of $1.5 million is included in additional paid-in capital.

COMMON STOCK OPTIONS

     On November 7, 1996, the Company adopted the 1996 Stock Plan and on November 13, 1998, the Company adopted the 1999 Stock Plan (together, the "Plans"). The Plans provide for the grant

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

of incentive stock options and nonstatutory stock options to employees and consultants of the Company.

     The Company has reserved 4,685,833 shares of common stock for issuance under the Plans as of June 30, 1999 (unaudited). The Company has granted incentive stock options with vesting equal to either 25.0% at the first anniversary date and 1/48th per month thereafter or 25.0% immediately with the remainder vesting 1/48th per month thereafter. These options are exercisable for a period of no more than ten years from the date of grant.

     The Company accounts for the Plans in accordance with APB No. 25 and related Interpretations. In connection with certain stock option grants during the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 (unaudited), the Company recognized unearned compensation that is being amortized over the four-year vesting periods of the related options. Amortization expense recognized during the years ended December 31, 1997 and 1998 totaled $77,000 and $158,000, respectively and $1,159,000 (unaudited) during the six months ended June 30, 1999.

     Following is a summary of incentive stock option activity for the years ended December 31, 1997, 1998, and six months ended June 30, 1999. There was no activity in the Plans prior to January 1, 1997:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                            OUTSTANDING    EXERCISE
                                                              SHARES        PRICE
                                                            -----------    --------
Outstanding as of January 1, 1997.........................          --          --
  Granted.................................................     687,166      $0.074
  Exercised...............................................          --          --
  Canceled................................................      (2,500)      0.100
                                                             ---------
Outstanding as of December 31, 1997.......................     684,666       0.074
  Granted.................................................   1,079,562       0.210
  Exercised...............................................     (96,174)      0.063
  Canceled................................................    (310,696)      0.114
                                                             ---------
Outstanding as of December 31, 1998.......................   1,357,358       0.173
  Granted.................................................   3,570,441       7.455
  Exercised...............................................    (308,769)      5.420
  Canceled................................................    (740,433)      7.905
                                                             ---------
Outstanding as of June 30, 1999 (unaudited)...............   3,878,597       7.200
                                                             ---------
Options vested as of June 30, 1999 (unaudited)............     673,616      $5.270
                                                             =========

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The following table summarizes information about stock options outstanding at December 31, 1998 and June 30, 1999 (unaudited):

                                     OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                    AT DECEMBER 31, 1998                 AT DECEMBER 31, 1998
                           ---------------------------------------      -----------------------
                                            AVERAGE       WEIGHTED                     WEIGHTED
                                           REMAINING      AVERAGE                      AVERAGE
                             NUMBER       CONTRACTUAL     EXERCISE      NUMBER         EXERCISE
RANGE OF EXERCISE PRICES   OUTSTANDING    LIFE (YEARS)     PRICE        VESTED          PRICE
------------------------   -----------    ------------    --------      -------        --------
$0.05 - $0.15............     577,166         8.24         $0.084       214,214         $0.081
$0.20 - $0.26............     780,192         9.11          0.240        40,371          0.219
                            ---------                                   -------
                            1,357,358         8.74         $0.173       254,585         $0.103
                            =========                                   =======

                                     OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE AT
                                AT JUNE 30, 1999 (UNAUDITED)            JUNE 30, 1999 (UNAUDITED)
                           ---------------------------------------      -------------------------
                                            AVERAGE       WEIGHTED                      WEIGHTED
                                           REMAINING      AVERAGE                        AVERAGE
                             NUMBER       CONTRACTUAL     EXERCISE       NUMBER         EXERCISE
RANGE OF EXERCISE PRICES   OUTSTANDING    LIFE (YEARS)     PRICE         VESTED           PRICE
------------------------   -----------    ------------    --------      --------        ---------
$0.05 - $0.15............     351,470         8.38         $0.090       363,920          $0.087
$0.20 - $0.26............     654,104         9.32          0.243       141,657           0.236
$1.00 - $5.00............   1,303,924         9.61          2.526       130,063           2.236
$8.00....................   1,569,099         9.83          8.000        37,976           8.000
                            ---------                                   -------
                            3,878,597                      $7.200       673,616          $5.270
                            =========                                   =======

     The Company has determined that the fair value of its common stock exceeded the option exercise price at the date options were granted. The Company recognized this difference as deferred compensation and is amortizing these amounts over the vesting period.

     The following disclosures are provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The weighted average fair values of options granted in 1997 and 1998 were $0.53 and $2.27, respectively.

     Had compensation cost for the Plans been determined based on fair value at the grant date consistent with the method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts below (in thousands):

                                                                    YEARS ENDED
                                            NOVEMBER 7, 1996        DECEMBER 31,
                                             (INCEPTION) TO      ------------------
                                            DECEMBER 31, 1996     1997       1998
                                            -----------------    -------    -------
Net loss as reported......................        $(67)          $(2,889)   $(8,266)
Net loss pro forma........................          --            (2,890)    (8,291)

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     The fair value of employee stock option grants has been estimated on the date of grant using the minimum value model with the following weighted average assumptions:

                                                               DECEMBER 31,
                                                        --------------------------
                                                        1996     1997       1998
                                                        ----    -------    -------
Risk-free interest rate...............................  --         5.72%      4.59%
Expected life.........................................  --      5 years    5 years
Dividends.............................................  --           --         --

OTHER

     A portion of the common stock issued to the Company's founders at inception is subject to restricted stock purchase agreements which provide that one-third of the Company's repurchase right lapses on the vesting start date and 1/48th of the Company's remaining repurchase right lapses at the end of the each month thereafter. Upon a merger or sale of the Company, one-half of the remaining shares subject to the Company's right of repurchase will become vested.

9. 401(K) SAVINGS PLAN

     In February 1997, the Company established a 401(k) Savings Plan (the "401(k) Plan") that covers substantially all employees. Under the 401(k) Plan, employees are permitted to contribute a portion of gross compensation not to exceed standard limitations provided by the Internal Revenue Service. Discretionary contributions may be made by the Company; however, no contributions have been made to date.

10. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases office space and equipment under capital and noncancelable operating leases with various expiration dates through the year 2001. Rent expense amounted to $5,000, $57,000, $180,000 and $161,000
(unaudited) for the period ended December 31, 1996, the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999, respectively.

     Future minimum lease payments under noncancelable capital leases and operating leases are as follows (in thousands):

                        YEAR ENDING                           CAPITAL    OPERATING
                        DECEMBER 31,                          LEASES      LEASES
                        ------------                          -------    ---------
1999........................................................  $   113     $  146
2000........................................................      125         --
2001........................................................       98         --
                                                              -------     ------
Total minimum lease payments................................      336     $  146
                                                                          ======
Less amount representing interest...........................       38
                                                              -------
Present value of capital lease obligations..................      298
Less current portion........................................       91
                                                              -------
Long-term portion...........................................  $   207
                                                              =======

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       PERIOD ENDING                          CAPITAL    OPERATING
                          JUNE 30,                            LEASES      LEASES
                       -------------                          -------    ---------
2000........................................................  $   263     $  425
2001........................................................      257        404
2002........................................................      235        414
2003........................................................       57        423
2004........................................................       --        412
                                                              -------     ------
Total minimum lease payments................................      812     $2,078
                                                                          ======
Less amount representing interest...........................      157
Present value of capital lease obligations..................      655
Less current portion........................................      202
                                                              -------
Long-term portion...........................................  $   453
                                                              =======

LEGAL

     In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management believes that the outcome of such actions or proceedings is not expected to have a material adverse effect on the financial position or results of operations of the Company.

OTHER

     The Company is obligated to pay commissions to certain third parties for the referral of members to the Company. Commissions are determined based on revenues derived from these members over the first two years of membership. For the year ended December 31, 1998 the referral commissions amounted to $26,000. None were incurred during the six months ended June 30, 1999.

11. INCOME TAXES

     As of December 31, 1997, December 31, 1998 and June 30, 1999 (unaudited), the Company had net operating loss carryforwards of approximately $1,360,000, $7,810,000 and $18,592,000 for federal income tax purposes, and $1,380,000, $7,820,000 and $18,583,000 for state income tax purposes, respectively. The federal and state net operating loss carryforwards begin to expire in the years 2011 and 2004, respectively. As of June 30, 1999, the Company had research and experimentation credit carryforwards of approximately $29,000 for federal and $11,000 for state income taxes purposes. The federal and state research and experimentation credit carryforwards expire in the year 2001.

     The Company's ability to utilize its net operating loss carryforwards to offset any future taxable income may be restricted as a result of equity transactions that give rise to changes in ownership as defined in the Tax Reform Act of 1986. These restrictions may limit, on an annual basis, the Company's future use of its net operating loss carryforwards and research and experimentation credit carryforwards.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

     A reconciliation of the provision for income taxes to the federal statutory rate of 34% is as follows:

                                                                                SIX MONTHS
                                                 YEARS ENDED DECEMBER 31,     ENDED JUNE 30,
                                                --------------------------    --------------
                                                 1996      1997      1998     1998     1999
                                                ------    ------    ------    -----    -----
                                                                               (UNAUDITED)
Tax at statutory rate.......................      34%       34%       34%       34%      34%
State taxes, net of federal benefit.........       6%        6%        6%        6%       6%
Permanent differences.......................       --      (2)%      (1)%      (1)%     (1)%
Valuation allowance.........................    (40)%     (38)%     (39)%     (39)%    (39)%
                                                -----     -----     -----     -----    -----
                                                   --        --        --        --       --
                                                =====     =====     =====     =====    =====

     The estimated tax effects of significant temporary differences and carryforwards that give rise to deferred income tax assets are as follows (in thousands):

                                                     DECEMBER 31,        JUNE 30,
                                                  ------------------    -----------
                                                   1997       1998         1999
                                                  -------    -------    -----------
                                                                        (UNAUDITED)
Non-deducted start-up costs.....................  $   369    $   303      $   260
Net operating loss carryforwards................      545      3,177        7,403
Non-deducted research and experimental costs....       --      1,328        1,254
Points redemption liability.....................      259      1,185        2,315
Accrued liabilities and other...................       53        106        1,168
Non-deducted intangible assets..................       --       (834)      (1,310)
                                                  -------    -------      -------
Gross deferred tax assets.......................    1,226      5,265       11,090
Valuation allowance.............................   (1,226)    (5,265)     (11,090)
                                                  -------    -------      -------
Net deferred tax assets.........................  $    --    $    --      $    --
                                                  =======    =======      =======

     The Company has recorded a valuation allowance against gross deferred tax assets due to uncertainties surrounding their realization.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. POINTS REDEMPTION LIABILITY

     Following is a summary of points redemption liability activity for the years ended December 31, 1997 and 1998, and the six months ended June 30, 1999. There was no activity prior to January 1, 1997:

Outstanding as of January 1, 1997...........................  $   --
Accrual for new points redemption liability.................     519
Allowance for unredeemed points.............................      --
Points redemption...........................................      --
                                                              ------
Outstanding as of December 31, 1997.........................     519
Accrual for new points redemption liability.................   2,825
Allowance for unredeemed points.............................    (563)
Points redemption...........................................     (54)
                                                              ------
Outstanding as of December 31, 1998.........................   2,727
Accrual for new points redemption liability.................   3,950
Allowance for unredeemed points.............................    (782)
Points redemption...........................................    (259)
                                                              ------
Outstanding as of June 30, 1999 (unaudited).................  $5,636
                                                              ======

13. SUBSEQUENT EVENTS

     INITIAL PUBLIC OFFERING

     In January 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of an initial public offering of the Company's common stock. Upon the completion of this offering, if requirements set forth in its Certificate of Incorporation are met, the Company's preferred stock will be converted into 12,388,315 shares of common stock, and all outstanding shares of preferred stock will be cancelled and retired. Upon the conversion of the preferred stock, all rights to accrued and unpaid dividends will be waived.

     CONTINGENCIES

     The Company has received two claims of alleged infringement. In October 1998, the Company was notified by an online incentives company that it believes the Company was infringing its patent rights. The Company has entered into a settlement agreement with the third party, which provides for an upfront payment of approximately $65,000 plus ongoing royalties based on a percentage of the value of points issued to members. A second claim was made by a third party and the Company is currently in the process of negotiating the settlement of this claim. If the claim cannot be resolved through a license or similar arrangement, the Company could become party to litigation.

     SERIES E PREFERRED STOCK

     During March 1999, the Company entered into a binding commitment to sell, and the investors entered into a binding commitment to purchase, 2,000,000 shares of Series E preferred stock at $5.00 per share for gross proceeds of $10.0 million. The difference between the offering price and the deemed fair value of the common stock on the date of the transaction resulted in a beneficial conversion feature in the amount of $9.8 million. The beneficial conversion feature is reflected as a preferred dividend in the statement of operations in the first quarter of fiscal year 1999. The holders

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

of Series E preferred stock have rights and preferences substantially the same as those of the Series D preferred stock.

     EMPLOYEE BENEFIT PLANS (UNAUDITED)

     Subsequent to December 31, 1998, the Company issued options to purchase 3,878,597 shares of the Company's common stock at an exercise price ranging from $1.00 to $8.00 per share.

     In March 1999, the Company adopted an employee stock purchase plan effective on the date of the prospectus for the Company's initial public offering. A total of 200,000 shares is reserved for issuance under the plan.

     In April 1999, the Company adopted the senior management incentive plan. The terms of this plan apply to discretionary option grants to executive officers under the 1999 Stock Plan. In 1999, options to purchase a total of 690,000 shares with exercise prices of $8.00 per share were granted under this senior management incentive plan.

     During June 1999, the Company's Board of Directors authorized an increase of 783,038 shares in the number of shares of common stock available for issuance upon the exercise of employee stock options.

     WARRANTS (UNAUDITED)

     During May and June 1999, the Company issued warrants in connection with commercial agreements entered into with two third parties. The warrants were fully vested at the date of grant, enable the holders to purchase an aggregate of 150,000 shares of the Company's common stock at prices ranging from $8.00 per share to the initial public offering price per share and are exercisable for a period of one year. The fair value of these warrants, estimated at approximately $807,000 using the Black-Scholes valuation model, will be charged to operations over the term of the agreements.

     OTHER (UNAUDITED)

     During July 1999, the Company received commitments from stockholders for additional debt and equity financing in an aggregate amount of $10.3 million.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                                    OVERVIEW

     Effective November 30, 1998, the Company agreed to acquire all the outstanding shares of MotivationNet, LLC, and Enhanced Response Technologies, Inc. (the acquired companies). The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined using the income approach and the cost approach.

     The total purchase price of approximately $13.6 million consisted of 3,600,481 shares of the Company's common stock with an estimated fair value of approximately $5.4 million, 1,213,592 shares of the Company's Series D preferred stock with an estimated fair value of approximately $3.0 million, 189,115 vested and 213,703 unvested shares of the Company's stock options, the vested options having an estimated fair value of approximately $264,000, $400,000 in cash and $4.5 million of assumed liabilities. The fair value of the common and preferred stock was estimated using a market capitalization approach. All vested common stock options of the acquired companies were exchanged for 189,115 vested common stock options of the Company and have been included in the purchase price based on their fair value. The fair value of the vested common stock options was estimated using the Black-Scholes model with the following weighted average assumptions, risk-free interest rate of 4.59%, expected life of 5 years, expected dividend rate of 0%, and volatility rate of 109%. Of the total purchase price, $2.4 million was allocated to tangible assets and $11.2 million to intangible assets, including a technology license agreement of $7.3 million, purchased trademark and trade name of $1.8 million, membership base of $0.8 million, customer base of $0.5 million and workforce of $0.8 million. The intangible assets will be amortized over their estimated useful lives of six to 60 months.

     The acquisition of Enhanced Response Technologies, Inc. has been structured as a tax free exchange of stock; therefore, the differences between the recognized fair values of the acquired assets, including tangible assets, and their historical tax bases are not deductible for tax purposes. The acquisition of MotivationNet, LLC, was made under an agreement to purchase the outstanding units of the limited liability corporation.

     The following unaudited pro forma consolidated financial information reflects the results of operations for the year ended December 31, 1998, as if the acquisition had occurred on January 1, 1998, after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only, do not purport to be indicative of what operating results would have been had the acquisition actually taken place on January 1, 1998, and may not be indicative of future operating results.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          YEAR ENDED DECEMBER 31, 1998
                             -------------------------------------------------------     SIX MONTHS
                                                  ACQUIRED                    PRO          ENDED
                             MYPOINTS.COM, INC.   COMPANIES   ADJUSTMENTS    FORMA     JUNE 30, 1999
                             ------------------   ---------   -----------   --------   --------------
Revenues...................       $ 1,286          $    30     $     --     $  1,316      $  3,938
Cost of revenues...........         1,121                1                     1,122         1,877
                                  -------          -------     --------     --------      --------
  Gross profit.............           165               29                       194         2,061
                                  -------          -------     --------     --------      --------
Operating expenses:
  Technology costs.........         1,520            2,393                     3,913         2,391
  Sales expenses...........         1,355              706                     2,061         1,854
  Marketing expenses.......         3,158            1,941                     5,099         8,031
  General and
     administrative
     expenses..............         2,028              756          242(1)     3,026         2,745
  Amortization of
     intangible assets.....           275                         3,025(1)     3,300         1,634
  Stock-based
     compensation..........           158              463                       621         1,159
                                  -------          -------     --------     --------      --------
     Total operating
       expenses............         8,494            6,259        3,267       18,020        17,814
                                  -------          -------     --------     --------      --------
Operating loss.............        (8,329)          (6,230)      (3,267)     (17,826)      (15,753)
Interest income............            87                                         87            10
Interest expense...........           (31)            (230)                     (261)          (41)
Other income (expense).....             7               23                        30            (1)
                                  -------          -------     --------     --------      --------
Net loss...................        (8,266)          (6,437)      (3,267)     (17,970)      (15,785)
Dividend related to
  beneficial conversion
  feature of preferred
  stock....................            --               --           --           --        (9,800)
                                  -------          -------     --------     --------      --------
Net loss attributable to
  common stockholders......       $(8,266)         $(6,437)    $(3,267)     $(17,970)     $(25,585)
                                  =======          =======     ========     ========      ========
Net loss per share:
  Basic and diluted........       $ (4.37)         $ (3.06)                               $  (4.70)
                                  =======          =======                                ========
  Weighted average shares--
     basic and diluted.....         1,890            2,105                                   5,441
                                  =======          =======                                ========
Pro forma net loss per
  share:
  Basic and diluted........                                                 $  (3.47)
                                                                            ========
  Weighted average shares--
     basic and diluted.....                                                    5,185
                                                                            ========

   See accompanying notes to pro forma consolidated statement of operations.

                               MYPOINTS.COM, INC.
                       (FORMERLY INTELLIPOST CORPORATION)

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

1. PRO FORMA ADJUSTMENTS

     The following adjustments were applied to the Company's historical financial statements and those of the acquired companies to arrive at the pro forma consolidated financial information.

     - To record amortization of a technology license agreement of $7.3 million on a straight-line basis over the estimated period of benefit of 48 months.

     - To record amortization of acquired customer base totaling $500,000 on a straight-line basis over the estimated period of benefit of 6 to 36 months, and acquired membership base totaling $800,000 on a straight-line basis over the estimated period of benefit of 6 to 30 months.

     - To record amortization of acquired employee workforce totaling $800,000 on a straight-line basis for employees of ERT subsequently retained by the Company over the estimated period of benefit of 24 months.

     - To record amortization of acquired trademark and trade name totaling $1.8 million on a straight-line basis over the estimated period of benefit of 60 months.

     A summary of these pro forma adjustments relating to acquired intangible assets is as follows (in thousands):

                                                                11 MONTH
                                                              AMORTIZATION
                                                              ------------
Technology license agreement and intangible assets..........     $1,682
Customer base...............................................        271
Membership base.............................................        452
Employee workforce..........................................        312
Trademark...................................................        308
                                                                 ------
                                                                 $3,025
                                                                 ======

     In addition, the Company's historical financial statements, and those of the acquired companies, reflect a pro forma adjustment to record 11 months of depreciation expense of $242,000. This represents depreciation of acquired fixed assets depreciated on a straight-line basis over their estimated remaining life of three years.

2. NET LOSS PER SHARE

     Basic net loss per share for the year ended December 31, 1998 is computed using the weighted average number of common shares outstanding during the year. Diluted net loss per share is computed excluding the weighted average number of common equivalent shares outstanding because such common equivalents are anti-dilutive. Differences between historical weighted average shares outstanding and pro forma weighted average shares outstanding used to compute net loss per share result from the inclusion of shares issued in conjunction with the acquisition as if such shares were outstanding from January 1, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
Enhanced Response Technologies, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' deficiency and of cash flows present fairly, in all material respects, the financial position of Enhanced Response Technologies, Inc., formerly MotivationNet, Inc. (the Company), as of December 31, 1997, and the results of its operations and its cash flows for the period from June 25, 1996 (date of inception) to December 31, 1996, and the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                      /s/ PricewaterhouseCoopers LLP

March 26, 1999
Chicago, Illinois

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                            COMBINED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $    32          $   42
  Accounts receivable.......................................         40             183
  Deposits and prepaid expenses.............................         87              51
                                                                -------          ------
     Total current assets...................................        159             276
Property and equipment, net.................................        567             473
Other assets................................................          5              45
                                                                -------          ------
     Total assets...........................................    $   731          $  794
                                                                =======          ======
LIABILITIES AND SHAREHOLDERS' DEFICIENCY
Current liabilities:
  Notes payable.............................................    $ 4,117          $2,808
  Accounts payable..........................................        324             408
  Accrued expenses..........................................        258             444
  Points redemption liability...............................         17             400
  Deferred compensation.....................................        100             100
  Deferred revenue..........................................         83             387
                                                                -------          ------
     Total current liabilities..............................      4,899           4,547
                                                                -------          ------
Commitments and contingencies (Note 9 and Note 11)
Shareholders' deficiency:
  Common stock, no par value; 6,000,000 shares authorized;
     2,048,000 and 2,228,000 shares outstanding as of
     December 31, 1997 and September 30, 1998,
     respectively...........................................        119             131
  Additional paid-in capital................................         17           5,398
  Accumulated deficit.......................................     (4,291)         (9,282)
  Unearned compensation.....................................        (13)             --
                                                                -------          ------
     Total shareholders' deficiency.........................     (4,168)         (3,753)
                                                                -------          ------
     Total liabilities and shareholders' deficiency.........    $   731          $  794
                                                                =======          ======

    The accompanying notes are an integral part of these combined financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                         PERIOD          YEAR            NINE MONTHS ENDED
                                         ENDED          ENDED              SEPTEMBER 30,
                                      DECEMBER 31,   DECEMBER 31,   ---------------------------
                                          1996           1997           1997           1998
                                      ------------   ------------   ------------   ------------
                                                                            (UNAUDITED)
Revenues............................     $  --         $    --        $    --        $    30
Cost of revenues....................        --              --             --              6
                                         -----         -------        -------        -------
  Gross profit......................        --              --             --             24
                                         -----         -------        -------        -------
Operating expenses:
  Technology costs..................        --           3,213          1,979          1,979
  Sales expenses....................        --             146             54            596
  Marketing.........................        35             417             --          1,484
  General and administrative
     expenses.......................       177             178             13            784
                                         -----         -------        -------        -------
     Total operating expenses.......       212           3,954          2,046          4,843
                                         -----         -------        -------        -------
Operating loss......................      (212)         (3,954)        (2,046)        (4,819)
Interest expense....................        --            (116)           (41)          (196)
Other, net..........................        --              (9)                           24
                                         -----         -------        -------        -------
     Net loss.......................     $(212)        $(4,079)       $(2,087)       $(4,991)
                                         =====         =======        =======        =======

    The accompanying notes are an integral part of these combined financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIENCY
            FOR THE PERIOD FROM JUNE 25, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996, AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                      COMMON STOCK      ADDITIONAL
                                   ------------------    PAID-IN     ACCUMULATED     UNEARNED
                                    SHARES     AMOUNT    CAPITAL       DEFICIT     COMPENSATION    TOTAL
                                   ---------   ------   ----------   -----------   ------------   -------
Issuance of common stock to
  founders for cash..............      1,000    $104      $   --       $    --         $ --       $   104
Net loss.........................                                         (212)                      (212)
                                   ---------    ----      ------       -------         ----       -------
BALANCE, DECEMBER 31, 1996.......      1,000     104                      (212)                      (108)
Stock option award...............                             17                        (17)
Amortization of unearned
  compensation...................                                                         4             4
Stock issued for services........         24      15                                                   15
Stock split -- 2000 for 1........  2,046,976
Net loss.........................         --      --          --        (4,079)          --        (4,079)
                                   ---------    ----      ------       -------         ----       -------
BALANCE, DECEMBER 31, 1997.......  2,048,000     119          17        (4,291)         (13)       (4,168)
(UNAUDITED)
Conversion of notes payable and
  accrued interest to capital in
  MNet...........................                          5,230                                    5,230
Exercise of stock options........    180,000      12         151                         13           176
Net loss.........................                                       (4,991)                    (4,991)
                                   ---------    ----      ------       -------         ----       -------
BALANCE, SEPTEMBER 30, 1998......  2,228,000    $131      $5,398       $(9,282)        $ --       $(3,753)
                                   =========    ====      ======       =======         ====       =======

    The accompanying notes are an integral part of these combined financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                             PERIOD          YEAR       NINE MONTHS ENDED
                                                             ENDED          ENDED         SEPTEMBER 30,
                                                          DECEMBER 31,   DECEMBER 31,   -----------------
                                                              1996           1997        1997      1998
                                                          ------------   ------------   -------   -------
                                                                                           (UNAUDITED)
Cash flows from operating activities:
  Net loss..............................................     $(212)        $(4,079)     $(2,087)  $(4,991)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.......................         2              94           40       173
    Stock-based compensation............................        --               4           --       164
    Stock issued for services...........................        --              15           15        --
    Changes in operating assets and liabilities:
       Accounts receivable..............................        --             (41)        (142)     (144)
       Deposits and prepaid expenses....................        (2)            (85)          (5)       37
       Accounts payable.................................        27             297          204        84
       Accrued expenses.................................        16             242          167       416
       Point redemption liability.......................        --              18           --       382
       Deferred compensation............................        51              49           49        --
       Deferred revenue.................................        --              83           --       304
                                                             -----         -------      -------   -------
       Net cash used in operating activities............      (118)         (3,403)      (1,759)   (3,575)
                                                             -----         -------      -------   -------
Cash flows from investing activities:
  Purchase of property and equipment....................       (13)           (649)        (593)      (79)
  Other.................................................        --              (6)          --       (40)
                                                             -----         -------      -------   -------
       Net cash used in investing activities............       (13)           (655)        (593)     (119)
                                                             -----         -------      -------   -------
Cash flows from financing activities:
  Proceeds from issuance of common stock................       104              --           --        --
  Proceeds from note payable............................        --           4,057        2,332     3,752
  Proceeds from officer notes payable...................        30              30           30        --
  Repayments of officer notes payable...................        --              --           --       (60)
  Exercise of stock options.............................        --              --           --        12
                                                             -----         -------      -------   -------
       Net cash provided by financing activities........       134           4,087        2,362     3,704
                                                             -----         -------      -------   -------
       Net increase in cash and cash equivalents........         3              29           10        10
Cash and cash equivalents, beginning of period..........        --               3            3        32
                                                             -----         -------      -------   -------
Cash and cash equivalents, end of period................     $   3         $    32      $    13   $    42
                                                             =====         =======      =======   =======

    The accompanying notes are an integral part of these combined financial statements.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

     Enhanced Response Technologies, Inc., formerly known as MotivationNet, Inc. (the "Company"), was founded in June 1996. The Company offers advertisers the ability to target internet users enrolled as members of its "MyPoints" incentive program. The Company's MyPoints program awards points to enrolled members for receiving and responding to email communications, accessing and responding to advertisers' and MyPoints's internet web page offers, purchasing advertisers' products, and completing of surveys to obtain demographic information. MyPoints points may be redeemed by members for a variety of goods and services.

NOTE 2 -- BASIS OF PRESENTATION (UNAUDITED)

     The Company's primary source of funding for the development of the technology supporting the MyPoints program was obtained from Direct Marketing Technology, Inc. ("DMT") through a note payable. In early 1998, DMT informed the Company that it wanted to convert the note payable to an equity interest. On March 31, 1998, the Company and DMT entered into an agreement whereby the Company transferred its MyPoints technology, which was carried at zero net book value, a $5,209,600 note payable to DMT and certain other assets and liabilities to MotivationNet, LLC ("MNet"), with $5,000,000 of the note payable to DMT and related accrued interest being converted by DMT to a capital interest in MNet. Upon the formation of MNet, the Company's and DMT's interest in MNet were 34.0% and 66.0%, respectively. To avoid confusion with MotivationNet, LLC, the Company changed its name from MotivationNet, Inc. to Enhanced Response Technologies, Inc. Also, on March 31, 1998, the Company established a wholly-owned subsidiary, MyPoints.Com, LLC ("MyPoints.Com"), to which the Company contributed the MyPoints operations.

     In connection with its formation, MNet licensed the MyPoints technology back to the Company. Beginning in April 1998, the MyPoints program was operated on MNet's computer systems for which MNet began charging MyPoints.Com for use of the computer system and technical support. In addition, MNet provided fulfillment services related to the redemption of MyPoints points for goods and services for which MNet charged MyPoints.Com based on the face value of the points redeemed, $.01 per point.

     Pursuant to the agreement to establish MNet, DMT agreed to provide MNet additional financing through a note payable to fund the operations of MNet, as well as to allow MNet to provide financing to the Company through a note payable to fund the Company's operations, including the operations of MyPoint.Com.

     In the fourth quarter of 1998, the Company and MNet were acquired by Intellipost Corporation (subsequently renamed "MyPoints.com, Inc.").

     The financial statements for periods prior to March 31, 1998 reflect the operations of the Company as a stand-alone entity. The financial statements for periods subsequent to March 31, 1998 reflect the operations of the Company and MNet on a combined basis as (a) the companies have common management, (b) both companies were acquired by Intellipost Corporation and (c) the presentation is considered most meaningful. All intercompany transactions have been eliminated.

NOTE 3 -- LIQUIDITY

     The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or to obtain additional funding through public or private equity financing, collaborative or other arrangements with corporate sources, or other

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

sources. Management is seeking to increase revenues through continued marketing of its services while controlling costs to meet working capital needs; however, additional financing will be required.

     To support its working capital requirements in 1998, the Company received additional funding from DMT through MNet. Since the merger with Intellipost Corporation in late 1998, Intellipost Corporation has been funding the Company's operations. Intellipost has committed to fund the Company's working capital needs through at least December 31, 1999.

NOTE 4 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INTERIM FINANCIAL DATA (UNAUDITED)

     The financial statements as of September 30, 1998 and for the nine-month periods ended September 30, 1997 and 1998 are unaudited. In the opinion of management, these financial statements reflect all adjustments necessary for a fair presentation of the financial statements for such periods. These adjustments consist of normal, recurring items. The results of operation for the nine-month period ended September 30, 1998 are not necessarily indicative of the results of operations that may be expected for the full year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Such estimates include the levels of valuation allowances for accounts receivable and deferred taxes. Actual results could differ from those estimates and such differences could be material.

CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments with original maturities of three months or less when purchased.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated using the straight-line method over their respective estimated useful lives, generally three years. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in the statement of operations for the period realized.

INCOME TAXES

     The Company accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

POINTS REDEMPTION LIABILITY

     Points redemption liability represent the estimated costs associated with the accumulation of MyPoints points earned by MyPoints members in conjunction with the Company's internal marketing activities. These MyPoints may be converted by members into various third party goods and services. The Company is liable for purchasing the goods and services redeemed by members.

REVENUE RECOGNITION

     The Company earns revenues from the sale of MyPoints points to corporate advertisers that use these points for internet-based promotional campaigns which award members for certain actions desired by corporate advertisers. In connection with the sale of the MyPoints points, the Company is responsible for redeeming the points upon the member's request. The Company recognizes revenues when the MyPoints points are redeemed by the MyPoints members.

TECHNOLOGY COSTS

     Product development costs and enhancements to existing products are charged to operations as incurred. Software development costs are required to be capitalized when a product's technological feasibility has been established by completion of a working model of the product and ending when a product is available for general release to customers. To date, completion of a working model of the Company's products and general release have substantially coincided. As a result, the Company has not capitalized any software development costs since such costs have not been significant. Product development costs, along with other technology related costs, are reported as technology costs in the Company's statements of operations.

BUSINESS RISK AND CONCENTRATION OF CREDIT RISK

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by web consumers and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. Failure to successfully address these risks may have a material adverse impact on the Company's operations and financial position.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and accounts receivable. The Company deposits its cash with one major financial institution and such deposits do not exceed insured amounts. The Company's customers range from large corporations to relatively small organizations. The Company does not require collateral for accounts receivable. The Company evaluates each customer's credit worthiness and establishes allowances as necessary.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of options to purchase that stock.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosures prescribed by SFAS No. 131 are effective for year ended December 31, 1998. The Company has determined that it does not have any separately reportable business segments as of December 31, 1998.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

NOTE 5 -- PROPERTY AND EQUIPMENT

     Property and equipment as of December 31, 1997 is summarized as follows (in thousands):

                                                              1997
                                                              ----
Computer equipment..........................................  $321
Furniture and fixtures......................................     7
Computer software...........................................   335
                                                              ----
                                                               663
Accumulated depreciation and amortization...................   (96)
                                                              ----
                                                              $567
                                                              ====

NOTE 6 -- NOTES PAYABLE

     During 1997, DMT provided funding to the Company of approximately $4,056,000 through a non-interest bearing note payable. The Company recognized imputed interest expense on the note payable based on the prime rate plus 1.0% (9.5% as of December 31, 1997). The note payable and related accrued interest were transferred to MNet as of March 31, 1998 in connection with its formation. Upon the formation of MNet, $5,000,000 of the note payable balance then outstanding and the related accrued interest of $229,550 were transferred to MNet and converted by DMT to a capital interest in MNet (see Note 2).

     The Company had notes payable to an officer of $60,000 as of December 31, 1997. Borrowings under the notes payable bore interest at 7.0% and were repaid in April 1998.

     Interest expense was $0 and $116,400 in 1996 and 1997, respectively.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- CAPITAL STRUCTURE

COMMON STOCK

     Upon formation in June 1996, the Company was authorized to issue 1,000,000 shares of no par value common stock. The Company issued 1,000 shares of common stock in connection with its initial capitalization. Pursuant to the unanimous consent of the stockholders on June 17, 1997, the authorized shares of common stock were increased to 6,000,000 and the Company declared a 2000-for-one stock split effective July 1, 1997.

COMMON STOCK OPTIONS

     On November 17, 1997, the Company adopted the MotivationNet, Inc. 1997 Incentive Stock Option Plan (the "Plan"). As of December 31, 1997, the Company had reserved 200,000 shares of common stock for issuance under the Plan. Effective August 12, 1998 the Board of Directors increased the common stock reserved for the Plan from 200,000 shares to 650,000 shares. Pursuant to the Plan provisions, grant prices of options issued under the Plan can be no less than the fair market value of the Company's common stock as of the date of grant, the options vest at a rate of no less than 20% per year and the term of the options can be no more than seven years from the date of grant. During 1997, the Company granted 140,100 shares under the Plan, with one-third of the options originally vesting as of January 1, 1998, 1999 and 2000. In connection with the formation of MNet (see Note 2), these options became fully vested.

     Pursuant to an employment agreement, an executive of the Company was granted options to purchase 0.5% of the shares outstanding as each of the following dates: May 7, 1997, December 31, 1997, June 30, 1998 and December 31, 1998. The aggregate option price for such shares was fixed at $12,500. The employment agreement was amended in August 1998 to the allow executive to purchase 180,000 shares for the $12,500, upon which the executive exercised such options.

     The Company accounts for stock-based compensation in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the fair market value the Company's common stock at the date of grant over the amount the employee must pay to acquired. In connection with certain stock option grants during the year ended December 31, 1997, the Company recognized unearned compensation, which is being amortized over the service period for which the options were granted. The unearned compensation as of December 31, 1997 is reported as component of shareholders' deficiency.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

     Following is a summary of incentive stock option activity for the year ended December 31, 1997. There was no activity in the Plan prior to January 1, 1997.

                                                                           WEIGHTED
                                                                           AVERAGE
                                                            OUTSTANDING    EXERCISE
                                                              SHARES        PRICE
                                                            -----------    --------
Outstanding as of December 31, 1996.......................         --          --
  Granted.................................................    140,100       $1.00
  Exercised...............................................         --          --
  Canceled................................................    (15,000)       1.00
                                                              -------       -----
Outstanding as of December 31, 1997.......................    125,100       $1.00
                                                              =======       =====
Options vested as of December 31, 1997....................         --          --
                                                              =======       =====

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                          OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                          AT DECEMBER 31, 1997               AT DECEMBER 31, 1997
                               ------------------------------------------    ---------------------
                                                  AVERAGE       WEIGHTED                 WEIGHTED
                                                 REMAINING       AVERAGE                 AVERAGE
                                  NUMBER        CONTRACTUAL     EXERCISE     NUMBER      EXERCISE
       EXERCISE PRICE          OUTSTANDINGS    LIFE (YEARS)       PRICE      VESTED       PRICE
       --------------          ------------    -------------    ---------    -------    ----------
$1.00                            125,100           6.83           $1.00        --          --
                                 -------           ----           -----         --          --

     The weighted average fair value of options granted in 1997 was $0.73.

     Had compensation cost for the Company's Plan been determined based on fair value at the grant date consistent with the method prescribed by SFAS 123, the impact on the Company's net loss would have been increased to the pro forma amounts below (in thousands):

                                                        1996      1997
                                                        -----    -------
Net loss as reported..................................  $(212)   $(4,079)
Net loss -- pro forma.................................     --    $(4,087)

     The fair value of employee stock option grants has been estimated on the date of grant using the minimum value model with the following weighted average assumptions used for grants in 1997:

                                                               1997
                                                              -------
Risk-free interest rate.....................................    5.72%
Expected life...............................................  5 years
Dividends...................................................       --

NOTE 8 -- SAVINGS PLAN

     In November 1997 the Company established the MotivationNet, Inc. 401-K Plan (the "Savings Plan"), which covers substantially all employees. Under the Savings Plan, employees are permitted to contribute up to 15.0% of their gross compensation, subject to limitations of the Internal Revenue Code. The Company does not make matching contributions to the Savings Plan.

                      ENHANCED RESPONSE TECHNOLOGIES, INC.
                         (FORMERLY MOTIVATIONNET, INC.)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 -- LEASES

     The Company leases office space and equipment under noncancelable operating leases with various expiration dates through 1999. Under the terms of office space lease, the Company is responsible for certain real estate taxes and other operating costs. The Company's rent expense was $16,000 and $46,000 in 1996 and 1997, respectively.

     Future minimum lease payments under noncancelable operating leases as of December 31, 1997 are as follows (in thousands):

                                                              OPERATING
                        DECEMBER 31,                           LEASES
                        ------------                          ---------
1998........................................................     $65
1999........................................................      24
                                                                 ---
          Total minimum lease payments......................     $89
                                                                 ===

NOTE 10 -- INCOME TAXES

     As of December 31, 1997, the Company has net operating loss carryforwards of approximately $161,000 for federal income tax reporting purposes. The net operating loss carryforwards expire in 2011.

     The difference between the income tax benefit at the federal statutory rate and the Company's effective tax rate is due primarily to recognition of a full valuation allowance to offset the net deferred tax assets.

     The estimated tax effect of significant temporary differences and carryforwards that give rise to deferred income tax assets as of December 31, 1997 are as follows (in thousands):

                                                               1997
                                                              -------
Net operating loss carryforwards............................  $    64
Non-deducted research and experimentation costs.............    1,475
Accrued expenses............................................      110
Deferred compensation.......................................       39
Non-deducted start-up costs.................................       20
                                                              -------
Gross deferred tax assets...................................    1,708
Valuation allowance.........................................   (1,708)
                                                              -------
Net deferred tax asset......................................  $    --
                                                              =======

     The Company has recorded a valuation allowance against the net deferred tax assets due the Company operating at a net loss since inception and due to uncertainties surrounding their realization.

NOTE 11 -- CONTINGENCIES

     The Company is the subject of various claims and actions in the ordinary course of its business. All such matters are subject to uncertainties that are not predictable with assurance. However, it is management's opinion that the disposition of such matters will not have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 12 -- SUBSEQUENT EVENTS

     On November 30, 1998, the shareholders of the Company reached an agreement to sell the Company to MyPoints.com, Inc. (formerly Intellipost Corporation).

                            DESCRIPTION OF GRAPHICS


INSIDE FRONT COVER:

     Rewards providers logos above two half-circle flow charts surrounding the MyPoints logo that illustrate the MyPoints Online Loyalty Solutions and Online Direct Marketing Solutions.


FRONT COVER GATEFOLD:

     MyPoints logo with flow chart of our web pages illustrating aspects of member interaction including joining the program, and opportunities to monitor, earn and redeem points.


INSIDE BACK COVER

     MyPoints logo with web pages representative of co-branding of the MyPoints rewards program.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by MyPoints.com in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                AMOUNT TO
                                                                 BE PAID
                                                              -------------
SEC Registration Fee........................................  $   19,182.00
NASD Filing Fee.............................................       7,400.00
Nasdaq National Market Listing Fee..........................      95,000.00
Printing and Engraving Expenses.............................     200,000.00
Legal Fees and Expenses.....................................     300,000.00
Accounting Fees and Expenses................................     250,000.00
Transfer Agent and Registrar Fees and Expenses..............      25,000.00
Blue Sky fees and expenses..................................      10,000.00
Miscellaneous Expenses......................................      93,418.00
                                                              -------------
          Total.............................................  $1,000,000.00
                                                              =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require MyPoints.com, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Since our formation in November 1996, and through June 30, 1999, we have issued and sold the following unregistered securities:

          (1) In November 1996, we issued and sold an aggregate of 2,500,000 shares of common stock to the founding officers and directors of MyPoints.com and to certain other individuals for an aggregate purchase price of $2,500.00.

          (2) Since our inception, we have granted options to purchase 5,317,502 shares of common stock to employees, directors and consultants under our 1996 and 1999 stock plans at exercise prices ranging from $0.05 to $8.00 per share. Of the 5,317,502 shares granted, 3,878,597 remain outstanding, 404,943 shares of common stock have been purchased pursuant to exercises of stock options and 1,033,962 shares have been canceled and returned to the 1996 and 1999 stock plans.

          (3) In November and December 1996, we sold an aggregate of 3,000,000 shares of Series A preferred stock at a price of $0.50 per share to a total of four investors.

          (4) In March of 1998, we sold an aggregate of 500,000 shares of Series B preferred stock at a price of $1.00 per share to one institutional investor.

          (5) Between October 1997 and April 1998, we sold an aggregate of 2,926,666 shares of Series C preferred stock at a price of $1.50 per share to a total of 19 investors. On May 1, 1998, in conjunction with entering an equipment lease, we issued a warrant for the purchase of 10,000 shares of Series C preferred stock at an exercise price of $1.50 per share.

          (6) In November 1998, we issued 3,600,481 shares of common stock pursuant to our acquisition transactions with Experian.

          (7) In November 1998, we sold an aggregate of 3,961,649 shares of Series D preferred stock at a price of $2.06 per share and warrants for the purchase of 1,374,028 shares of Series D preferred stock with an exercise price of $2.06 per share to a total of 23 investors.

          (8) In March 1999, we sold an aggregate of 2,000,000 shares of Series E preferred stock at a price of $5.00 per share to a total of 41 investors. All of these investors qualified as "accredited investors" under Securities and Exchange Commission Rule 501.

          (9) In May 1999, we issued a warrant for the purchase of 50,000 shares of common stock at an exercise price equal to the initial public offering price of our stock.

          (10) In June 1999, we issued a warrant for the purchase of 100,000 shares of common stock at an exercise price of the lower of $8.00 per share or the initial public offering price of our stock.

     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with MyPoints.com, to information about us.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS


    EXHIBIT
     NUMBER                      DESCRIPTION OF DOCUMENT
    -------                      -----------------------
     1.1*      Form of Underwriting Agreement
     3.1(a)*   Amended and Restated Certificate of Incorporation, as
               currently in effect
     3.1(b)*   Certificate of Incorporation to be filed upon completion of the offering
     3.2(a)*   Bylaws of the registrant as currently in effect
     3.2(b)*   Bylaws of the registrant as in effect upon completion of the offering
     4.1*      Form of Lock-Up Agreements
     5.1*      Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation
    10.1*      Amended and Restated Investors Rights Agreement dated March
               30, 1999
    10.2*      1996 Stock Plan and forms of agreements thereunder
    10.3*      1999 Stock Plan and forms of agreements thereunder
    10.4*      1999 Employee Stock Purchase Plan
    10.5*      Form of Director and Executive Officer Indemnification
               Agreement

    EXHIBIT
     NUMBER                      DESCRIPTION OF DOCUMENT
    -------                      -----------------------
    10.6*      Representative form of Stock Purchase Warrant
    10.7*      Lease between the registrant and Louis N. Haas dated
               November 15, 1996 for office space located at 565 Commercial
               Street, San Francisco, California, and addenda thereto
    10.8*      Lease dated March 18, 1999 between registrant and
               TA/Western, L.L.C. for office space located at 1375 E.
               Woodfield Road, Suite 520, Schaumburg, Illinois
    10.9*      Lease dated January 22, 1998 between MotivationNet, Inc. and
               The Mutual Life Insurance Company of New York for office
               space located at 1375 E. Woodfield Road, Suite 540,
               Schaumburg, Illinois
    10.10*     Agreement and Plan of Merger dated November 30, 1998 among the registrant, IPOST Acquisition Subsidiary, Inc. and
               Enhanced Response Technologies, Inc.
    10.11*     Interest Purchase Agreement dated November 30, 1998 among
               registrant, Direct Marketing Technology, Inc. and Brigar
               Computer Services, Inc.
    10.12*     Asset Purchase Agreement dated November 30, 1998 between
               registrant and Metromail Corporation
    10.13*     License Agreement dated November 30, 1998 between registrant and Direct Marketing Technologies, Inc.
    10.14*     Services Agreement dated November 30, 1998 between
               registrant and Direct Marketing Technologies, Inc.
    10.15*     Business Loan Agreement dated January 27, 1997 between
               registrant and Silicon Valley Bank and related promissory
               notes
    10.16*     Master Equipment Lease Agreement dated May 1, 1998 between registrant and Phoenix Leasing Incorporated


    +10.17*    Patent License Agreement dated March 31, 1999 between
               registrant and Netcentives, Inc.
    23.1*      Consent of PricewaterhouseCoopers LLP, independent
               accountants
    23.2*      Consent of PricewaterhouseCoopers LLP, independent
               accountants
    23.3*      Consent of Counsel (included in exhibit 5.1)
    24.1*      Power of Attorney
    27.1*      Financial Data Schedule


-------------------------
 * Exhibit previously filed.

 + Confidential treatment has been requested for portions of this exhibit.

(b) FINANCIAL STATEMENT SCHEDULES

     The following schedule is filed herewith:

     Schedule II -- Valuation and Qualifying Accounts

     Other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by MyPoints.com for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MyPoints.com, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MyPoints.com of expenses incurred or paid by a director, officer or controlling person of MyPoints.com in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by MyPoints.com is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by MyPoints.com pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, MyPoints.com has duly caused this amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 18th day of August, 1999.


                                      MYPOINTS.COM, INC.

                                      By:      /s/ STEVEN M. MARKOWITZ
                                         ---------------------------------------
                                                   Steven M. Markowitz
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----
            /s/ STEVEN M. MARKOWITZ                   Chief Executive Officer and      August 18, 1999
------------------------------------------------   Chairman of the Board (Principal
              Steven M. Markowitz                         Executive Officer)

              /s/ THOMAS CALDWELL                 Senior Vice President, Finance and   August 18, 1999
------------------------------------------------  Chief Financial Officer (Principal
                Thomas Caldwell                    Financial and Accounting Officer)

             /s/ ROBERT C. HOYLER*                        President and Chief          August 18, 1999
------------------------------------------------      Operating Officer, Director
                Robert C. Hoyler

             /s/ HOWARD L. MORGAN*                             Director                August 18, 1999
------------------------------------------------
                Howard L. Morgan

              /s/ THOMAS NEWKIRK*                              Director                August 18, 1999
------------------------------------------------
                 Thomas Newkirk

           /s/ LAWRENCE E. PHILLIPS*                           Director                August 18, 1999
------------------------------------------------
              Lawrence E. Phillips

              /s/ MARIO M. ROSATI*                             Director                August 18, 1999
------------------------------------------------
                Mario M. Rosati

             /s/ LESTER WUNDERMAN*                             Director                August 18, 1999
------------------------------------------------
                Lester Wunderman

          *By: /s/ STEVEN M. MARKOWITZ
   ------------------------------------------
              Steven M. Markowitz
                Attorney-in-fact

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                 (IN THOUSANDS)

                                                          BALANCE
                                                            AT                                BALANCE AT
                                                         BEGINNING                              END OF
                      DESCRIPTION                         OF YEAR    ADDITIONS   DEDUCTIONS      YEAR
                      -----------                        ---------   ---------   ----------   ----------
Allowance for doubtful accounts for the years ended:
  December 31, 1997....................................      --          --           --           --
  December 31, 1998....................................      --          60           --           60

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1999


                                      LOGO

                                5,000,000 SHARES

                                  COMMON STOCK


     MyPoints.com, Inc. is offering 5,000,000 shares of common stock. This is MyPoints.com's initial public offering, and no public market currently exists for our shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "MYPT" upon notice of issuance. We anticipate that the initial public offering price will be $8.00 per share.


                           -------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                           -------------------------

                                                             PER SHARE           TOTAL
                                                             ---------           -----
Public Offering Price.....................................  $                 $
Underwriting Discounts and Commissions....................  $                 $
Proceeds to MyPoints.com, Inc.............................  $                 $

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     MyPoints.com has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.

                           -------------------------

BANCBOSTON ROBERTSON STEPHENS INTERNATIONAL LIMITED
                      BEAR, STEARNS INTERNATIONAL LIMITED
                                              SALOMON SMITH BARNEY INTERNATIONAL

           The date of this prospectus is                      , 1999

                                  UNDERWRITING

     The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc., Salomon Smith Barney Inc. and Wit Capital Corporation, have each separately agreed with MyPoints.com, subject to the terms and conditions of the underwriting agreement, to purchase from MyPoints.com the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for these shares if any are purchased.

                                                              NUMBER OF
                     U.S. UNDERWRITERS                          SHARES
                     -----------------                        ----------
BancBoston Robertson Stephens Inc...........................
Bear, Stearns & Co. Inc.....................................
Salomon Smith Barney Inc....................................
Wit Capital Corporation.....................................

                 INTERNATIONAL UNDERWRITERS
                 --------------------------
BancBoston Robertson Stephens International Limited ........
Bear, Stearns International Limited.........................
Salomon Brothers International Limited......................

                                                              ----------
  Total.....................................................   5,000,000
                                                              ==========

     The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to
dealers at this price less a concession of not in excess of $     per share, of
which $          may be reallowed to other dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction of this type will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. BancBoston Robertson Stephens Inc.
expects to deliver the shares of common stock to purchasers on              ,
1999.

     The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Internet Distribution. The underwriters, at the request of MyPoints.com, have reserved for sale at the initial public offering price up to 300,000 shares of common stock to members and visitors to Wit Capital's services or web site who express an interest in purchasing these shares. Of these shares, up to 200,000 shares will be reserved for sale to MyPoints members who express an interest in purchasing shares in this offering. The sale of these shares will be made by Wit Capital. Purchases of the reserved shares will be made through an account at Wit Capital in accordance with Wit Capital's procedures for opening an account and transacting in securities. Any of these reserved shares not purchased by visitors to and users of Wit Capital's services or web site or MyPoints members will be offered by the underwriters to the public on the same terms as the other shares.

     Internet Prospectus. A U.S. prospectus in electronic format is being made available to U.S. investors only on a web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering, the e-Dealers, similarly have agreed to make a U.S. prospectus in electronic format available on the web sites that they maintain.


     Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase from us. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by the underwriter shown in the table above bears to the total number of the shares shown in the table above. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, under the terms of the option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the shares of common stock in this offering. If the option is exercised in full, the total public offering price will be $46,000,000, the total underwriting discounts and commissions will be $3,220,000 and the total proceeds to us will be $42,780,000. The expenses of this offering are estimated at $1,000,000 and are payable entirely by MyPoints.com.


     Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and MyPoints.com against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     Lock-Up Agreements. All of our executive officers and directors, and a substantial number of our stockholders, optionholders and warrantholders have agreed, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights to, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or subsequently acquired directly by the holders or to which they have or subsequently acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc., in some instances together with MyPoints.com, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the period of 180 days after the date of this prospectus.

     Future Sales. In addition, we have agreed that during the period of 180 days after the date of this prospectus, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., issue, sell, contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in this offering, the issuance of shares of common stock upon the exercise of outstanding options or warrants and the grant of options to purchase shares of common stock under existing employee stock option or stock purchase plans. See "Shares Eligible For Future Sale."

     Reserved Shares. At our request, some of the underwriters have reserved up to 7.0% of the shares of common stock for sale at the initial public offering price to our directors, officers or employees, and to persons who are otherwise associated with us and our affiliates, and who have advised us of their desire to purchase shares in the offering. In addition, the underwriters may reserve, at the initial public offering price, up to $3.0 million of common stock offered in this offering for entities affiliated with Technology Crossover Ventures, all of which are existing stockholders. As a

                                 EXHIBIT INDEX


     EXHIBIT
     NUMBER                        DESCRIPTION OF DOCUMENT
    ---------    ------------------------------------------------------------
      1.1*       Form of Underwriting Agreement
      3.1(a)*    Amended and Restated Certificate of Incorporation, as
                 currently in effect
      3.1(b)*    Certificate of Incorporation to be filed upon completion of the offering
      3.2(a)*    Bylaws of the registrant as currently in effect
      3.2(b)*    Bylaws of the registrant as in effect upon completion of the offering
      4.1*       Form of Lock-Up Agreements
      5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation
     10.1*       Amended and Restated Investors Rights Agreement dated March
                 30, 1999
     10.2*       1996 Stock Plan and forms of agreements thereunder
     10.3*       1999 Stock Plan and forms of agreements thereunder
     10.4*       1999 Employee Stock Purchase Plan
     10.5*       Form of Director and Executive Officer Indemnification
                 Agreement
     10.6*       Representative form of Stock Purchase Warrant
     10.7*       Lease between the registrant and Louis N. Haas dated
                 November 15, 1996 for office space located at 565 Commercial
                 Street, San Francisco, California, and addenda thereto
     10.8*       Lease dated March 18, 1999 between registrant and
                 TA/Western, L.L.C. for office space located at 1375 E.
                 Woodfield Road, Suite 520, Schaumburg, Illinois
     10.9*       Lease dated January 22, 1998 between MotivationNet, Inc. and
                 The Mutual Life Insurance Company of New York for office
                 space located at 1375 E. Woodfield Road, Suite 540,
                 Schaumburg, Illinois
     10.10*      Agreement and Plan of Merger dated November 30, 1998 among the registrant, IPOST Acquisition Subsidiary, Inc. and
                 Enhanced Response Technologies, Inc.
     10.11*      Interest Purchase Agreement dated November 30, 1998 among
                 registrant, Direct Marketing Technology, Inc. and Brigar
                 Computer Services, Inc.
     10.12*      Asset Purchase Agreement dated November 30, 1998 between
                 registrant and Metromail Corporation
     10.13*      License Agreement dated November 30, 1998 between registrant and Direct Marketing Technologies, Inc.
     10.14*      Services Agreement dated November 30, 1998 between
                 registrant and Direct Marketing Technologies, Inc.
     10.15*      Business Loan Agreement dated January 27, 1997 between
                 registrant and Silicon Valley Bank and related promissory
                 notes
     10.16*      Master Equipment Lease Agreement dated May 1, 1998 between registrant and Phoenix Leasing Incorporated
    +10.17*      Patent License Agreement dated March 31, 1999 between
                 registrant and Netcentives, Inc.
     23.1*       Consent of PricewaterhouseCoopers LLP, independent
                 accountants
     23.2*       Consent of PricewaterhouseCoopers LLP, independent
                 accountants
     23.3*       Consent of Counsel (included in exhibit 5.1)
     24.1*       Power of Attorney
     27.1*       Financial Data Schedule


-------------------------
* Exhibit previously filed.

+ Confidential treatment has been requested for portions of this exhibit.